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The information in this prospectus supplement is not complete and may be changed. The registration statement filed with the Securities and Exchange Commission is effective. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated February 9, 2004

This filing is made pursuant to
Rule 424(b)(5) under
the Securities Act of 1933
in connection with
Registration No. 333-111465

PROSPECTUS SUPPLEMENT
(To Prospectus dated January 30, 2004)

6,000,000 Shares

Common Stock

This is an offering of common stock of dj Orthopedics, Inc. Of the 6,000,000 shares offered hereby, 2,750,000 shares are being sold by us and 3,250,000 shares are being sold by the selling stockholders named in this prospectus supplement, which include affiliates of J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC, underwriters in this offering. We will not receive any proceeds from the sale of the shares by the selling stockholders.

Our common stock is listed on the New York Stock Exchange under the symbol "DJO." On February 6, 2004, the last reported sale price of our common stock on the New York Stock Exchange was $19.00 per share.

Investing in our common stock involves risks. See "Risk Factors" beginning on page S-10.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds to dj Orthopedics, Inc.	$	$
Proceeds to selling stockholders	$	$

We and one of the selling stockholders, an affiliate of J.P. Morgan Securities Inc., have granted the underwriters a 30-day option to purchase up to 900,000 additional shares to cover any over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares on or about                        , 2004.

Joint Book-Running Managers

JPMORGAN	LEHMAN BROTHERS

PIPER JAFFRAY

                     WACHOVIA SECURITIES

                                                        FIRST ALBANY CAPITAL

WR HAMBRECHT + CO

                        , 2004

dj ortho®

dj Orthopedics, Inc.

Bone Growth Stimulation

OL1000™

SpinaLogic®

Rigid Knee Bracing

Defiance® FourcePoint™

Armor™

ACTIVITY
REGENERATION
PREVENTION
INJURY
TREATMENT
RECOVERY
REHABILITATION
AGING

Soft Goods

ComfortFORM™ Wrist

MaxTrax™ Walker

Pain Management

IceMan®

DonJoy® Pain Control Device

Never Stop Getting Better®

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

About This Prospectus Supplement

        You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with information that is different. This prospectus supplement is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful. You should not assume that the information we have included in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement or the accompanying prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference regardless of the time of delivery of this prospectus supplement or of any such shares of our common stock.

        This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering of common stock. This prospectus supplement adds, updates and changes information contained in the accompanying prospectus and the information incorporated by reference. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document incorporated by reference, the information in this prospectus supplement shall control.

        Unless the context requires otherwise, in this prospectus supplement the terms "we," "us" and "our" refer to dj Orthopedics, Inc., dj Orthopedics, LLC, a wholly-owned subsidiary of dj Orthopedics, Inc., and our other wholly-owned and indirect subsidiaries. When we refer to "we," "us" and "our" for dates prior to November 20, 2001, the date of our reorganization, the terms are meant to refer to our predecessor, DonJoy, L.L.C. In November 2003, we acquired the bone growth stimulation device business of OrthoLogic Corp. We refer to this business as Regentek and the acquisition as the Regentek acquisition. In this prospectus supplement, pro forma consolidated statement of operations data for the year ended December 31, 2002, and the nine months ended September 27, 2003 and the year ended December 31, 2003 give effect to the Regentek acquisition as if it had occurred on January 1, 2002 and 2003, respectively; pro forma consolidated balance sheet data at September 27, 2003 give effect to the Regentek acquisition as if it had occurred on September 27, 2003; and the pro forma as adjusted consolidated balance sheet data give effect to the Regentek acquisition, the sale of the shares by us in this offering and the repayment by two selling stockholders of loans owed to us as if they had occurred on September 27, 2003.

Industry and Market Data

        This prospectus supplement includes market share and industry data and forecasts that we obtained from industry publications and surveys, primarily by Frost & Sullivan, and internal company surveys. Frost & Sullivan was commissioned by us to provide certain industry and market data. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein. While we are not aware of any misstatements regarding the industry and market data presented herein, such data involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading "Risk Factors" in this prospectus supplement.

SUMMARY

        This summary is not complete and does not contain all the information you should consider before investing in our common stock. You should read the entire prospectus supplement, the accompanying prospectus and the other documents we refer to or incorporate by reference carefully, including the section entitled "Risk Factors" in this prospectus supplement and our consolidated financial statements and related notes, before making an investment decision.

dj Orthopedics, Inc.

Our Business

        We are a global medical device company specializing in rehabilitation and regeneration products for the non-operative orthopedic and spine markets. We have a leading market share in the estimated $1.6 billion segment of the non-operative orthopedic and spine markets that we target. From 2002 to 2003, our pro forma combined net revenues grew 8.5% to $240.4 million.

        Our broad range of over 600 rehabilitation products, including rigid knee braces, soft goods and pain management products, are used to prevent injury, to treat chronic conditions and to aid in recovery after surgery or injury. Our regeneration products consist of bone growth stimulation devices that are used to treat nonunion fractures and as an adjunct therapy after spinal fusion surgery.

        We sell our products in the United States and in more than 30 other countries through networks of agents, distributors and our direct sales force that market our products to orthopedic and spine surgeons, podiatrists, orthopedic and prosthetic centers, third-party distributors, hospitals, surgery centers, physical therapists, athletic trainers and other healthcare professionals. We believe that we have one of the largest distribution networks for non-operative orthopedic products. We believe that this distribution network, along with our recognized brand name, reputation for quality and innovation, and our strong relationships with orthopedic professionals have contributed to our leading market position.

The Regentek Acquisition

        In November 2003, we acquired the bone growth stimulation device business of OrthoLogic Corp., which we now operate as our Regentek division, for approximately $93.0 million in cash. For the year ended December 31, 2003, pro forma revenues for the Regentek division were $46.4 million, representing growth of approximately 19% from 2002.

        The bone growth stimulation products we acquired, which utilize proprietary combined magnetic field technology to deliver a highly specific, low-energy signal, include the OL1000 for the non-invasive treatment of an established nonunion fracture and SpinaLogic, a device used as an adjunct therapy after primary lumbar spinal fusion surgery. The Regentek acquisition enabled us to enter the regeneration market and offer our first product that targets the spine. Frost & Sullivan projects that the bone growth stimulation segment of the non-operative orthopedic and spine markets will double between 2002 and 2008, from $325 million to $640 million, which represents approximately a 12% compounded annual growth rate. We believe the Regentek acquisition provides us with the opportunity to accelerate our revenue growth and to expand our gross margins. We intend to leverage our existing distribution channels and pursue cross-selling opportunities for our rehabilitation and regeneration products.

Our Industry

        According to Frost & Sullivan, the segment of the non-operative orthopedic and spine markets we target is estimated to generate sales of approximately $1.6 billion in 2004 and is expected to grow at approximately 5.4% per annum until 2008. We believe that the growth in the markets we target is driven by:

  •
  a growing elderly population with broad medical coverage, increased disposable income and longer life expectancy;

  •
  a growing emphasis on physical fitness, leisure sports and conditioning, which has led to increased injuries, especially among women; and

  •
  the increasing awareness and use of non-invasive devices for prevention, treatment and rehabilitation purposes.

Competitive Strengths

        We believe that we have established our position as a market leader in the non-operative orthopedic and spine markets by capitalizing on the following strengths:

  •
  Broad Product Offering with Leading U.S. Market Shares and Competitive Positions for a Number of Our Core Rehabilitation Products. We offer over 600 products to healthcare professionals to meet a wide range of customer requirements and preferences. We have achieved leading U.S. market shares for a number of our core rehabilitation products, including the #1 market share for rigid knee braces and fracture boots.

  •
  Strong Brand Name Recognition and Reputation for Quality. We believe DonJoy® and a number of our other trademarks are widely recognized brand names among professionals in the non-operative orthopedic market, providing us with a competitive advantage. We supply braces and supports to a number of high-profile professional and amateur athletes and NCAA athletic programs, including the U.S. Ski and Snowboard Teams.

  •
  Long-Standing Relationships with Orthopedic Professionals. We have established and maintain long-standing relationships with orthopedic professionals through our focused sales and customer service efforts, as well as by expanding and enhancing our product lines. We believe these relationships have contributed to our historical revenue growth and our current leading U.S. market position for a number of our core rehabilitation products.

  •
  Established Global Sales and Distribution Channels. We have global sales and distribution channels for our products, which we believe provide us with an established base to target the healthcare professionals who use our products. In addition, our wholly-owned international sales operations have enabled us to obtain higher revenue levels and gross margins on certain of our products than we would have obtained on sales through third-party distributors.

  •
  Successful Record of New Product Innovation and Development. We are an innovator of non-operative orthopedic products. We have introduced at least one new knee brace in each year since 1998 and we introduced 21 new products in 2003.

  •
  Scalable, Efficient Infrastructure to Support Our Growth. Through implementation of initiatives to maximize productivity and the expansion of our facilities in Tijuana, Mexico, we have developed a manufacturing and operational infrastructure that we believe is scalable to meet our expected growth. We believe that our investments in our infrastructure have allowed us to become a high-volume, low-cost producer for a number of our core rehabilitation products in which we have achieved substantial market share.

Our Strategy

        Our strategy is to increase revenue and profitability and enhance cash flow by strengthening our market leadership position. Our key initiatives to implement this strategy include:

  •
  further penetrate our existing customer base;

  •
  continue to introduce new products and product enhancements;

  •
  expand our OfficeCare channel;

  •
  maximize existing, and secure additional, national accounts;

  •
  expand product offerings for the spine;

  •
  pursue selective strategic acquisitions; and

  •
  expand international sales.

Recent Operating Results

        On January 28, 2004, we reported our operating results for the fourth quarter and fiscal year ended December 31, 2003. Net revenues for the fourth quarter of 2003 totaled $54.6 million and included one month of sales from our recently acquired Regentek division, reflecting an increase of 17.0%, compared with net revenues of $46.7 million in the fourth quarter of 2002. Excluding Regentek sales, fourth quarter net revenues totaled $50.6 million, an increase of 8.5%, compared with net revenues in the fourth quarter of 2002. Net income for the fourth quarter of 2003 was $4.1 million, or $0.21 per share, compared with a net loss of $6.0 million, or $(0.33) per share, for the fourth quarter of 2002. On a pro forma basis, reflecting the Regentek acquisition as if it had occurred on January 1, 2003, fourth quarter and fiscal year 2003 net revenues were $62.7 million and $240.4 million, respectively, and net income was $4.8 million, or $0.25 per share, and $15.4 million, or $0.82 per share, respectively.

        For the fiscal year 2003, our net revenues totaled $197.9 million, reflecting an increase of 8.4%, compared with net revenues of $182.6 million for fiscal 2002. Excluding sales from Regentek, net sales for 2003 totaled $194.0 million, an increase of 6.2%, compared with net revenues for 2002. Our net income for 2003 was $12.1 million, or $0.64 per share, compared with a net loss of $15.2 million, or $(0.85) per share for 2002.

        Our cash flow from operating activities was $10.0 million and $26.2 million for the fourth quarter and fiscal year 2003, respectively. Our cash balances at December 31, 2003 were $19.1 million.

Other Information

        We were incorporated in Delaware in August 2001. We are the successor to DonJoy, Inc., a business started in 1978 in Carlsbad, California. In 1987, DonJoy was acquired by Smith & Nephew, Inc. and on June 30, 1999, DonJoy consummated a recapitalization pursuant to which J.P. Morgan DJ Partners, LLC obtained a controlling interest in DonJoy from Smith & Nephew. Concurrently with the completion of our initial public offering on November 20, 2001, DonJoy merged with us through a series of transactions, which we refer to as the reorganization. Our headquarters are located at 2985 Scott Street, Vista, California 92081. Our telephone number is (800) 336-5690. Our website address is www.djortho.com. The information contained or incorporated in our website is not a part of this prospectus supplement or the accompanying prospectus.

        4TITUDE®, Defiance®, dj Ortho®, DonJoy®, DonJoy Vista®, IceMan®, OfficeCare®, ProCare®, SpinaLogic®, UltraSling®, Never Stop Getting Better®, Armor™, ComfortFORM™, FourcePoint™, MaxTrax™, Legend™, UltraSling ER™, Knee Guarantee™, OL1000™, OL1000 SC™ and Regentek™ are certain of our registered trademarks and trademarks for which we have applications pending or common law rights. All other brand names, trademarks and service marks appearing in this prospectus supplement and the accompanying prospectus are the property of their respective holders.

The Offering

Common stock being offered by us	2,750,000 shares
Common stock being offered by the selling stockholders	3,250,000 shares
Common stock to be outstanding after this offering	21,054,269 shares
Use of proceeds
We intend to use substantially all of the net proceeds from the sale of the shares by us to purchase and/or redeem a portion of the $75.0 million of outstanding 12 5/8% senior subordinated notes due 2009 issued by our subsidiaries, dj Orthopedics, LLC and DJ Orthopedics Capital Corporation. We may purchase these notes in the open market, in privately negotiated transactions or, on or after June 15, 2004, redeem these notes pursuant to the terms of the indenture governing the notes. If we redeem all of the notes on June 15, 2004, the redemption price will be 106.313% of the principal amount, or $79.7 million, plus accrued and unpaid interest. We anticipate using any remaining net proceeds from this offering for general corporate purposes. We will not receive any of the proceeds from the sale of shares by the selling stockholders. The selling stockholders include affiliates of J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC, underwriters in this offering. See "Use of Proceeds."
New York Stock Exchange symbol	DJO

        The number of shares of our common stock outstanding after the offering is based on the number of shares outstanding as of January 1, 2004, and excludes:

  •
  3,332,231 shares of common stock reserved for the exercise of options outstanding at a weighted average exercise price of $13.78 per share;

  •
  1,271,209 shares of common stock reserved for issuance under our employee stock purchase plan; and

  •
  4,628,119 shares of common stock reserved for issuance under our stock option plans.

        Unless otherwise indicated, the information in this prospectus supplement assumes no exercise of the underwriters' over-allotment option.

Summary Historical Consolidated and Pro Forma Combined Financial Information

        The following table presents our summary historical consolidated and pro forma combined financial data for the periods presented. The summary historical consolidated financial data at December 31, 2002 and 2001 and for the years ended December 31, 2002, 2001 and 2000 come from our audited consolidated financial statements included elsewhere in this prospectus supplement. The summary historical financial data at December 31, 2000 come from our audited consolidated financial statements, which are not included in this prospectus supplement. The summary historical financial data at September 27, 2003 and for the nine months ended September 27, 2003 and September 28, 2002 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus supplement. These unaudited consolidated financial statements include, in the opinion of our management, all adjustments, consisting of normal recurring adjustments and the adjustments discussed in Note 3 of the notes to our December 31, 2002 consolidated financial statements included elsewhere in this prospectus supplement, necessary to present fairly the data for such periods. The results of operations for interim periods are not necessarily indicative of operating results for the full year.

        The pro forma combined statement of operations data for the year ended December 31, 2002 and the nine months ended September 27, 2003 give effect to the Regentek acquisition as if it had occurred on January 1, 2002 and 2003, respectively. The pro forma combined balance sheet data at September 27, 2003 give effect to the Regentek acquisition as if it had occurred on September 27, 2003 and the pro forma as adjusted combined balance sheet data give effect to the Regentek acquisition, the sale of the shares by us in this offering and the repayment by two selling stockholders of loans owed to us as if they had occurred on September 27, 2003. The summary pro forma financial data are not necessarily indicative of what our financial position or results of operations would have been if the Regentek acquisition had been completed as of the dates indicated, nor is such data necessarily indicative of our financial position or results of operations for any future date or period. Consequently, the amounts reflected in the unaudited pro forma combined financial statements are subject to change, and the final amounts reflected in our consolidated financial statements as of December 31, 2003 may differ substantially.

        The data set forth below should be read in conjunction with our historical consolidated financial statements and related notes and the information included under "Selected Consolidated Financial Data," "Unaudited Pro Forma Combined Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus supplement.

	Historical
						Pro Forma
	Nine Months Ended		Years Ended December 31,
						Nine Months Ended September 27, 2003	Year Ended December 31, 2002
	September 27, 2003	September 28, 2002	2002	2001	2000
	(In thousands, except per share data)
Statement of Operations Data:
Net revenues	$143,324	$135,976	$182,636	$169,170	$143,586	$177,715	$221,600
Costs of goods sold (a)	63,163	70,528	95,878	83,079	69,129	69,049	102,878

Gross profit	80,161	65,448	86,758	86,091	74,457	108,666	118,722
Operating expenses:
Sales, marketing, general and administrative (b)	55,379	60,121	82,630	61,217	49,030	73,770	104,221
Research and development	3,133	2,167	2,922	2,285	2,898	3,798	3,779
Amortization of acquired intangibles	—	—	—	—	—	4,038	5,190
Impairment of long-lived assets (c)	—	2,405	3,666	—	—	—	3,666
Performance improvement, restructuring and other costs (d)	(497)	6,126	10,008	—	400	(497)	10,008

Total operating expenses	58,015	70,819	99,226	63,502	52,328	81,109	126,864

Income (loss) from operations	22,146	(5,371)	(12,468)	22,589	22,129	27,557	(8,142)
Interest expense and other, net (e)	(8,824)	(9,040)	(12,088)	(22,057)	(16,970)	(10,514)	(14,565)

Income (loss) before income taxes	13,322	(14,411)	(24,556)	532	5,159	17,043	(22,707)
Benefit (provision) for income taxes (e)(f)	(5,332)	5,188	9,361	55,958	—	(6,817)	8,656

Net income (loss)	7,990	(9,223)	(15,195)	56,490	5,159	10,226	(14,051)
Less: Preferred unit dividends and accretion of preferred unit fees	—	—	—	(5,667)	(5,415)	—	—

Net income (loss) available to common stockholders	$7,990	$(9,223)	$(15,195)	$50,823	$(256)	$10,226	$(14,051)

Net income (loss) per share available to common stockholders:
Basic	$0.45	$(0.52)	$(0.85)	$4.80	N/A	$0.57	$(0.79)

Diluted	$0.43	$(0.52)	$(0.85)	$4.68	N/A	$0.56	$(0.79)

Weighted average shares outstanding:
Basic	17,916	17,873	17,873	10,593	N/A	17,916	17,873

Diluted	18,408	17,873	17,873	10,858	N/A	18,408	17,873

	Historical	Pro Forma
	At September 27, 2003	At September 27, 2003	As Adjusted At September 27, 2003(g)
Balance Sheet Data (at end of period):
Cash	$18,696	$6,605	$56,413	(h)
Total assets	224,928	311,225	361,033
Long-term obligations	89,648	174,117	174,117	(h)
Total stockholders' equity	108,944	108,944	158,752

N/A
As of December 31, 2000, we were organized as a limited liability company. See Note 1 of the notes to our consolidated financial statements included in this prospectus supplement for pro forma per share information, which gives effect to the reorganization.

(a)
The year ended December 31, 2002 includes aggregate charges of $5.1 million to provide reserves for excess inventories, substantially related to product lines that we discontinued (see Note 3 of the notes to our consolidated financial statements).

(b)
The year ended December 31, 2002 includes an aggregate increase of $6.7 million in our estimated reserves for contractual allowances and bad debts related to accounts receivable from third-party payor customers (see Note 3 of the notes to our consolidated financial statements).

(c)
The year ended December 31, 2002 includes $3.7 million in charges related to impairment of certain of our long-lived assets (see Note 3 of the notes to our consolidated financial statements).

(d)
For the year ended December 31, 2002, we recorded $10.0 million in charges related to our performance improvement program (see Note 3 of the notes to our consolidated financial statements), including an accrual for estimated future net rent for vacated facilities. In 2003, we decided to retain the vacant space for future expansion and reversed the remaining accrual of $0.5 million. We recorded $0.4 million of merger and integration costs in 2000 associated with the consolidation of the Orthotech operations into our existing facilities.

(e)
Discontinued acquisition costs of $0.2 million and $0.4 million for the years ended December 31, 2002 and 2000, respectively, are included in interest expense and other, net. The year ended December 31, 2001 includes a charge of approximately $4.7 million for the write-off of unamortized deferred debt issuance costs, debt discount and a prepayment premium incurred as a result of the early redemption of a portion of our senior subordinated notes. A $1.9 million tax benefit related to this charge was included in the benefit for income taxes in 2001.

(f)
We recorded a tax benefit (provision) at an effective tax rate of 40% and 38% on our income (loss) before income taxes for the nine months ended September 27, 2003 and the year ended December 31, 2002, respectively, and at an effective tax rate of 40% on our income before income taxes for the period from November 20, 2001, the date of our reorganization, to December 31, 2001. Because DonJoy, L.L.C. operated as a limited liability company from the date of its recapitalization in June 1999 through November 20, 2001, the date on which the reorganization was consummated, in accordance with federal, state and local income tax regulations that provide that no income taxes are levied on U.S. limited liability companies as each member of the LLC is individually responsible for reporting the member's share of net income or loss, we did not provide for income taxes in our historical consolidated financial statements prior to the reorganization. In connection with the reorganization, we recorded a deferred tax benefit of $54.2 million related to the difference between the book and the tax bases of certain assets and liabilities of DonJoy at November 20, 2001.

(g)
The pro forma as adjusted balance sheet data gives effect to our sale of 2,750,000 shares of common stock in this offering at an assumed public offering price of $19.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses, and the repayment by two selling stockholders of loans owed to us.

(h)
We intend to use substantially all of the net proceeds from the offering to purchase and/or redeem a portion of our $75.0 million of outstanding 12 5/8% senior subordinated notes due 2009. We may purchase these notes in the open market, in privately negotiated transactions or, on or after June 15, 2004, redeem these notes pursuant to the terms of the indenture governing the notes. In the event we redeem the notes, in addition to the write-off of the call premium, we will write-off unamortized debt issuance costs and discounts related to the notes. If we redeem all of the notes on June 15, 2004, the call premium will be $4.7 million and the unamortized debt issuance costs and discounts will be approximately $3.0 million. In the event we purchase the notes on the open market before June 15, 2004, these unamortized debt issuance costs and discounts will be higher. The pro forma as adjusted column does not give effect to any such purchase or redemption.

RISK FACTORS

        You should consider carefully the risks described below, together with other information in this prospectus supplement, the accompanying prospectus and the information incorporated by reference therein, before you make a decision to invest in our common stock. If any of the following risks actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of our common stock to decline and you may lose all or part of your investment. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business operations.

Risks Related to Our Business

We recently completed the Regentek acquisition and we may be unable to implement our business strategy relative to this acquisition.

        We completed the Regentek acquisition in November 2003. The business we acquired develops, manufactures and markets bone growth stimulation products designed to promote the healing of musculoskeletal bone and tissue through electromagnetic field technology. As part of our strategy relative to this acquisition, we intend to market the bone growth stimulation products we acquired, particularly the OL1000 product, through our existing distribution channels in addition to Regentek's existing direct sales force. Our ability to implement this strategy is, however, subject to a variety of factors, many of which are beyond our control, including the following:

  •
  our existing customers may not have a need for bone growth stimulation products or may have existing relationships with our competitors for similar products;

  •
  competitive products or technologies in fracture repair or spinal fusion surgery may undermine our sales and profitability goals; and

  •
  we may not be able to successfully integrate our distribution channels with the established channels for bone growth stimulation products.

        In addition, OrthoLogic had approximately 380 third-party payor contracts in place for the OL1000 and SpinaLogic products when we acquired the business. We are in the process of having these contracts issued in our name and to date only have done so with approximately 90 contracts. We cannot assure you we will be successful in having these third-party payor contracts issued in our name which could adversely affect our ability to obtain timely payment or any payment for our sales of the OL1000 and SpinaLogic products. Finally, we may not be able to integrate the bone growth stimulation products or OrthoLogic personnel into our existing business in a timely and cost-effective manner, or at all.

        Because of these and other factors, we may not be successful in implementing our strategy relative to the Regentek acquisition. Furthermore, the implementation of our strategy may not improve our operating results.

Prior to the Regentek acquisition, we did not have experience operating in the regeneration segment of the non-operative orthopedic and spine markets.

        Historically, our principal focus has been the market for orthopedic rehabilitation products. We attempted to enter the bone growth stimulation market in 2001 by licensing technology, called OrthoPulse, under development by I.M.D., b.v. However, regulatory delays for the licensed technology prompted us to abandon this project. Accordingly, prior to our acquisition of the bone growth stimulation device business from OrthoLogic in November 2003, we did not have any experience operating in the regeneration segment of the non-operative orthopedic and spine markets. The regeneration segment of the non-operative orthopedic and spine markets may have different competitive characteristics from those we have experienced in the market for our rehabilitation products. In addition, the products we acquired from OrthoLogic are subject to Class III Food and Drug Administration, or FDA, review. This level of review is more stringent than that required for our rehabilitation products.

        In addition, we do not have any products other than the SpinaLogic bone growth stimulator that target the spine and do not have relationships with any spine surgeons that could facilitate our ability to market and sell this device. Furthermore, Johnson & Johnson's DePuy Spine acts as the exclusive worldwide distributor of the SpinaLogic device and can unilaterally terminate its arrangement with us on four months notice. If this were to occur, we may not be able to find a replacement distribution channel for this product in a timely manner.

        As a result of these factors, we cannot assure you that we will be successful in operating in the regeneration segment of the non-operative orthopedic and spine markets.

If we do not effectively manage our growth, our existing infrastructure may become strained, and we may be unable to increase sales of our products or generate revenue growth.

        In connection with the Regentek acquisition, we hired approximately 140 additional employees, most of whom are located in Tempe, Arizona. We currently intend to operate the bone growth stimulation device business as a stand-alone division. The growth that we have experienced, and in the future may experience, may provide challenges to our organization, requiring us to expand our personnel, manufacturing and distribution operations. Future growth may strain our infrastructure, operations, product development and other managerial and operating resources. If our business resources become strained, we may be unable to increase sales of our products or generate revenue growth.

We have recently outsourced certain administrative functions relating to our OfficeCare sales channel to a third-party contractor and this transition may not prove successful.

        Our OfficeCare sales channel maintains an inventory of products (mostly soft goods) on hand at orthopedic practices for immediate distribution to patients. For these products, we arrange billing to a patient or third-party payor after the product is provided to the patient. In March 2003, we began outsourcing the revenue cycle of this program, from billing to collections, to an independent third-party contractor with an objective to reduce collection time and increase collection amounts. The transition to this provider may not be successful in achieving these goals and there can be no assurance that we will not have to resume these administrative functions in the future.

Our principal stockholder owns a significant portion of our common stock and its interests may differ from the interests of our other stockholders.

        Prior to this offering, J.P. Morgan DJ Partners, LLC, or JPMDJ Partners, beneficially owned approximately 45% of our outstanding common stock and after this offering JPMDJ Partners will beneficially own approximately 25% of our outstanding common stock assuming no exercise of the underwriters' over-allotment option and taking into account the shares to be sold by us. As a result, after this offering JPMDJ Partners will continue to be able to substantially influence all matters requiring the approval of our stockholders, including the election of directors and the approval of significant corporate transactions, such as acquisitions, and to block an unsolicited tender offer and any other matter requiring a supermajority vote of our stockholders. This concentration of ownership could delay, defer or prevent a change in control of our company or impede a merger, consolidation, takeover or other business combination which a stockholder may otherwise view favorably. JPMDJ Partners will realize substantial benefits from the sale of their shares in this offering. The interests of JPMDJ Partners may differ from the interests of our other stockholders.

We rely on intellectual property to develop and manufacture our products and our business could be adversely affected if and when we lose our intellectual property rights.

        We hold or license U.S. and foreign patents relating to a number of our components and products and have patent applications pending with respect to other components and products. We also expect to apply for additional patents as we deem appropriate.

        The patent for our "Four Points of Leverage" system is registered only in the United States and expires in January 2005. Revenues generated from products using our "Four Points of Leverage" system represented approximately 25% of our net revenues in the first nine months of fiscal 2003 and in 2002. The majority of our anterior cruciate ligament, or ACL, braces, including Defiance, Legend and 4TITUDE, and certain of our osteoarthritic braces use this system. We believe a number of our competitors will introduce ligament braces that incorporate aspects of our "Four Points of Leverage" system once the patent expires. In such event, our competitors may be able to sell products that are similar to ours at lower prices than we currently sell our products, which could adversely affect our revenue and profitability.

        We believe that several of our additional existing patents are, and will continue to be, extremely important to our success. These include the patents relating to our:

  •
  custom contour measuring system, which serves as an integral part of the measurement process for patients ordering our customized ligament and osteoarthritic braces;

  •
  series of hinges for our rigid braces;

  •
  pneumatic pad design and production technologies which utilize air inflatable cushions that allow the patient to vary the location and degree of support provided by braces such as the Defiance brace;

  •
  osteoarthritis bracing concepts;

  •
  ankle bracing, both rigid and soft;

  •
  rigid shoulder bracing; and

  •
  combined magnetic field technology, which is used in our bone growth stimulation products.

        However, we cannot assure you that:

  •
  our existing or future patents, if any, will afford us adequate protection;

  •
  our patent applications will result in issued patents; or

  •
  our patents will not be circumvented or invalidated.

        Our success also depends on non-patented proprietary know-how, trade secrets, processes and other proprietary information. We employ various methods to protect our proprietary information, including confidentiality agreements and proprietary information agreements with vendors, employees, consultants and others who have access to our proprietary information. However, these methods may not provide us with adequate protection. Our proprietary information may become known to, or be independently developed by, competitors, or our proprietary rights in intellectual property may be challenged, any of which could have an adverse effect on our business.

Our transition to direct distribution of our products in selected foreign countries involves financial and operational risks.

        We have implemented a strategy to selectively replace our third-party international distributors with wholly-owned distributorships. In 2002, we began to distribute our products in Germany/Austria, the United Kingdom and Canada through wholly-owned subsidiaries. We established a wholly-owned distributorship in France in September 2003. We have little experience in managing a large international operation, and the creation of direct distribution capabilities in Germany/Austria, the United Kingdom, Canada and France has required changes in our organization and the implementation of additional financial and operational controls. We cannot assure you that we will be able to successfully maintain organizational changes and controls or that our international strategy will result in increased revenues or profitability.

If we are not able to develop, license or acquire and market new products or product enhancements we will not remain competitive.

        Our future success and the ability to grow our revenues and earnings require the continued development, licensing or acquisition of new products and the enhancement of our existing products. We may not be able to:

  •
  continue to develop or license successful new products and enhance existing products;

  •
  obtain required regulatory clearances and approvals for such products;

  •
  market such products in a commercially viable manner; or

  •
  gain market acceptance for such products.

        We may pursue acquisitions of other companies or product lines to expand our product portfolio. Our ability to grow through acquisitions depends on our ability to identify, negotiate, complete and integrate suitable acquisitions. Even if we complete acquisitions we may experience:

  •
  difficulties in integrating any acquired companies, personnel and products into our existing business;

  •
  delays in realizing the benefits of the acquired company or products;

  •
  diversion of our management's time and attention;

  •
  limited or no direct prior experience in new markets or countries we may enter;

  •
  higher costs of integration than we anticipated; or

  •
  difficulties in retaining key employees of the acquired business who are necessary to manage these acquisitions.

        In addition, we may require additional debt or equity financing for future acquisitions. Such financing may not be available on favorable terms, if at all. Finally, in the event we decide to discontinue pursuit of a potential acquisition, we would be required to immediately expense all costs incurred in pursuit of the possible acquisition which could have an adverse effect on our results of operations in the period in which the expense is recognized. We had discontinued acquisition costs of $0.2 million and $0.4 million for the years ended December 31, 2002 and 2000, respectively.

        We will be unable to remain competitive if we fail to develop, license or acquire and market new products and product enhancements. In addition, if any of our new or enhanced products contain undetected errors or design defects, especially when first introduced, our ability to market these products could be substantially delayed, resulting in lost revenue, potential damage to our reputation and/or delays in obtaining acceptance of the product by orthopedic and spine surgeons and other healthcare professionals.

We rely heavily on our relationships with orthopedic professionals, agents and distributors for marketing our products and our failure to maintain these relationships could adversely effect our business.

        The sales of our products depend significantly on the prescription or recommendation of such products by orthopedic and spine surgeons and other healthcare professionals. We have developed and maintain close relationships with a number of widely recognized orthopedic surgeons and specialists who assist in product research, development and marketing. Failure of our products to retain the support of these surgeons and specialists, or the failure of our products to secure and retain similar support from leading surgeons and specialists, could have an adverse effect on our business.

        Our marketing success also depends largely upon arrangements with independent agents and distributors. Our success depends upon our agents' and distributors' sales and service expertise and their relationships with the customers in the marketplace. Our failure to maintain relationships with agents and distributors for marketing our products could have an adverse effect on our business.

We operate in a very competitive business environment.

        The non-operative orthopedic and spine markets are highly competitive and fragmented. Our competitors include several large, diversified general orthopedic products companies and numerous smaller niche companies. Some of our competitors are part of corporate groups that have significantly greater financial, marketing and other resources than we have. Accordingly, we may be at a competitive disadvantage with respect to these competitors.

        In the rehabilitation market, our primary competitors in the rigid knee bracing product line include Orthofix International, N.V., Bledsoe Brace Systems, Innovation Sports Incorporated, Generation II USA, Inc. and Townsend Industries Inc. Our competitors in the soft goods products segment include Aircast, Biomet, Inc., DeRoyal Industries, Encore Medical Corporation, Royce Medical Co. and Zimmer Holdings, Inc. Our primary competitors in the pain management products market include I-Flow Corp., Orthofix and Stryker Corporation.

        In the regeneration market, our primary competitors selling bone growth stimulation products approved by the FDA for the treatment of nonunion fractures are Orthofix, Biomet, Inc. and Smith & Nephew. Biomet and Orthofix also sell bone growth stimulation products for use by spinal fusion patients. We estimate that Biomet has a dominant share of the market for bone growth stimulation products for nonunion fractures in the United States and a dominant share of the market for use of its product as an adjunct therapy after spinal fusion surgery.

Our quarterly operating results are subject to substantial fluctuations and you should not rely on them as an indication of our future results.

        Our quarterly operating results may vary significantly due to a combination of factors, many of which are beyond our control. These factors include:

  •
  the number of business days in each quarter;

  •
  demand for our products, which historically has been higher in the fourth quarter when scholastic sports and ski injuries are more frequent;

  •
  our ability to meet the demand for our products;

  •
  our transition to direct distribution of our products in foreign countries;

  •
  the number, timing and significance of new products and product introductions and enhancements by us and our competitors, including delays in obtaining government review and clearance of medical devices;

  •
  our ability to develop, introduce and market new and enhanced versions of our products on a timely basis;

  •
  the impact of any acquisitions that occur in a quarter;

  •
  the impact of any changes in generally accepted accounting principles;

  •
  changes in pricing policies by us and our competitors and reimbursement rates by third-party payors, including government healthcare agencies;

  •
  the loss of any of our distributors;

  •
  changes in the treatment practices of orthopedic and spine surgeons and their allied healthcare professionals; and

  •
  the timing of significant orders and shipments.

        Accordingly, our quarterly sales and operating results may vary significantly in the future and period-to-period comparisons of our results of operations may not be meaningful and should not be relied upon as indications of future performance. We cannot assure you that our sales will increase or be sustained in future periods or that we will be profitable in any future period.

Our business plan relies on certain assumptions for the market for our products, which, if incorrect, may adversely affect our profitability.

        We believe that various demographics and industry specific trends will help drive growth in the rehabilitation and regeneration markets, including:

  •
  a growing elderly population with broad medical coverage, increased disposable income and longer life expectancy;

  •
  a growing emphasis on physical fitness, leisure sports and conditioning, which has lead to increased injuries, especially among women; and

  •
  the increasing awareness and use of non-invasive devices for prevention, treatment and rehabilitation purposes.

        These demographics and trends are beyond our control. The projected demand for our products could materially differ from actual demand if our assumptions regarding these factors prove to be incorrect or do not materialize or if alternative treatments to those offered by our products gain widespread acceptance.

Our business, operating results and financial condition could be adversely affected if we become involved in litigation regarding our patents or other intellectual property rights.

        The orthopedic products industry has experienced extensive litigation regarding patents and other intellectual property rights. We or our products may become subject to patent infringement claims or litigation or interference proceedings declared by the U.S. Patent and Trademark Office, or USPTO, or the foreign equivalents thereto to determine the priority of inventions. The defense and prosecution of intellectual property suits, USPTO interference proceedings or the foreign equivalents thereto and related legal and administrative proceedings are both costly and time consuming. An adverse determination in litigation or interference proceedings to which we may become a party could:

  •
  subject us to significant liabilities to third parties;

  •
  require disputed rights to be licensed from a third party for royalties that may be substantial; or

  •
  require us to cease using such technology.

        Any one of these outcomes could have an adverse effect on us. Furthermore, we may not be able to obtain necessary licenses on satisfactory terms, if at all. Accordingly, adverse determinations in a judicial or administrative proceeding or our failure to obtain necessary licenses could prevent us from manufacturing and selling our products, which would have a material adverse effect on our business, operating results and financial condition. Moreover, even if we are successful in such litigation, the expense of defending such claims could be material.

        We have been sued in the past few years by competitors who alleged, in one case, that our osteoarthritis braces infringed their patents and in another case that certain of our lower extremity fracture boots infringed their patents. We resolved the first matter through a settlement agreement involving the payment by us of license fees and are in the process of resolving the second matter through a settlement involving the payment by us of royalties. In addition, we have recently been sued for patent infringement relating to our manual cold therapy product, introduced in 2003. We can provide no assurance that these matters will be settled or that similar allegations will not be made with respect to other products of ours or that we will not have to make similar payments in the future.

        In addition, we have from time to time needed to, and may in the future need to, litigate to enforce our patents, to protect our trade secrets or know-how or to determine the enforceability, scope and validity of the proprietary rights of others. Such enforcement of our intellectual property rights could involve counterclaims against us. Any future litigation or interference proceedings will result in substantial expense to us and significant diversion of effort by our technical and management personnel.

We have limited suppliers for some of our components and products which makes us susceptible to supply shortages and could disrupt our operations.

        Some of our important suppliers are in China and other parts of Asia and provide us predominately finished soft goods products. In the nine months ended September 27, 2003, we obtained approximately 18% of our total purchased materials from suppliers in China and other parts of Asia. Political and economic instability and changes in government regulations in these areas could affect our ability to continue to receive materials from our suppliers there. The loss of our suppliers in China and other parts of Asia, any other interruption or delay in the supply of our required materials or our inability to obtain these materials at acceptable prices and within a reasonable amount of time could impair our ability to meet scheduled product deliveries to our customers and could hurt our reputation and cause customers to cancel orders.

        In addition, we purchase the microprocessor used in the OL1000 and SpinaLogic devices from a single manufacturer. Although there are feasible alternate microprocessors that might be used immediately, all are produced by a single supplier. In addition, there are single suppliers for other components used in the OL1000 and SpinaLogic devices and only two suppliers for the magnetic field sensor employed in them. Establishment of additional or replacement suppliers for these components cannot be accomplished quickly.

Our international sales and profitability may be adversely affected by foreign currency exchange fluctuations and other risks.

        Commencing January 1, 2002, we began selling products through our subsidiaries in Germany in Euros and the United Kingdom in Pounds Sterling. Commencing May 7, 2002, we began selling products through our subsidiary in Canada in Canadian Dollars and commencing in October 2003, we began selling products through our subsidiary in France in Euros. The U.S. dollar equivalent of international sales denominated in foreign currencies in the nine months ended September 27, 2003 was favorably impacted by foreign currency exchange rate fluctuations with the weakening of the U.S. dollar against the Euro and the Pound Sterling. The U.S. dollar equivalent of the related costs denominated in these foreign currencies was unfavorably impacted during the same period. In addition, the costs associated with our Mexico-based manufacturing operations are incurred in Mexican pesos. As we continue to distribute and manufacture our products in selected foreign countries, we expect that future sales and costs associated with our activities in these markets will continue to be denominated in the applicable foreign currencies, which could cause currency fluctuations to materially impact our operating results.

        We occasionally engage in hedging transactions and may obtain in the future one or more forms of currency protection—in the form of forward exchange contracts, options or similar agreements—to "hedge" against the possible negative effects of exchange rate fluctuations. However, we cannot assure you that any hedging will adequately relieve the adverse effects of exchange rate increases or that counterparties under these agreements will honor their obligations thereunder. In addition, we may be subject to risks of default by hedging counterparties.

        We are also subject to other risks inherent in international operations such as political and economic conditions, foreign regulatory requirements, exposure to different legal requirements and standards, exposure to different approaches to treating injuries, potential difficulties in protecting intellectual property, import and export restrictions, increased costs of transportation or shipping, currency fluctuations, difficulties in staffing and managing international operations, labor disputes, difficulties in collecting accounts receivable and longer collection periods and potentially adverse tax consequences. For example, in Germany, our largest foreign market, orthopedic professionals have started to re-use our bracing devices on multiple patients, which could adversely impact our sales of these devices in this market. As we continue to expand our international business, our success will be dependent, in part, on our ability to anticipate and effectively manage these and other risks. If we are unable to do so, these and other factors may have an adverse effect on our international operations.

Our lack of manufacturing operations outside North America may cause our products to be less competitive in international markets.

        We currently have no manufacturing operations in any foreign country other than Mexico. For our international sales to third-party distributors, the cost of transporting our products to foreign countries is currently borne by our third-party distributors who are also often required to pay foreign import duties on our products. As a result, the cost of our products to our third-party distributors is often greater than products manufactured by our competitors in that country. In addition, foreign manufacturers of competitive products may receive various local tax concessions that lower their overall manufacturing costs. In order to compete successfully in international markets, we may be required to open or acquire manufacturing operations abroad, which would be costly to implement and would increase our exposure to the risks of doing business in foreign countries. We may not be able to successfully operate offshore manufacturing operations.

Product liability claims may harm our business if our insurance proves inadequate or the number of claims increases significantly.

        We face an inherent business risk of exposure to product liability claims in the event that the use of our technology or products is alleged to have resulted in adverse effects. We have, from time to time, been subject to product liability claims. In addition, we have operated a Knee Guarantee program since 2001 in relation to our Defiance knee brace. The Knee Guarantee program will, in specified instances, cover a patient's insurance deductible up to $1,000, or give uninsured patients $1,000, towards surgery should an ACL re-injury occur while wearing the brace. If there is a significant increase in claims under this program, our business could be adversely affected.

        We maintain product liability insurance with coverage of an annual aggregate maximum of $20 million. The policy is provided on a claims made basis and is subject to annual renewal. There can be no assurance that liability claims will not exceed the coverage limit of such policy or that such insurance will continue to be available on commercially reasonable terms or at all. If we do not or cannot maintain sufficient liability insurance, our ability to market our products may be significantly impaired.

We may be adversely affected if we lose the services of any member of our senior management team.

        We are dependent on the continued services of our senior management team, who have made significant contributions to our growth and success. Leslie H. Cross, our President and Chief Executive Officer, for example, has worked for us for 14 years and helped lead our 1999 recapitalization and transition from ownership by Smith & Nephew to a stand-alone company. The loss of any one or more members of our senior management team could have a material adverse effect on us.

Any claims relating to our improper handling, storage or disposal of wastes could be time consuming and costly.

        Our facilities and operations are subject to federal, state and local environmental and occupational health and safety requirements of the United States and foreign countries, including those relating to discharges of substances to the air, water and land, the handling, storage and disposal of wastes and the cleanup of properties affected by pollutants. In the future, federal, state, local or foreign governments could enact new or more stringent laws or issue new or more stringent regulations concerning environmental and worker health and safety matters that could affect our operations. Also, contamination may be found to exist at our current, former or future facilities, including our facility in Tempe, Arizona that was acquired in the Regentek acquisition, or off-site locations where we have sent wastes. We could be held liable for such contamination, which could have a material adverse effect on our business or financial condition. In addition, changes in environmental and worker health and safety requirements or liabilities from newly discovered contamination could have a material effect on our business or financial condition.

If a natural or man-made disaster strikes our manufacturing facilities, we will be unable to manufacture our products for a substantial amount of time and our sales will decline.

        Nearly all of our products are manufactured in three buildings in a campus environment in Tijuana, Mexico. We have signed a lease for a build-to-suit facility in Tijuana where we intend to relocate all of our Mexico-based manufacturing operations in late 2004. The products that are still manufactured in Vista, California consist of our custom rigid bracing products, to facilitate 24-hour turn-around on custom orders, and our cold therapy products. The OL1000 and SpinaLogic product lines are assembled and calibrated in Tempe, Arizona. These facilities and the manufacturing equipment we use to produce our products would be difficult to repair and replace. Our facilities may be affected by natural or man-made disasters. If one of our facilities were affected by a disaster, we would be forced to rely on third-party manufacturers or shift production to another manufacturing facility. In addition, our insurance may not be sufficient to cover all of our potential losses and may not continue to be available to us on acceptable terms, or at all.

Because we have various mechanisms in place to discourage takeover attempts, a change in control of our company that a stockholder may consider favorable could be prevented.

        Provisions of our certificate of incorporation and bylaws may discourage, delay or prevent a change in control of our company that a stockholder may consider favorable. These provisions could also discourage proxy contests and make it more difficult for stockholders to elect directors and take other corporate actions. These provisions include:

  •
  authorizing the issuance of "blank check" preferred stock by our board of directors to increase the number of outstanding shares and thwart a takeover attempt;

  •
  a classified board of directors with staggered, three-year terms, which may lengthen the time required to gain control of the board of directors;

  •
  prohibiting cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

  •
  requiring supermajority voting to effect particular amendments to our certificate of incorporation and bylaws;

  •
  limitations on who may call special meetings of stockholders;

  •
  prohibiting stockholder action by written consent, thereby requiring all actions to be taken at a meeting of the stockholders; and

  •
  establishing advance notice requirements for the nomination of candidates for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

        In addition, Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder, generally defined as a person that together with its affiliates owns or within the last three years has owned 15% of the corporation's voting stock, for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Accordingly, Section 203 may discourage, delay or prevent a change in control of our company.

        As a result, these provisions could limit the price that investors are willing to pay in the future for shares of our common stock.

Risks Related to our Debt Level

Our substantial indebtedness, a significant portion of which is subject to variable interest rates, could limit our ability to operate our business, obtain additional financing and pursue other business opportunities.

        We have a large amount of indebtedness. The $100.0 million term loan outstanding under our credit facility has a variable rate of interest. In the event that interest rates increase, the amount of money necessary to pay the interest on our indebtedness will increase and this increase could be material. In addition, we may incur additional indebtedness from time to time to finance acquisitions, investments or strategic alliances or capital expenditures or for other purposes.

        Our level of indebtedness could have negative consequences for us, including the following:

  •
  our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

  •
  we will need a substantial portion of our cash flow to pay the principal and interest on our indebtedness, including indebtedness that we may incur in the future;

  •
  payments on our indebtedness will reduce the funds that would otherwise be available for our operations and future business opportunities;

  •
  a substantial decrease in our net operating cash flows could make it difficult for us to meet our debt service requirements and force us to modify our operations;

  •
  we may be more highly leveraged than our competitors, which may place us at a competitive disadvantage;

  •
  our debt level may make us more vulnerable than our competitors to a downturn in our business or the economy generally;

  •
  our debt level reduces our flexibility in responding to changing business and economic conditions; and

  •
  there would be an adverse effect on our business and financial condition if we are unable to service our indebtedness or obtain additional financing, as needed.

        We occasionally engage in hedging transactions and may obtain in the future one or more forms of interest rate protection—in the form of swap agreements, interest rate cap contracts or similar agreements—to "hedge" against the possible negative effects of interest rate fluctuations. However, we cannot assure you that any hedging will adequately relieve the adverse effects of interest rate increases or that counterparties under these agreements will honor their obligations thereunder. In addition, we may be subject to risks of default by hedging counterparties.

Our debt agreements contain operating and financial restrictions which restrict our business and financing activities.

        The operating and financial restrictions and covenants in our new credit agreement, the indenture governing the 12 5/8% senior subordinated notes and any future financing agreements may adversely affect our ability to finance future operations, meet our capital needs or engage in our business activities. Currently, our existing debt agreements restrict our ability to:

  •
  incur additional indebtedness;

  •
  issue redeemable equity interests and preferred equity interests;

  •
  pay dividends or make distributions, repurchase equity interests or make other restricted payments;

  •
  redeem subordinated indebtedness;

  •
  create liens;

  •
  enter into certain transactions with affiliates;

  •
  make investments;

  •
  sell assets; or

  •
  enter into mergers or consolidations.

        With respect to mergers or acquisitions, our credit agreement and the indenture governing the senior subordinated notes limit our ability to finance acquisitions through additional borrowings. In addition, our credit agreement prohibits us from acquiring assets or the equity of another company unless:

  •
  we are not in default under the credit agreement;

  •
  after giving pro forma effect to the transaction, we remain in compliance with the financial covenants contained in the credit agreement;

  •
  if the acquisition price is greater than $5,000,000 and our leverage is greater than 3.0 to 1.0, the company we are acquiring has positive earnings before interest, taxes, depreciation and amortization, or EBITDA;

  •
  the acquisition price is less than $20,000,000 individually and less than $30,000,000 in the aggregate with all other permitted acquisitions consummated during the same fiscal year; and

  •
  if the acquisition involves assets outside the United States, the acquisition price is less than $15,000,000 individually and less than $25,000,000 in the aggregate with all other permitted acquisitions consummated outside the United States during the term of the agreement.

        Restrictions contained in the indenture and the credit agreement could:

  •
  limit our ability to plan for or react to market conditions or meet capital needs or otherwise restrict our activities or business plans; and

  •
  adversely affect our ability to finance our operations, acquisitions, investments or strategic alliances or other capital needs or to engage in other business activities that would be in our interest.

        A breach of any of these covenants, ratios, tests or other restrictions could result in an event of default under the credit agreement and/or the indenture. Upon the occurrence of an event of default under the credit agreement, the lenders could elect to declare all amounts outstanding under the credit agreement, together with accrued interest, to be immediately due and payable. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure such indebtedness. If the lenders under the credit agreement accelerate the payment of the indebtedness, there can be no assurance that our assets would be sufficient to repay in full such indebtedness and our other indebtedness, including the senior subordinated notes.

We may not be able to generate sufficient cash to service our indebtedness, which could require us to reduce our expenditures, sell assets, restructure our indebtedness or seek additional equity capital.

        We may not have sufficient cash to service our indebtedness. Our ability to pay principal and interest on the senior subordinated notes and to satisfy our other obligations will depend upon, among other things:

  •
  our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, many of which are beyond our control; and

  •
  the future availability of borrowings under our revolving credit facility or any successor facility, the availability of which depends or may depend on, among other things, our complying with covenants in the credit agreement.

        If we cannot service our indebtedness, we will be forced to take actions such as reducing or delaying acquisitions, investments, strategic alliances and/or capital expenditures, selling assets, restructuring or refinancing our indebtedness, or seeking additional equity capital or bankruptcy protection. We cannot assure you that any of these remedies can be effected on satisfactory terms, if at all. In addition, the terms of existing or future debt agreements, including the credit agreement and the indenture, may restrict us from adopting any of these alternatives.

Risks Related to Government Regulation

Our failure to comply with regulatory requirements or receive regulatory clearance or approval for our products or operations in the United States or abroad would adversely affect our revenues and potential for future growth.

        Our products are medical devices that are subject to extensive regulation in the United States by the Food and Drug Administration, or FDA, and by respective authorities in foreign countries where we do business. The FDA regulates virtually all aspects of a medical device's testing, manufacture, safety, labeling, storage, recordkeeping, reporting, promotion and distribution. The FDA also regulates the export of medical devices to foreign countries. Failure to comply with the regulatory requirements of the FDA and other applicable U.S. regulatory requirements may subject a company to administrative or judicially imposed sanctions which could have a material adverse effect on our business, financial condition and results of operations. These sanctions include:

  •
  warning letters;

  •
  civil penalties;

  •
  criminal penalties;

  •
  injunctions;

  •
  product seizure or detention;

  •
  product recalls; and

  •
  total or partial suspension of production.

        Unless an exemption applies, a medical device must receive either approval or premarket clearance from the FDA before it can be marketed in the United States. The FDA's 510(k) clearance process for Class II devices usually takes from three to twelve months, but may take significantly longer. The premarket approval process for Class III devices generally takes from one to three years from the time the application is filed with the FDA, but also can be significantly longer. Premarket approval typically requires extensive clinical data and can be significantly longer, more expensive and more uncertain than the 510(k) clearance process. Despite the time, effort and expense expended, there can be no assurance that a particular device will be approved or cleared by the FDA through either the 510(k) clearance process or the premarket approval process.

    Modifications

        Medical devices may only be marketed for the indications for which they are approved or cleared. We may be required to obtain additional new premarket approvals, premarket approval supplements or 510(k) clearances to market additional products or for new indications for or modifications to our existing products. We cannot be certain that we would obtain additional premarket approvals or 510(k) clearances in a timely manner or at all. Modifications to a previously cleared or approved device that could significantly affect its safety or effectiveness or that would constitute a major change in its design, intended use or manufacturing require a premarket approval, a premarket approval supplement, or a 510(k) clearance. The FDA requires device manufacturers themselves to make and document a determination of whether or not a modification requires an approval, supplement or clearance; however, the FDA can review a manufacturer's decision. We have modified various aspects of our devices in the past and we determined that new approvals, supplements or clearances either were not required or we filed a PMA supplement. The FDA may not agree with our decisions not to seek approvals, supplements or clearances for particular device modifications. If the FDA requires us to obtain premarket approvals, supplement approvals or 510(k) clearances for any modification to a previously cleared or approved device, we may be required to cease manufacturing and marketing the modified device or to recall such modified device until we obtain FDA clearance or approval and we may be subject to significant regulatory fines or penalties. In addition, there can be no assurance that the FDA will clear or approve such submissions in a timely manner, if at all.

        We currently have new products, new indications, or product modifications under development or under review by the FDA. Our failure to obtain FDA clearance or approvals of new products, new indications or product modifications that we develop in the future, any limitations imposed by the FDA on such products' development or use, or the costs of obtaining FDA clearance or approvals could have a material adverse effect on our business.

    International Regulation

        In many of the foreign countries in which we market our products, we are subject to extensive regulations essentially the same as those of the FDA, including those in Germany, our largest foreign market. The regulation of our products in Europe falls primarily within the European Economic Area, which consists of the fifteen member states of the European Union, as well as Iceland, Liechtenstein and Norway. The Council of the European Union (formerly the Council of the European Communities) and the Council of the European Parliament have adopted three directives in order to harmonize national provisions regulating the design, manufacture, clinical trials, labeling and adverse event reporting for medical devices to ensure that medical devices marketed are safe and effective for their intended uses. The member states of the European Economic Area have implemented the directives into their respective national law. Medical devices that comply with the conformity requirements of the national provisions and the directives will be entitled to bear a CE marking. Unless an exemption applies, only medical devices which bear a CE marking may be marketed within the European Economic Area. Switzerland also allows the marketing of medical devices that bear a CE marking. Failure to receive, or delays in the receipt of, relevant foreign qualifications, such as the CE marking, could have a material adverse effect on our international operations.

        The European Standardization Committees CEN (European Committee for Standardization), CENELEC (European Committee for Electrotechnical Standardization) and ETSI (European Telecommunications Standards Institute) have adopted numerous harmonized standards for specific types of medical devices. Although the application by a company of such standards remains voluntary, compliance establishes the presumption of conformity with the essential requirements for a CE marking. In the event of non-compliance with the standards, we must demonstrate to independent and neutral institutions appointed by the member states of the European Economic Area the conformity of our products with the essential requirements by other means, such as displaying adherence to established technical specifications. Non-compliance with the conformity assessment in the European Economic Area or other foreign countries could adversely affect our international product sales.

        Post market surveillance of medical devices in the European Economic Area is generally conducted on a country-by-country basis. The requirement within the member states of the European Economic Area vary. Due to the movement towards harmonization of standards in the European Union and the expansion of the European Union, we expect a changing regulatory environment in Europe characterized by a shift from a country-by-country regulatory system to a European Union-wide single regulatory system. The timing of this harmonization and its effect on us cannot currently be predicted. Any such developments could have a material adverse effect on our business, financial condition and results of operations.

Our products are subject to recalls even after receiving FDA clearance or approval, or after receiving CE-markings, which would harm our reputation and business.

        We are subject to medical device reporting regulations that require us to report to the FDA or respective governmental authorities in other countries if our products cause or contribute to a death or serious injury or malfunction in a way that would be reasonably likely to contribute to death or serious injury if the malfunction were to recur. The FDA and similar governmental authorities in other countries have the authority to require the recall of our products in the event of material deficiencies or defects in design or manufacturing, and we have been subject to product recalls in the past. A government mandated, or voluntary, recall by us could occur as a result of component failures, manufacturing errors or design defects, including defects in labeling. Any recall would divert managerial and financial resources and could harm our reputation with customers. There can be no assurance that there will not be product recalls in the future or that such recalls would not have a material adverse effect on our business.

If we fail to comply with the FDA's Quality System Regulation, our manufacturing could be delayed, and our product sales and profitability could suffer.

        Our manufacturing processes are required to comply with the FDA's Quality System Regulation, which covers the procedures concerning (and documentation of) the design, testing, production processes, controls, quality assurance, labeling, packaging, storage and shipping of our devices. We also are subject to state requirements and licenses applicable to manufacturers of medical devices. In addition, we must engage in extensive recordkeeping and reporting and must make available our manufacturing facilities and records for periodic unscheduled inspections by governmental agencies, including the FDA, state authorities and comparable agencies in other countries. Moreover, failure to pass a Quality System Regulation inspection or to comply with these and other applicable regulatory requirements could result in disruption of our operations and manufacturing delays. Failure to take adequate corrective action could result in, among other things, significant fines, suspension of approvals, seizures or recalls of products, operating restrictions and criminal prosecutions. We have previously received warning letters and untitled letters from the FDA regarding regulatory non-compliance. We cannot assure you that the FDA or other governmental authorities would agree with our interpretation of applicable regulatory requirements or that we have in all instances fully complied with all applicable requirements. Any failure to comply with applicable requirements could adversely affect our product sales and profitability.

Changes in U.S. reimbursement policies for our products by third-party payors or reductions in reimbursement rates for our products could adversely affect our business and results of operations.

        Our products are sold to healthcare providers and physicians who may receive reimbursement for the cost of our products from private third-party payors and, to a lesser extent, from Medicare, Medicaid and other governmental programs. In certain circumstances, such as for our OfficeCare program, we submit claims to third-party payors for reimbursement. Our ability to sell our products successfully will depend in part on the purchasing and practice patterns of healthcare providers and physicians, who are influenced by cost containment measures taken by third-party payors. Limitations or reductions in third-party reimbursement for our products can have a material adverse effect on our sales and profitability.

        Congress and state legislatures consider reforms in the healthcare industry that may modify reimbursement methodologies and practices, including controls on healthcare spending of the Medicare and Medicaid programs. It is not clear at this time what proposals, if any, will be adopted or, if adopted, what effect the proposals would have on our business. Many private health insurance plans model their coverage and reimbursement policies after Medicare policies. Congressional or regulatory measures that reduce Medicare reimbursement rates could cause private health insurance plans to reduce their reimbursement rates for our products, which could have an adverse effect on our ability to sell our products or cause our orthopedic professional customers to prescribe less expensive products introduced by us and our competitors.

        With the passage of the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, or Modernization Act, a number of changes have been mandated to the Medicare payment methodology and conditions for coverage for our orthotic devices and durable medical equipment, including our bone growth stimulators. These changes include a freeze in payments for certain medical devices from 2004 through 2008, competitive bidding requirements, new clinical conditions for payment and quality standards. The changes affect our products generally, although specific products may be affected by some but not all of the Modernization Act's provisions. Our Class III bone growth stimulator devices, for example, are not affected by the payment freeze and are not subject to competitive bidding. Off-the-shelf orthotic devices are subject to competitive bidding. Off-the-shelf orthotics are products requiring minimal self-adjustment for appropriate use and do not require expertise in trimming, bending, molding, assembling, or customizing to fit the patient. Under competitive bidding, which will be phased in beginning in 2007, Medicare will change its approach to reimbursing certain items and services covered by Medicare from the current fee schedule amount to an amount established through a bidding process between the government and suppliers. Competitive bidding may reduce the number of suppliers providing certain items and services to Medicare beneficiaries and the amounts paid for such items and services. Also, Medicare payments in regions not subject to competitive bidding may be reduced using payment information from regions subject to competitive bidding. Any payment reductions or the inclusion of certain of our orthotic devices in competitive bidding, in addition to the other changes to Medicare reimbursement and standards contained in the Modernization Act, could have a material adverse effect on our results of operations.

        In addition, on February 11, 2003, the Centers for Medicare and Medicaid Services, or CMS, the agency responsible for implementing the Medicare program, made effective an interim final regulation implementing "inherent reasonableness" authority, which allows adjustments to payment amounts for certain items and services covered by Medicare when the existing payment amount is determined to be grossly excessive or grossly deficient. The regulation lists factors that may be used to determine whether an existing reimbursement rate is grossly excessive or grossly deficient and to determine what is a realistic and equitable payment amount. Also, under the regulation, a payment amount will not be considered grossly excessive or grossly deficient if an overall payment adjustment of less than fifteen percent would be necessary to produce a realistic and equitable payment amount. The regulation remains in effect after the Modernization Act, although the new legislation precludes the use of inherent reasonableness authority for devices subject to competitive bidding. When using the inherent reasonableness authority, CMS may reduce reimbursement levels for certain items and services, which could have a material adverse effect on our results of operations.

        Beginning January 1, 2004, a new definition for a reimbursement code went into effect that impacts our fracture boot products. This code definition was corrected after discussions with CMS. However, the payment level associated with the code was not changed, and we are continuing to pursue discussions to address the pricing with CMS. If the reimbursement level under the new code is not changed, our revenue from the sale of these products through the OfficeCare channel could be reduced. Sales of fracture boots through the OfficeCare channel represented approximately 4% and 5% of our consolidated net revenues for the nine months ended September 27, 2003 and the year ended December 31, 2002, respectively. We cannot assure you that third-party reimbursement for our products will continue to be available or at what rate such products will be reimbursed. Failure by users of our products to obtain sufficient reimbursement from third-party payors for our products or adverse changes in governmental and private payors' policies toward reimbursement for our products could have a material adverse effect on our results of operations.

Changes in international regulations regarding reimbursement for our products could adversely affect our business and results of operations.

        Similar to our domestic business, our success in international markets also depends upon the eligibility of our products for reimbursement through government sponsored healthcare payment systems and third-party payors, the portion of cost subject to reimbursement, and the cost allocation between the patient and government sponsored healthcare payment systems and third-party payors. Reimbursement practices vary significantly by country, with certain countries requiring products to undergo a lengthy regulatory review in order to be eligible for third-party reimbursement. In addition, healthcare cost containment efforts similar to those we face in the United States are prevalent in many of the foreign countries in which our products are sold, and these efforts are expected to continue in the future, possibly resulting in the adoption of more stringent standards. For example, in Germany, our largest foreign market, effective since January 1, 2004, each German adult patient must pay between five and ten Euros for each medical technical device prescribed. The exact amount of the co-payment is defined as 10% of the price of the device if it falls within the payment corridor. Patients may be exempted from this co-payment obligation if the aggregate co-payments in the course of a calendar year exceeds 2% (1% for chronically ill) of the untaxed income of the patient. This new formula replaces the former co-payment rule which imposed a 20% contribution on the patient.

        In Italy, our rigid knee bracing products and cold therapy products, among others, are no longer eligible for reimbursement. In the United Kingdom, while reimbursement for our products through the National Health Service, or NHS, is currently available, the cost of our products is not reimbursed by private health insurance plans and orthopedic professionals are being pressured by the NHS to reduce or eliminate the number of rigid knee braces prescribed for orthopedic patients. Any developments in our foreign markets that eliminate or reduce reimbursement rates for our products could have an adverse effect on our ability to sell our products or cause our orthopedic professional customers to use less expensive products in these markets.

Medicare laws mandating new supplier standards and conditions for coverage could adversely impact our business.

        Medicare regulations require entities or individuals submitting claims and receiving payment to obtain a supplier number, which in turn is predicated on compliance with a number of supplier standards. Under the Modernization Act, any entity or individual that bills Medicare for durable medical equipment and orthotics and that has a supplier number for submission of such bills will be subject to new quality standards as a condition of receiving payment from the Medicare program. The new standards are to be met by suppliers of orthotics and durable medical equipment, such as bone growth stimulators. New standards are to be developed by CMS and applied by independent accreditation organizations. The Modernization Act also authorizes CMS to establish clinical conditions for payment for durable medical equipment. These new supplier standards and clinical conditions for payment could limit or reduce the number of individuals who can fit, sell or provide our products and could restrict coverage for our products. In addition, because we are a Medicare supplier, and therefore also subject to any new supplier standards, our failure to meet any new supplier standards could affect our ability to bill, and therefore could have a material adverse effect on our business, financial condition and results of operations.

Healthcare reform, managed care and buying groups have put downward pressure on the prices of our products.

        Within the United States, healthcare reform and managed care have changed and continue to affect the dynamics of the healthcare industry in responding to rising healthcare costs. As a result of healthcare reform, the U.S. healthcare industry has seen a rapid expansion of managed care organizations. The development of managed care programs in which the providers contract to provide comprehensive healthcare to a patient population at a fixed cost per person (referred to as capitation) has put pressure on, and is expected to continue to cause, healthcare providers to lower costs. The advent of managed care has also resulted in greater attention to the tradeoff between patient need and product cost, so-called demand matching, where patients are evaluated as to age, need for mobility and other parameters and are then matched with an orthopedic product that is cost effective in light of such evaluation. One result of demand matching has been, and is expected to continue to be, a shift toward lower priced products, and any such shift in our product mix to lower margin, off-the-shelf products could have an adverse impact on our operating results. For example, in our rigid knee-bracing segment, we and many of our competitors are offering lower priced, off-the-shelf products in response to managed care customers.

        A further result of managed care and the related pressure on costs has been the advent of buying groups in the United States. Such buying groups enter into preferred supplier arrangements with one or more manufacturers of orthopedic or other medical products in return for price discounts. The extent to which such buying groups are able to obtain compliance by their members with such preferred supplier agreements varies considerably depending on the particular buying groups. In response to the organization of new buying groups, we have entered into national contracts with selected groups and believe that the high levels of product sales to such groups and the opportunity for increased market share have the potential to offset the financial impact of discounting. We believe that our ability to maintain our existing arrangements will be important to our future success and the growth of our revenues. In addition, we may not be able to obtain new preferred supplier commitments for major buying groups, in which case we could lose significant potential sales, to the extent these groups are able to command a high level of compliance by their members. On the other hand, if we receive preferred supplier commitments from particular groups which do not deliver high levels of compliance, we may not be able to offset the negative impact of lower per unit prices or lower margins with any increases in unit sales or in market share.

        In international markets, where the movement toward healthcare reform and the development of managed care are generally not as advanced as in the United States, we have experienced downward pressure on product pricing and other effects of healthcare reform similar to that which we have experienced in the United States. We expect healthcare reform and managed care to continue to develop in our primary international markets, which we expect will result in further downward pressure in product pricing. The timing and effects on us of healthcare reform and the development of managed care in international markets cannot currently be predicted.

Proposed laws that would limit the types of orthopedic professionals who can fit, sell or seek reimbursement for our products could, if adopted, adversely affect our business.

        In response to pressure from mostly orthopedic practitioners, Congress and state legislatures have from time to time considered proposals that limit the types of orthopedic professionals who can fit and/or sell our orthotic device products or who can seek reimbursement for them. Several states have adopted legislation which imposes certification or licensing requirements on the measuring, fitting and adjusting of certain orthotic devices. Some of these laws have exemptions for manufacturers' representatives. Other laws apply to the activities of such representatives. Other states may be considering similar legislation. Such laws could limit our potential customers in those jurisdictions in which such legislation or regulations are enacted by limiting the measuring and fitting of these devices to certain licensed individuals. We may not be successful in opposing their adoption and, therefore, such laws could have a material adverse effect on our business.

We may need to change our business practices to comply with healthcare fraud and abuse laws and regulations.

        We are subject to various federal and state laws pertaining to healthcare fraud and abuse, including anti-kickback laws and physician self-referral laws. Violations of these laws are punishable by criminal and/or civil sanctions, including, in some instances, imprisonment and exclusion from participation in federal and state healthcare programs, including Medicare, Medicaid, Veterans Administration health programs and TRICARE. Because of the far-reaching nature of these laws, we may be required to alter one or more of our practices. Healthcare fraud and abuse regulations are complex and even minor, inadvertent irregularities in submissions can potentially give rise to claims that a fraud and abuse law or regulation has been violated. Any violations of these laws or regulations could result in a material adverse effect on our business, financial condition and results of operations. If there is a change in law, regulation or administrative or judicial interpretations, we may have to change our business practices or our existing business practices could be challenged as unlawful.

Audits or denials of our claims by government agencies could reduce our revenue or profits.

        As part of our business structure, we submit claims directly to and receive payments directly from the Medicare and Medicaid programs. Therefore, we are subject to extensive government regulation, including requirements for maintaining certain documentation to support our claims. Medicare contractors and Medicaid agencies periodically conduct pre- and post-payment review and other audits of claims, and are under increasing pressure to scrutinize more closely healthcare claims and supporting documentation generally. We periodically receive requests for documentation during the governmental audits of individual claims either on a pre-payment or post-payment basis. In addition, in October 2003, we received notice from one Medicare contractor (there are four contractors who process our Medicare claims) that, beginning November 26, 2003, certain of our claims filed with that contractor would be reviewed on a pre-payment basis. Under pre-payment reviews, our claims must be submitted manually and with supporting documentation, resulting in longer processing times. We cannot predict how long the pre-payment review will be conducted nor the outcome of such review. We cannot assure you that the review and/or other audits of our claims will not result in material delays in payment, as well as material recoupments or denials, which could reduce our revenue or profits.

Risks Related to this Offering

The price of our common stock is volatile.

        The market prices for securities of medical device and other healthcare companies historically have been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. During the twelve months ended December 31, 2003, the price of our common stock ranged from $3.50 per share to $29.30 per share. The market price of our common stock may fluctuate in response to many factors, including:

  •
  actual or anticipated fluctuations in our operating results;

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  announcements of technological innovations or new products by us or our competitors;

  •
  announcements and timing of potential acquisitions or dispositions;

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  FDA and international actions with respect to the regulation of medical devices and third-party reimbursement matters;

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  changes in healthcare policy in the United States and abroad;

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  public concern as to the safety of products developed by us or others;

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  developments in patent or other proprietary rights;

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  future sales of our common stock by existing stockholders;

  •
  comments by securities analysts regarding our common stock, comparable companies or the medical device industry generally; and

  •
  general market conditions.

        If any of the risks described in this "Risk Factors" section occurs, it could cause our stock price to fall dramatically and may expose us to class action securities lawsuits which, even if unsuccessful, would be costly to defend and a distraction to management.

        We are involved in a class action lawsuit alleging violations of the U.S. securities laws in connection with our initial pubic offering in November 2001. The complaint seeks unspecified damages and asserts that we violated Sections 11, 12, and 15 of the Securities Act of 1933 by failing to disclose allegedly material intra-quarterly sales data in the registration statement and prospectus. We have reached a tentative settlement of the case and on February 2, 2004 entered into a Memorandum of Understanding confirming the settlement and the terms thereof. The settlement will become final upon court approval, provided that, if class members who purchased more than a specified number of shares exclude themselves from the class, the defendants may terminate the settlement. There can be no assurance that the court will approve the settlement or that the defendants will not terminate the settlement should a number of class members opt-out from the class. See "Business—Legal Proceedings."

Future sales of our common stock in the public market could lower our stock price.

        In the future, we, or our stockholders, may sell additional shares of our common stock in subsequent public offerings. We may also issue additional shares of our common stock to finance future acquisitions. Additionally, a substantial number of shares of our common stock is available for future sale pursuant to stock options that we granted to our employees to purchase shares of our common stock and also pursuant to registration rights agreements with certain of our stockholders, including JPMDJ Partners. A sale of a substantial number of additional shares of our common stock by JPMDJ Partners could cause our stock price to decline. We cannot predict the size of future issuances of our common stock or the effect, if any, that future sales and issuances of shares of our common stock would have on the market price of our common stock. Sales of substantial amounts of our common stock (including shares issued upon the exercise of stock options or acquisition financing), or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.

New investors in our common stock will experience immediate and substantial dilution.

        The offering price to the public is substantially higher than the book value per share of our common stock. Investors purchasing common stock in this offering will, therefore, incur immediate and substantial dilution. Investors may incur additional dilution upon the exercise of outstanding stock options.

We have broad discretion in how we use the net proceeds of this offering, and we may not use these proceeds effectively.

        We currently intend to use substantially all of net proceeds from the sale of the shares by us to purchase and/or redeem a portion of the outstanding senior subordinated notes. We can purchase these notes in the open market, in privately negotiated transactions or, on or after June 15, 2004, redeem these notes pursuant to the terms of the indenture governing the notes. In the event we redeem the notes on June 15, 2004, the redemption price will be 106.313% of the principal amount, plus accrued and unpaid interest. In the event we redeem the notes, in addition to the write-off of the call premium, we will write-off unamortized debt issuance costs and discounts related to the notes. If we redeem all of the notes on June 15, 2004, the call premium will be $4.7 million and the unamortized debt issuance costs and discounts will be approximately $3.0 million. In the event we purchase the notes on the open market before June 15, 2004, these unamortized debt issuance costs and discounts will be higher. However, we are not obligated to purchase and/or redeem any of the senior subordinated notes and our management will have broad discretion as to the application of the net proceeds received by us and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds received by us. Moreover, our management may use the net proceeds received by us for corporate purposes that may not increase our profitability or our market value.

Because we do not intend to pay dividends, stockholders will benefit from an investment in our common stock only if it appreciates in value.

        We have never declared or paid any cash dividends on our common stock and are effectively prohibited from doing so for the foreseeable future under the terms of our credit agreement and indenture. Moreover, we currently intend to retain our future earnings, if any, to finance the further expansion and continued growth of our business and do not expect to pay any cash dividends in the foreseeable future even if permitted to do so under our credit agreement and indenture. As a result, the success of an investment in our common stock will depend upon any future appreciation in its value. There is no guarantee that our common stock will appreciate in value or even maintain the price at which stockholders have purchased their shares.

FORWARD-LOOKING STATEMENTS

        This prospectus supplement and the accompanying prospectus, including the documents that we incorporate by reference therein, contain, in addition to historical information, statements by us with respect to our expectations regarding financial results and other aspects of our business that involve risks and uncertainties and may constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements reflect our current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including, in particular, risks and uncertainties associated with the Regentek acquisition, the growth of the bone growth stimulation market, our high level of indebtedness and other material risks discussed under the heading "Risk Factors" in this prospectus supplement and in other documents we may file with the Securities and Exchange Commission and which are incorporated by reference in the accompanying prospectus. You may obtain copies of these documents as described under "Where You Can Find More Information" in the accompanying prospectus.

        We assume no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required under federal securities laws. Investors are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this prospectus supplement or, in the case of the accompanying prospectus or any document incorporated by reference in the accompanying prospectus, the date of such document.

        Investors also should understand that it is not possible to predict or identify all factors and should not consider the risks set forth above to be a complete statement of all potential risks and uncertainties. If the expectations or assumptions underlying our forward-looking statements prove inaccurate or if risks or uncertainties arise, actual results could differ materially from those predicted in any forward-looking statement.

USE OF PROCEEDS

        We estimate that our net proceeds from the offering of common stock by us will be approximately $49.1 million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. This number is based on an assumed public offering price of $19.00, which was the last sale price of our common stock on the New York Stock Exchange on February 6, 2004.

        We intend to use substantially all of the net proceeds from the sale of the shares by us to purchase and/or redeem, as applicable, a portion of the $75.0 million of outstanding 12 5/8% senior subordinated notes due 2009 issued by our subsidiaries, dj Orthopedics, LLC and DJ Orthopedics Capital Corporation. We may purchase these notes in the open market, in privately negotiated transactions or, on or after June 15, 2004, redeem these notes pursuant to the terms of the indenture governing the notes. In the event we redeem the notes on June 15, 2004, the redemption price will be 106.313% of the principal amount, plus accrued and unpaid interest. In the event we redeem the notes, in addition to the write-off of the call premium, we will write-off unamortized debt issuance costs and discounts related to the notes. If we redeem all of the notes on June 15, 2004, the call premium will be $4.7 million and the unamortized debt issuance costs and discounts will be approximately $3.0 million. In the event we purchase the notes on the open market before June 15, 2004, these unamortized debt issuance costs and discounts will be higher. We expect to use cash on hand to purchase and/or redeem any senior subordinated notes that are not retired from the use of the net proceeds from this offering. We have received the consents necessary under our credit agreement to use the net proceeds from the sale of the shares by us in this offering and cash on hand to purchase and/or redeem the senior subordinated notes.

        We anticipate using any remaining net proceeds from this offering for general corporate purposes, including repaying or refinancing debt or other corporate obligations, acquisitions, working capital, capital expenditures, general and administrative expenses and/or any other purpose permitted under our credit agreement. The amounts and timing of our actual expenditures will depend significantly upon a number of factors, including future revenues from product sales. As a result, we will retain broad discretion in determining how we will allocate the net proceeds from this offering. Pending these uses, we intend to invest the net proceeds in short-term, interest-bearing instruments or other investment-grade securities.

        We will not receive any of the proceeds from the sale of shares by the selling stockholders. The selling stockholders include affiliates of J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC, underwriters in this offering. One of the selling stockholders, Michael R. McBrayer, has advised us that he intends to repay certain loans owed to us with the proceeds he receives from this offering. See "Selling Stockholders—Other Arrangements."

PRICE RANGE OF COMMON STOCK

        Our common stock is listed on the New York Stock Exchange under the symbol DJO. The following table sets forth, for the calendar quarters indicated, the high and low sales prices per share of our common stock as reported on the New York Stock Exchange:

	High	Low
Year ended December 31, 2002:
First Quarter	$13.67	$6.00
Second Quarter	9.54	7.60
Third Quarter	8.20	2.70
Fourth Quarter	4.49	3.30
Year ended December 31, 2003:
First Quarter	$4.22	$3.50
Second Quarter	11.40	3.87
Third Quarter	14.15	10.23
Fourth Quarter	29.30	13.54
Year ended December 31, 2004:
First Quarter (through February 6, 2004)	$27.25	$18.25

        On February 6, 2004, the last reported sale price of our common stock on the New York Stock Exchange was $19.00 per share. As of February 6, 2004, there were approximately 13 stockholders of record of our common stock.

DIVIDEND POLICY

        We have not declared or paid any cash dividends since our inception. We currently intend to retain our future earnings, if any, to finance the further expansion and continued growth of our business. In addition, our ability to pay cash dividends on our common stock is currently restricted under the terms of our credit agreement. The indenture relating to the senior subordinated notes also restricts the payment of dividends by us. Future dividends, if any, will be determined by our board of directors.

CAPITALIZATION

        You should read this table together with our consolidated financial statements and related notes and the other financial data appearing elsewhere, or incorporated by reference, in this prospectus supplement and accompanying prospectus.

        The following table sets forth our capitalization and other financial data as of September 27, 2003 on:

  •
  an actual basis;

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  a pro forma basis to give effect to the Regentek acquisition; and

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  a pro forma as adjusted basis, which gives effect to our sale of 2,750,000 shares of common stock in this offering at an assumed public offering price of $19.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses, and the repayment by two selling stockholders of loans owed to us in the aggregate amount of approximately $660,000.

	As of September 27, 2003
	Actual	Pro Forma	Pro Forma As Adjusted
	(In thousands)
Cash and cash equivalents (1)	$18,696	$6,605	$56,413

Long-term debt, including current portion:
Senior secured credit facility:
Term loans	15,531	100,000	100,000
Senior subordinated notes (1) (2)	74,117	74,117	74,117

Total long-term debt (1) (2)	89,648	174,117	174,117
Stockholders' equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized; none issued and outstanding	—	—	—
Common stock, $0.01 par value, 39,000,000 shares authorized; 17,956,940 shares issued and outstanding, actual and pro forma; 20,706,940 shares issued and outstanding, pro forma as adjusted	180	180	207
Additional paid-in capital	65,805	65,805	114,923
Notes receivable from stockholders and officers for stock purchases(3)	(2,320)	(2,320)	(1,657)
Accumulated other comprehensive income	864	864	864
Retained earnings	44,415	44,415	44,415

Total stockholders' equity	108,944	108,944	158,752

Total capitalization	$198,592	$283,061	$332,869

(1)
We intend to use substantially all of the net proceeds from this offering to purchase and/or redeem a portion of the senior subordinated notes. We may purchase these notes in the open market, in privately negotiated transactions or, on or after June 15, 2004, redeem these notes pursuant to the terms of the indenture governing the notes. In the event we redeem the notes, in addition to the write-off of the call premium, we will write-off unamortized debt issuance costs and discounts related to the notes. If we redeem all of the notes on June 15, 2004, the call premium will be $4.7 million and the unamortized debt issuance costs and discounts will be approximately $3.0 million. In the event we purchase the notes on the open market before June 15, 2004, these unamortized debt issuance costs and discounts will be higher. The pro forma as adjusted column does not give effect to any such purchase or redemption.

(2)
Net of unamortized debt discount of approximately $0.9 million at September 27, 2003.

(3)
Pro forma as adjusted includes approximately $330,000 repaid by Cyril Talbot III, our former Chief Financial Officer, to us in December 2003 and approximately $330,000 that Michael R. McBrayer, our Senior Vice President, Professional Relations, has advised us that he intends to repay with the proceeds he receives from this offering.

SELECTED CONSOLIDATED FINANCIAL DATA

        The following table presents our selected historical consolidated financial and other data as of and for the dates and periods indicated. The historical consolidated financial data at December 31, 2002 and 2001 and for the years ended December 31, 2002, 2001 and 2000 are derived from our audited consolidated financial statements included elsewhere in this prospectus supplement. The historical financial data at December 31, 2000 is derived from our audited consolidated financial statements, which are not included in this prospectus supplement. The historical financial data at December 31, 1999 and 1998 and for the two years ended December 31, 1999 are derived from the audited consolidated financial statements of DonJoy, L.L.C. that are not included in this prospectus supplement. We are the successor to DonJoy. Concurrent with the completion of our initial public offering on November 20, 2001, DonJoy merged with us through a series of transactions. The selected consolidated financial data at September 27, 2003 and for the nine-month periods ended September 27, 2003 and September 28, 2002 come from the unaudited consolidated financial statements included elsewhere in this prospectus supplement. The selected consolidated financial data at September 28, 2002 come from our unaudited consolidated financial statements that are not included in this prospectus supplement. These unaudited consolidated financial statements include, in the opinion of management, all adjustments, consisting of normal recurring adjustments and the adjustments discussed in Note 3 of the notes to our December 31, 2002 consolidated financial statements included elsewhere in this prospectus supplement, necessary to present fairly the data for such periods. The results of operations for interim periods are not necessarily indicative of operating results for the full year.

        The following selected consolidated financial data should be read in conjunction with our consolidated financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus supplement.

	Nine Months Ended		Years Ended December 31,
	September 27, 2003	September 28, 2002	2002	2001	2000	1999	1998
	(In thousands, except per share data)
Statement of Operations Data:
Net revenues	$143,324	$135,976	$182,636	$169,170	$143,586	$116,418	$103,643
Costs of goods sold (a)	63,163	70,528	95,878	83,079	69,129	58,284	51,070

Gross profit	80,161	65,448	86,758	86,091	74,457	58,134	52,573
Operating expenses (a):
Sales and marketing (b)	39,108	41,470	56,216	36,175	29,201	22,884	25,194
General and administrative	16,271	18,651	26,414	25,042	19,829	16,172	14,264
Research and development	3,133	2,167	2,922	2,285	2,898	2,176	2,303
Impairment of long-lived assets (c)	—	2,405	3,666	—	—	—	—
Performance improvement, restructuring and other costs (d)	(497)	6,126	10,008	—	400	—	2,467

Total operating expenses	58,015	70,819	99,226	63,502	52,328	41,232	44,228

Income (loss) from operations	22,146	(5,371)	(12,468)	22,589	22,129	16,902	8,345
Interest expense and other, net (e)	(8,824)	(9,040)	(12,088)	(22,057)	(16,970)	(7,387)	—

Income (loss) before income taxes	13,322	(14,411)	(24,556)	532	5,159	9,515	8,345

Benefit (provision) for income taxes (e)(f)	(5,332)	5,188	9,361	55,958	—	(2,387)	(3,394)

Net income (loss)	7,990	(9,223)	(15,195)	56,490	5,159	7,128	4,951
Less: Preferred unit dividends and accretion of preferred unit fees	—	—	—	(5,667)	(5,415)	(2,343)	—

Net income (loss) available to common stockholders	$7,990	$(9,223)	$(15,195)	$50,823	$(256)	$4,785	$4,951

Net income (loss) per share available to common stockholders:
Basic	$0.45	$(0.52)	$(0.85)	$4.80	N/A	N/A	N/A

Diluted	$0.43	$(0.52)	$(0.85)	$4.68	N/A	N/A	N/A

Weighted average shares outstanding:
Basic	17,916	17,873	17,873	10,593	N/A	N/A	N/A

Diluted	18,408	17,873	17,873	10,858	N/A	N/A	N/A

Balance Sheet Data (at end of period):
Cash	$18,696	$28,556	$32,085	$25,814	$4,106	$5,927	$809
Total assets	224,928	242,415	237,724	247,922	155,672	89,416	77,056
Long-term obligations	89,648	110,415	109,816	110,934	157,222	113,305	—
Total stockholders'/members' equity (deficit)	108,944	106,263	100,913	115,240	(63,625)	(70,429)	12,832

N/A
As of December 31, 2000, we were organized as a limited liability company. See Note 1 of the notes to our consolidated financial statements included in this prospectus supplement for pro forma per share information, which gives effect to the reorganization.

(a)
Amounts in 1998 and 1999 include various charges and overhead allocations from Smith & Nephew. The year ended December 31, 2002 includes aggregate charges of $5.1 million to provide reserves for excess inventories, substantially related to product lines that we discontinued (see Note 3 of the notes to our consolidated financial statements).

(b)
The year ended December 31, 2002 includes an aggregate increase of $6.7 million in our estimated reserves for contractual allowances and bad debts related to our accounts receivable from third-party payor customers (see Note 3 of the notes to our consolidated financial statements).

(c)
The year ended December 31, 2002 includes $3.7 million in charges related to impairment of certain of our long-lived assets (see Note 3 of the notes to our consolidated financial statements).

(d)
For the year ended December 31, 2002, we recorded $10.0 million in charges related to our performance improvement program (see Note 3 of the notes to our consolidated financial statements), including an accrual for estimated future net rent for vacated facilities. In 2003, we decided to retain the vacant space for future expansion and reversed the remaining accrual of $0.5 million. We recorded $0.4 million of merger and integration costs in 2000 associated with the consolidation of the Orthotech operations into our existing facilities.

(e)
Discontinued acquisition costs of $0.2 million and $0.4 million for the years ended December 31, 2002 and 2000, respectively, are included in interest expense and other, net. The year ended December 31, 2001 includes a charge of approximately $4.7 million for the write-off of unamortized deferred debt issuance costs, debt discount and a prepayment premium incurred as a result of the early redemption of a portion of our senior subordinated notes. A $1.9 million tax benefit related to this charge was included in the benefit for income taxes in 2001.

(f)
We recorded a tax benefit (provision) at an effective tax rate of 40% and 38% on our income (loss) before income taxes for the nine months ended September 27, 2003 and the year ended December 31, 2002, respectively, and at an effective tax rate of 40% on our income before income taxes for the period from November 20, 2001, the date of our reorganization, to December 31, 2001. Because DonJoy, L.L.C. operated as a limited liability company from the date of its recapitalization in June 1999 through November 20, 2001, the date on which the reorganization was consummated, in accordance with federal, state and local income tax regulations that provide that no income taxes are levied on U.S. limited liability companies as each member of the LLC is individually responsible for reporting the member's share of net income or loss, we did not provide for income taxes in our historical consolidated financial statements prior to the reorganization. In connection with the reorganization, we recorded a deferred tax benefit of $54.2 million related to the difference between the book and the tax bases of certain assets and liabilities of DonJoy at November 20, 2001.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

        The unaudited pro forma combined financial statements reflect the Regentek acquisition using the purchase method of accounting. The pro forma adjustments are preliminary and were prepared to illustrate the estimated effect of the Regentek acquisition. Consequently, the amounts reflected in the unaudited pro forma combined financial statements are subject to change, and the final amounts reflected in our consolidated financial statements as of December 31, 2003 may differ substantially.

        The unaudited pro forma combined balance sheet as of September 27, 2003 gives effect to the Regentek acquisition as if it was completed on that date, and was derived from the historical unaudited balance sheet of OrthoLogic as of September 30, 2003, combined with our historical unaudited consolidated balance sheet as of September 27, 2003. No adjustment has been made to conform the fiscal period end dates of OrthoLogic and us.

        The unaudited pro forma combined statement of operations for the nine months ended September 27, 2003 illustrates the effect of the Regentek acquisition as if it had occurred on January 1, 2003, and was derived from the historical unaudited statement of operations for OrthoLogic for the nine months ended September 30, 2003, combined with our historical unaudited consolidated statement of operations for the nine months ended September 27, 2003. No adjustment has been made to conform the fiscal period end dates of OrthoLogic and us.

        The unaudited pro forma combined statement of operations for the year ended December 31, 2002 illustrates the effect of the Regentek acquisition as if it had occurred on January 1, 2002, and was derived from the historical audited statement of operations for OrthoLogic for the year ended December 31, 2002, combined with our historical audited consolidated statement of operations for the year ended December 31, 2002.

        The pro forma combined financial statements should be read in conjunction with (1) the separate historical audited and unaudited consolidated financial statements and notes thereto of OrthoLogic, contained in our Form 8-K filed on December 3, 2003, incorporated by reference in the prospectus accompanying this prospectus supplement and (2) our historical audited financial statements and notes thereto and our historical unaudited consolidated financial statements for the nine-month period ended September 27, 2003 and the notes thereto, both included elsewhere in this prospectus supplement.

        The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Regentek acquisition had occurred as of the date or during the periods presented nor is it necessarily indicative of future operating results or financial positions.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET
SEPTEMBER 27, 2003
(In thousands)

	Historical dj Orthopedics	Historical OrthoLogic	OrthoLogic Operations Not Acquired Note 2		Pro Forma Adjustments Note 2		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$18,696	$12,287	$(12,287	)(a)	$(12,091	)(c)	$6,605
Short-term investments	—	22,174	(22,174	)(a)	—		—
Accounts receivable, net	37,236	9,479	(1,082	)(b)	(494	)(d)	45,139
Inventories, net	13,586	2,284	—		438	(e)	16,308
Deferred tax asset, current	10,247	1,667	(1,667	)(a)	—		10,247
Other current assets	3,899	595	(548	)(a)	—		3,946

Total current assets	83,664	48,486	(37,758)		(12,147)		82,245
Property, plant and equipment, net	14,268	1,245	(555	)(a)	185	(f)	15,143
Goodwill	57,566	—	—		39,203	(g)	96,769
Intangible assets, net	15,443	—	—		45,000	(g)	60,443
Debt issuance costs, net	2,596	—	—		2,629	(h)	5,225
Deferred tax asset	50,302	964	(964	)(a)	—		50,302
Long-term investments	—	5,024	(5,024	)(a)	—		—
Investment in Chrysalis BioTechnology	—	750	(750	)(a)	—		—
Other assets	1,089	210	(201	)(a)	—		1,098

Total assets	$224,928	$56,679	$(45,252)		$74,870		$311,225

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$5,914	$988	$(375	)(a)	$—		$6,527
Accrued compensation and commissions	8,809	2,295	(1,574	)(b)	—		9,530
Accrued interest	2,762	—	—		—		2,762
Accrued performance improvement and restructuring costs	864	—	—		—		864
Other accrued liabilities	7,987	2,982	(2,488	)(a)	—		8,481
Long-term debt, current portion	4,116	—	—		884	(i)	5,000

Total current liabilities	30,452	6,265	(4,437)		884		33,164
12 5/8% Senior Subordinated Notes	74,117	—	—		—		74,117
Long-term debt, less current portion	11,415	—	—		83,585	(i)	95,000
Deferred rent	—	298	(298	)(a)	—		—
Commitments and contingencies
Stockholders' equity:
Common stock	180	16	(16	)(a)	—		180
Additional paid-in-capital	65,805	139,700	(139,700	)(a)	—		65,805
Notes receivable from stockholders and officers for stock purchases	(2,320)		—		—		(2,320)
Accumulated other comprehensive income	864	—	—		—		864
Retained earnings	44,415	(89,463)	89,463	(a)	—		44,415
Treasury stock at cost	—	(137)	137	(a)	—		—

Total stockholders' equity	108,944	50,116	(50,116)		—		108,944

Total liabilities and stockholders' equity	$224,928	$56,679	$(54,851)		$84,469		$311,225

See Notes to Unaudited Pro Forma Combined Financial Statements

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
NINE MONTHS ENDED SEPTEMBER 27, 2003
(In thousands, except per share data)

	Historical dj Orthopedics	Historical OrthoLogic	OrthoLogic Operations Not Acquired Note 2	Pro Forma Adjustments Note 2		Pro Forma Combined
Net revenues	$143,324	$34,263	$—	$128	(j)	$177,715
Costs of goods sold	63,163	5,088	—	798	(k)	69,049

Gross profit	80,161	29,175	—	(670)		108,666
Operating expenses:
Sales, marketing, general and administrative	55,379	22,503	(3,747)	(365	)(l)	73,770
Research and development	3,133	6,299	(5,999)	365	(m)	3,798
CPM divesture and related gains	—	(477)	477	—		—
Amortization of acquired intangibles	—	—	—	4,038	(n)	4,038
Performance improvement, restructuring and other	(497)	—	—	—		(497)

Total operating expenses	58,015	28,325	(9,269)	4,038		81,109

Income from operations	22,146	850	9,269	(4,708)		27,557
Interest expense, net of interest income	(9,129)	387	(387)	(1,690	)(o)	(10,819)
Other income	305	—	—	—		305

Income before income taxes	13,322	1,237	8,882	(6,398)		17,043
Provision for income taxes	(5,332)	(31)	31	(1,485	)(p)	(6,817)

Net income	$7,990	$1,206	$8,913	$(7,883)		$10,226

Net income per share:
Basic	$0.45					$0.57

Diluted	$0.43					$0.56

Weighted average shares outstanding used to calculate per share information:
Basic	17,916					17,916

Diluted	18,408					18,408

See Notes to Unaudited Pro Forma Combined Financial Statements

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2002
(In thousands, except per share data)

	Historical dj Orthopedics	Historical OrthoLogic	OrthoLogic Operations Not Acquired Note 2	Pro Forma Adjustments Note 2		Pro Forma Combined
Net revenues	$182,636	$40,389	$(2,230)	$805	(j)	$221,600
Costs of goods sold	95,878	6,158	—	842	(k)	102,878

Gross profit	86,758	34,231	(2,230)	(37)		118,722
Operating expenses:
Sales, marketing, general and administrative	82,630	26,560	(4,459)	(510	)(l)	104,221
Research and development	2,922	3,765	(3,465)	557	(m)	3,779
CPM divestiture and related charges	—	(1,047)	1,047	—		—
Amortization of acquired intangibles	—	—	—	5,190	(n)	5,190
Impairment of long-lived assets	3,666	—	—	—		3,666
Performance improvement, restructuring and other costs	10,008	—	—	—		10,008

Total operating expenses	99,226	29,278	(6,877)	5,237		126,864

Income (loss) from operations	(12,468)	4,953	4,647	(5,274)		(8,142)
Interest expense, net of interest income	(11,888)	661	(661)	(2,477	)(o)	(14,365)
Other expense	(200)	—	—	—		(200)

Income (loss) before income taxes	(24,556)	5,614	3,986	(7,751)		(22,707)
Benefit (provision) for income taxes	9,361	(6)	6	(705	)(p)	8,656

Net income (loss)	$(15,195)	$5,608	$3,992	$(8,456)		$(14,051)

Net income (loss) per share:
Basic	$(0.85)					$(0.79)

Diluted	$(0.85)					$(0.79)

Weighted average shares outstanding used to calculate per share information:
Basic	17,873					17,873

Diluted	17,873					17,873

See Notes to Unaudited Pro Forma Combined Financial Statements

Notes To Unaudited Pro Forma Combined Financial Statements

    1. Basis of Presentation

        The unaudited pro forma combined financial statements have been prepared by us using the purchase method of accounting. The pro forma adjustments are preliminary and based on management's estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the Regentek acquisition and certain other adjustments. The unaudited pro forma combined balance sheet as of September 27, 2003 gives effect to the Regentek acquisition as if it was completed on that date, and was derived from the historical unaudited balance sheet of OrthoLogic as of September 30, 2003, combined with our historical unaudited consolidated balance sheet as of September 27, 2003. No adjustment has been made to conform the fiscal period end dates of OrthoLogic and us.

        The unaudited pro forma combined statement of operations for the nine months ended September 27, 2003 illustrates the effect of the Regentek acquisition as if it had occurred on January 1, 2003, and was derived from the historical unaudited statement of operations for OrthoLogic for the nine months ended September 30, 2003, combined with our historical unaudited consolidated statement of operations for the nine months ended September 27, 2003. No adjustment has been made to conform the fiscal period end dates of OrthoLogic and us.

        The unaudited pro forma combined statement of operations for the year ended December 31, 2002 illustrates the effect of the Regentek acquisition as if it had occurred on January 1, 2002, and was derived from the historical audited statement of operations for OrthoLogic for the year ended December 31, 2002, combined with our historical audited consolidated statement of operations for the year ended December 31, 2002.

        We financed the purchase with cash on hand of $12.1 million and a portion of the proceeds of a $100 million term loan received in connection with a new credit agreement, which also provides us with available borrowings under a $30.0 million revolving credit facility. Proceeds from the term loan were also used to repay our existing bank debt, amounting to approximately $15.5 million. The term loan bears interest at LIBOR plus 2.75%. Principal repayment is scheduled in quarterly installments of $1.25 million through December 31, 2008, with the remaining principal due in two equal installments on March 31, 2009 and May 15, 2009. If more than $15 million of the senior subordinated notes, due June 15, 2009, remain outstanding on January 2, 2004, the term loan will be due and payable on January 2, 2009. The revolving credit facility permits us to enter into revolving loans of up to $30 million, enter into swing line loans and obtain letters of credit. We currently have no amounts drawn under the revolving credit facility. Borrowings under the revolving credit facility, if any, will bear interest at variable rates plus an applicable margin. The maturity date of the revolving credit facility is November 26, 2008. We incurred debt issuance costs in connection with the new credit agreement of approximately $2.6 million, which have been capitalized and will be amortized as interest expense over the term of the credit agreement.

    2. Assumptions for OrthoLogic and Pro Forma Adjustments

        On November 26, 2003, we acquired the bone growth stimulation device business from OrthoLogic for $93.0 million and transaction costs amounting to approximately $0.9 million. The bone growth stimulation device business represents substantially all of the operating assets of OrthoLogic and accordingly included herein are the financial statements of OrthoLogic with pro forma adjustments to eliminate certain executive functions and OrthoLogic operations not acquired.

        In addition to the bone growth stimulation device business, OrthoLogic also operates research and development activity related to its Chrysalin® drug platform. We did not purchase OrthoLogic's

Chrysalin net assets or activities or certain of OrthoLogic's senior executive functions. The columns labeled "OrthoLogic Operations Not Acquired" in the accompanying pro forma combined financial statements reflect the carve out of the OrthoLogic assets, liabilities and operations which were not acquired by us and are not part of the bone growth stimulation device business.

        We acquired all of the operating assets of the bone growth stimulation device business, which is located in Tempe, Arizona and has approximately 140 employees who have become our employees. We intend to operate the bone growth stimulation device business as our Regentek division, which will be reported as a separate segment for financial reporting purposes.

        In connection with the acquisition, we entered into a transition services agreement with OrthoLogic under which certain information technology and general and administrative services will be provided by each party to the other party for up to six months and will be reimbursed at the cost of such services. In addition, we have subleased the portion of the OrthoLogic facility used by the bone growth stimulation device business for one year, with two six-month renewal options, at a cost approximating OrthoLogic's actual costs for the subleased portion of the facility, including an allocation of rent and all common area maintenance and other expenses.

        The pro forma adjustments are preliminary and were based on management's estimates of the fair value and useful lives of the assets acquired and liabilities assumed as of September 30, 2003 and have been prepared to illustrate the estimated effect of the acquisition and certain other adjustments. A final valuation of acquired intangibles and assessment of useful lives was completed after the closing date on November 26, 2003, which affected the final allocation of the purchase price to these assets and the related amortization expense. Consequently, the amounts reflected in the unaudited pro forma combined statements of operations are subject to change, and the final amounts reflected in our consolidated financial statements as of December 31, 2003 may differ substantially.

        Pro forma adjustments made by us in connection with the preparation of the unaudited pro forma combined balance sheet as of September 27, 2003 and the unaudited pro forma combined statements of operations for the nine months and year ended September 27, 2003 and December 31, 2002, respectively, are as follows:

          (a) Adjustments to eliminate the assets, liabilities or equity amounts related to OrthoLogic's Chrysalin drug platform or executive functions not acquired or assumed as part of OrthoLogic's bone growth stimulation operations and therefore excluded from the assets and liabilities acquired.

          (b) Adjustments to OrthoLogic operations not acquired for accounts receivable and accrued compensation and commissions are: (i) we did not purchase the bone growth stimulation Medicare or other government accounts receivable and accordingly, an adjustment was made to exclude such accounts receivable from the assets acquired; and (ii) an equal reduction was made in assumed liabilities for bone growth stimulation accrued compensation and commissions as agreed by the parties to offset the accounts receivable not acquired, as follows (in thousands):

Medicare offsetting reduction	$1,082
Accrued compensation and commissions not acquired	492

Total adjustment for accrued compensation and commissions not acquired	$1,574

          (c) Adjustments to cash and cash equivalents as of September 27, 2003, are as follows (in thousands):

Issuance of new senior secured term loan	$100,000
Purchase of bone growth stimulation device business	(93,000)
Repayment of principal on existing term loan	(15,531)
Estimated debt issuance costs	(2,629)
Estimated transaction costs	(931)

Net adjustment to cash and cash equivalents	$(12,091)

          (d) Adjustment to reverse accounts receivable associated with the conforming revenue recognition adjustment included in adjustment (j).

          (e) Adjustments to inventories as of September 27, 2003, are as follows (in thousands):

Increase to reflect fair market value of acquired inventories	$808
OrthoFrame® product line to be discontinued	(370)

Net adjustment to inventories	$438

          We acquired OrthoLogic's OrthoFrame® external fixation product line as part of the bone growth stimulation device business, but intend to discontinue that product line. Accordingly, no value has been assigned to the acquired OrthoFrame inventory as the residual value, if any, is expected to be minimal.

          (f) Adjustment to increase property and equipment by $185,000, to reflect fair market value of the assets purchased.

          (g) Purchase price allocation (in thousands):

          The purchase price of the acquisition included the cash of $93.0 million paid to OrthoLogic and the estimated transaction costs incurred by us in connection with the transaction. The estimated transaction costs incurred by us primarily include fees for attorneys, accountants and other advisors and filing fees directly related to the transaction. The estimates below are subject to change and the final amounts may differ.

Cash paid for bone growth stimulation device business	$93,000
Estimated transaction costs	931

Total estimated purchase price	$93,931

          The estimated purchase price has been preliminarily allocated as follows based on the amounts of the assets and liabilities acquired as of September 30, 2003 (in thousands):

Fair value of net tangible assets acquired and liabilities assumed:
Accounts receivable, net	$7,903
Inventories, net	2,722
Other current assets	47
Fixed assets, net	875
Other assets	9
Accounts payable	(613)
Accrued compensation and commissions	(721)
Other accrued liabilities	(494)

		9,728
Fair value of identifiable intangible assets acquired:
Existing technology	27,700
Patented technology	10,000
Customer relationships	5,200
Customer contract	800
Distribution agreement	700
Order backlog	600

		45,000
Goodwill		39,203

Total estimated purchase price allocation		$93,931

          The allocation of the purchase price is preliminary and is subject to change pending completion of the valuation of the intangible assets acquired and subject to the actual balances of assets and liabilities acquired as of the closing date.

    (h) Represents debt issuance costs associated with the new credit facility.

    (i) Adjustments to debt are as follows (in thousands):

Current portion:
Retirement of current debt	$(4,116)
Current portion of new term loan	5,000

Net adjustment to current portion	$884

Long-term portion:
Retirement of current debt	$(11,415)
New term loan, less current portion	95,000

Net adjustment to long-term portion	$83,585

          (j) Adjustments to revenues are as follows: (i) to conform timing of revenue recognition to our revenue recognition policy, which is an alternative method accepted under GAAP; (ii) to reclassify sales tax collected and due on product sales from sales, general and administrative expenses to conform with our classification of such contra-revenue amounts; and (iii) to exclude revenue from OrthoLogic's OrthoFrame product line, which will be discontinued by us (in thousands):

	For the Nine Months Ended September 27, 2003	For the Year Ended December 31, 2002
Conforming revenue recognition adjustment	$243	$1,040
Reclassification of sales tax collected and due from sales, general and administrative expenses to contra-revenue amount	—	(188)
Elimination of OrthoFrame revenues	(115)	(47)

Net adjustments to revenues	$128	$805

          (k) Adjustments to costs of goods sold are as follows: (i) additional costs related to incremental fair market value of inventories recorded upon acquisition; (ii) additional costs of goods sold related to conforming adjustments; (iii) elimination of costs of goods sold for the OrthoFrame product line; and (iv) reclassification of certain expenses from sales, general and administrative expenses to conform with our classification of such expenses (in thousands):

	For the Nine Months Ended September 27, 2003	For the Year Ended December 31, 2002
Additional costs of goods sold related to incremental fair market value of inventories	$808	$808
Additional costs of goods sold related to conforming adjustments	65	265
Elimination of OrthoFrame costs of goods sold	(196)	(376)
Adjustment to reclassify certain expenses from sales, general and administrative expenses	121	145

Net adjustment to costs of goods sold	$798	$842

          (l) Adjustments to sales, general and administrative expenses are as follows: (i) estimated depreciation expense related to incremental fair market value of acquired property and equipment, calculated on a straight-line basis over the estimated economic lives of the underlying fixed assets ranging from three to five years; (ii) provision for bad debt and commissions, which are recorded as a fixed percentage of revenue, related to conforming adjustments; (iii) adjustment to reclassify sales tax collected and due on product sales to a contra-revenue amount to conform with our classification of such expenses; (iv) reclassification of certain expenses to costs of goods sold to conform to our classification of such expenses; and (v) reclassification of certain expenses to research and development to conform with our classification of such expenses (in thousands):

	For the Nine Months Ended September 27, 2003	For the Year Ended December 31, 2002
Depreciation on incremental fair value of acquired fixed assets	$44	$58
Provision for bad debt and commissions related to conforming revenue recognition adjustment	77	322
Adjustment to reclassify sales tax to contra-revenue amount	—	(188)
Adjustment to reclassify certain expenses to costs of goods sold	(121)	(145)
Adjustment to reclassify certain expenses to research and development	(365)	(557)

Net adjustments to sales, general and administrative expenses	$(365)	$(510)

          (m) Adjustments to reclassify certain expenses from sales, general and administrative to conform with our classification of such expenses.

          (n) Adjustment to add amortization expense related to acquired intangible assets including existing and patented technology, customer relationships, customer contracts, distribution agreement and order backlog, calculated on a straight-line basis over useful lives ranging from 4 months to 10 years.

          (o) Adjustments to interest expense, net of interest income, are as follows (in thousands):

	For the Nine Months Ended September 27, 2003	For the Year Ended December 31, 2002
Reduction of interest income related to cash used for acquisition	$(81)	$(221)
Reduction of interest expense on retired term loan (weighted average rate of 4.00% and 4.53% for 2003 and 2002, respectively)	723	1,860
Increase of interest expense related to new term loan ($100,000 at the assumed rate of 3.94%)	(2,951)	(3,938)
Net increase of commitment fee on new revolving credit facility	(27)	(29)
Amortization expense related to debt issuance costs of new credit agreement	(359)	(478)
Reduction of amortization expense related to debt issuance costs of retired credit facility	1,005	329

Net adjustments to interest expense	$(1,690)	$(2,477)

          Based on the outstanding balance of the new term loan, an immediate change of 0.125% in the applicable interest rate would cause an increase or decrease in annual interest expense of approximately $0.1 million.

          (p) Adjust pro forma combined income tax provision to reflect our effective tax rates of 40.0% and 38.1% in effect for the nine months ended September 30, 2003, and for the year ended December 31, 2002, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following Management's Discussion and Analysis of Financial Condition and Results of Operations section contains forward-looking statements, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk Factors" in this prospectus supplement and incorporated by reference in the accompanying prospectus. This discussion should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus supplement, the accompanying prospectus or incorporated by reference therein.

Overview

        We are a global medical device company specializing in rehabilitation and regeneration products for the non-operative orthopedic and spine markets. Our broad range of over 600 rehabilitation products, including rigid knee braces, soft goods and pain management products, are used to prevent injury, to treat chronic conditions and to aid in recovery after surgery or injury. Our regeneration products consist of bone growth stimulation devices that are used to treat nonunion fractures and as an adjunct therapy after spinal fusion surgery. We sell our products in the United States and in more than 30 other countries through networks of agents, distributors and our direct sales force that market our products to orthopedic and spine surgeons, podiatrists, orthopedic and prosthetic centers, third-party distributors, hospitals, surgery centers, physical therapists, athletic trainers and other healthcare professionals.

Acquisitions and Other Recent Transactions

        On November 26, 2003, we acquired the bone growth stimulation device business from OrthoLogic, which we now operate as our Regentek division, for approximately $93.0 million in cash. We financed the purchase with cash on hand of $12.1 million and a portion of the proceeds of a $100.0 million term loan received in connection with a new credit agreement. Proceeds from the term loan were also used to repay all of our existing bank debt, amounting to approximately $15.5 million. The credit agreement also provides us with available borrowings under a $30.0 million revolving credit facility. The Regentek acquisition will be accounted for using the purchase method of accounting whereby the total purchase price will be allocated to tangible and intangible assets acquired and liabilities assumed based on their estimated fair market values as of the acquisition date.

        We acquired all of the operating assets of the bone growth stimulation device business, which is located in Tempe, Arizona, and approximately 140 employees of the bone growth stimulation device business have become our employees. The bone growth stimulation products we acquired utilize patented combined magnetic field technology to deliver a highly specific, low-energy signal and include the OL1000 for the non-invasive treatment of an established nonunion fracture and SpinaLogic, a device used as an adjunct therapy after primary lumbar spinal fusion surgery. The bone growth stimulation device business represented substantially all of the operating assets of OrthoLogic.

        In December 2003, we signed a lease for a 200,000 square foot build-to-suit facility in Tijuana, Mexico, where we intend to relocate all of our Mexico-based manufacturing operations in late 2004. In October 2003, we commenced direct distribution of our products in France through a new wholly-owned subsidiary, dj Orthopedics France S.A.S.

        In June 2003, we completed the purchase of specified assets and assumed certain liabilities of Dura*Kold Corporation for an aggregate purchase price of $3.0 million. The assets acquired from DuraKold included tangible and intangible assets related to a line of proprietary cold wrap products for orthopedic and medical applications. We had previously sold the products manufactured by DuraKold since July 2001 under a distribution agreement. The DuraKold acquisition was accounted for using the purchase method of accounting whereby the total purchase price was allocated to tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date.

Performance Improvement Program

        In 2002, we completed a company-wide performance improvement program with the objective of increasing revenues and reducing both costs of goods sold and operating expenses as a percentage of net revenues beginning in 2003. We retained the services of AlixPartners, LLC, a consulting firm specializing in corporate performance enhancement, to assist with the performance improvement program.

        With the objective of reducing costs by streamlining our organization structure, our performance improvement program included the elimination of several senior management and other positions. We also moved the manufacturing of all our remaining soft goods and certain non-custom rigid braces manufactured in the United States to our manufacturing facilities in Mexico. The move of these manufacturing operations was completed by the end of 2002 and resulted in the elimination of approximately 165 U.S. positions. More than 140 positions were added in Mexico. The manufacturing move reduced our manufacturing costs beginning in the first quarter of 2003 and is intended to provide ongoing manufacturing cost reduction. In connection with the manufacturing move, a portion of our U.S. manufacturing facilities was vacated and in 2002 we accrued the estimated future net rent that would be paid for the vacated facilities, in excess of estimated sublease income. In 2003, we decided to retain the vacant space for future expansion and discontinued our efforts to sublease the vacant space. Accordingly, the remaining accrual for rent for the vacant space of $0.5 million was reversed in the third quarter of 2003 and credited to operating expenses.

        Other focuses of the performance improvement program included: reducing operating expenses; improving the profitability of sales to our third-party payor customers; improving working capital management; and improving our business processes and information systems. We also refocused our resources on our core rehabilitation business and discontinued the marketing of our surgical products and our knee replacement product in 2002. In connection with our decision to discontinue marketing our surgical products, all remaining assets of Alaron Technologies, L.L.C., which we acquired for $500,000 in June 2001, were written off in 2002. We also divested our 60% interest in our Australian joint venture, dj Orthopedics Pty Ltd, effective December 31, 2002, with no material gain or loss. The minority owner assumed full ownership of this entity and continues to sell our current products as an independent distributor.

Critical Accounting Policies and Estimates

        Our discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates including those related to contractual allowances, doubtful accounts, inventories, rebates, product returns, warranty obligations, income taxes, intangibles and investments. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

        We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements and this discussion and analysis of our financial condition and results of operations:

    Provision for Contractual Allowances and Doubtful Accounts

        We maintain provisions for contractual allowances for reimbursement amounts from our third-party payor customers based on negotiated contracts and historical experience for non-contracted payors. We also maintain provisions for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. We have contracts with certain third-party payors for our third-party reimbursement billings, which call for specified reductions in reimbursement of billed amounts based upon contractual reimbursement rates. Historically through December 31, 2002, we have reserved for and reduced gross revenues from third-party payors by between 20% and 28% for allowances related to these contractual reductions. For the first nine months of 2003, we recorded contractual allowances for our third-party payor revenue of 22% to 33% of gross billed charges to third-party payors. Our contractual allowances percentages increased in 2003 following increases in our current gross price levels. For our new bone growth stimulation device business, we will record revenue net of actual contractual allowances and discounts from our gross prices, which are determined on a specific identification basis and amount to 28% to 32% of our gross prices for bone growth stimulation products.

        Our reserve for doubtful accounts is based upon estimated losses from customers who are billed directly and the portion of third-party reimbursement billings that ultimately become the financial responsibility of the end user patients. Direct-billed customers represented approximately 68% of our net accounts receivable at September 27, 2003 and we have historically experienced write-offs of less than 2% of these accounts receivable. Our third-party reimbursement customers include all of the customers of our OfficeCare business segment and certain third-party payor customers of our DonJoy business segment, including insurance companies, managed care companies and certain governmental payors such as Medicare. Our third-party payor customers represented approximately 17% of our net revenue for the nine months ended September 27, 2003 and 32% of our net accounts receivable at September 27, 2003 and we estimate bad debt expense to be approximately 7% to 8% of gross revenues from these third-party reimbursement customers. If the financial condition of our customers were to deteriorate resulting in an impairment of their ability to make payments or if third-party payors were to deny claims for late filings, incomplete information or other reasons, additional provisions may be required. We estimate that bad debt expense related to our future sales of bone growth stimulation products will be approximately 6% of net revenues from sales of these products.

        Historically, we relied heavily on third-party billing service providers to provide information about the accounts receivable of our third-party payor customers, including the data utilized to determine reserves for contractual allowances and doubtful accounts. During 2002, we enhanced the ability of our systems to obtain and analyze the information processed by these billing service providers. Our increased ability to obtain and better analyze information beginning in 2002 revealed that, as a result of historical third-party billing problems, we had experienced an increase in allowances and bad debts for accounts receivable from our third-party payor customers and we increased our provisions for contractual allowances and doubtful accounts accordingly in 2002. In March 2003, we completed the transition to a new third-party insurance billing service provider. We also continue to enhance our ability to analyze historical information and resolve issues related to our accounts receivable aged over one year. Based on information currently available to us, we believe we have provided adequate reserves for our third-party payor accounts receivable. If claims are denied, or amounts are otherwise not paid, in excess of our estimates, the recoverability of our net accounts receivable could be reduced by a material amount. In addition, if the transition to our new third-party insurance billing service provider is not successful, we may be required to increase our reserve estimates.

    Reserve for Excess and Obsolete Inventories

        We provide reserves for estimated excess or obsolete inventories equal to the difference between the cost of inventories on hand plus future purchase commitments and the estimated market value based upon assumptions about future demand. If future demand is less favorable than currently projected by management, additional inventory write-downs may be required. In addition, reserves for inventories on hand in our OfficeCare locations are provided based on historical shrinkage rates. If actual shrinkage rates differ from our estimated shrinkage rates, revisions to the reserves may be required. We also provide reserves for newer product inventories, as appropriate, based on any minimum purchase commitments and the current status of any FDA approval process, if required, and our level of sales of the new products. In connection with our decision, as part of our performance improvement program, to discontinue marketing our Alaron surgical products and our knee replacement product, we recorded provisions in 2002 to reserve all remaining net inventories related to these products. We based our reserves for our knee replacement product on inventory amounts in excess of amounts we estimated would be recoverable from our supplier of the knee replacement product who agreed to repurchase the inventory. We also provided reserves in 2002 for all remaining net inventories of our OrthoPulse product based on the inability of the manufacturer of OrthoPulse to make any material progress in 2002 in achieving FDA approval for the product. We also increased our estimates of reserves required for certain other excess inventories in 2002. Aggregate inventory reserves recorded in 2002 in connection with these decisions were $5.1 million, which is included within cost of goods sold in our consolidated statement of operations for 2002.

    Rebates

        We record estimated reductions to revenue for customer rebate programs based upon historical experience and estimated revenue levels. We offer rebates to certain of our distributors based on sales volumes, sales growth and to reimburse the distributor for certain discounts.

    Returns and Warranties

        We provide for the estimated cost of returns and product warranties at the time revenue is recognized based on historical trends. While we engage in extensive product quality programs and processes, including actively monitoring and evaluating the quality of our suppliers, our actual returns and warranty costs could differ from our estimates. If actual product returns, failure rates, material usage or service costs differ from our estimates, revisions to the estimated return and/or warranty liabilities may be required.

    Valuation Allowance for Deferred Tax Asset

        As of September 27, 2003, we have approximately $60.5 million of net deferred tax assets on our balance sheet related primarily to tax deductible goodwill arising at the date of our reorganization in 2001 and not recognized for book purposes and to net losses reported during 2002. Realization of our deferred tax assets is dependent on our ability to generate approximately $170.0 million of future taxable income over the next 10 years. Our management believes that it is more likely than not that the deferred tax assets will be realized based on forecasted future taxable income. However, there can be no assurance that we will meet our expectations of future taxable income. Management will evaluate the realizability of the deferred tax assets on a quarterly basis to assess any need for valuation allowances.

    Goodwill and Other Intangibles

        In 2002, Statement of Financial Accounting Standards No. 142, or SFAS No. 142, "Goodwill and Other Intangible Assets" became effective and as a result, we ceased amortization of goodwill. In lieu of amortization, we are required to perform an annual review for impairment. Goodwill is considered to be impaired if we determine that the carrying value of the segment or reporting unit exceeds its fair value. At October 1, 2002, our goodwill was evaluated for impairment and we determined that no impairment existed at that date. We believe that the goodwill acquired through October 1, 2002 benefits the entire enterprise and since our reporting units share the majority of our assets, we compared the total carrying value of our consolidated net assets (including goodwill) to the fair value of the Company.

        At December 31, 2002 other intangibles were evaluated for impairment as required by SFAS No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets." The determination of the fair value of certain acquired assets and liabilities is subjective in nature and often involves the use of significant estimates and assumptions. Determining the fair values and useful lives of intangible assets requires the exercise of judgment. Upon initially recording certain of our other intangible assets, including the intangible assets that were acquired in connection with the Regentek acquisition, we used independent valuation firms to assist us in determining the appropriate values for these assets. Subsequently, we have used the same methodology and updated our assumptions. While there are a number of different generally accepted valuation methods to estimate the value of intangible assets acquired, we primarily used the undiscounted cash flows expected to result from the use of the assets. This method requires significant management judgement to forecast the future operating results used in the analysis. In addition, other significant estimates are required such as residual growth rates and discount factors. The estimates we have used are consistent with the plans and estimates that we use to manage our business and are based on available historical information and industry averages.

        We recorded an impairment charge for certain long-lived assets in 2002 as a result of certain new products not achieving anticipated revenues and estimated recovery values of assets being disposed of being less than anticipated. The value of our goodwill and other intangible assets is exposed to future impairments if we experience declines in operating results, if additional negative industry or economic trends occur or if our future performance is below our projections or estimates.

Segments

        As of September 27, 2003 we had four reportable segments. As a result of the Regentek acquisition, we will begin to report the bone growth stimulation device business as a new reportable segment beginning in the fourth quarter of 2003. Our reportable segments, which, except for Regentek, reflect our primary distribution channels, are as follows:

  •
  DonJoy, our largest sales channel, comprised of the sale of rigid braces, pain management products and certain soft goods. Approximately 40 independent sales agents who employ approximately 270 independent commissioned sales representatives and a few of our direct sales representatives sell our DonJoy products to orthopedic surgeons, podiatrists, orthopedic and prosthetic centers, hospitals, athletic trainers and other healthcare professionals. The representatives are technical specialists responsible for educating patients on device usage. After a product order is received by a sales representative, we generally ship the product directly to the orthopedic professional and pay a sales commission to the agent based on sales of such products. These commissions are reflected in sales and marketing expense in our consolidated financial statements;

  •
  ProCare, in which products are sold by approximately 30 direct and independent representatives that manage over 320 dealers focused on primary and acute facilities. Products are sold primarily to national third-party distributors, other regional medical supply dealers and medical product buying groups, generally at a discount from list prices. The majority of these products are soft goods products requiring little or no patient education. These distributors resell these products to large hospital chains, hospital buying groups, primary care networks and orthopedic physicians for use by the patients;

  •
  OfficeCare, in which we maintain an inventory of product (mostly soft goods) on hand at orthopedic practices for immediate distribution to patients. For these products, we arrange billing to the patient or third-party payor after the product is provided to the patient. In March 2003, we began outsourcing the revenue cycle of this program, from billing to collections, to an independent third-party contractor. The OfficeCare program is also intended to facilitate the introduction of our products to orthopedic surgeons who had not previously been our customers. As of December 31, 2003, the OfficeCare program was located at over 540 physician offices throughout the United States. We have contracts with over 350 third-party payors for our OfficeCare products; and

  •
  International, in which our products are sold in foreign countries through wholly-owned subsidiaries or independent distributors. We sell our products in over 30 foreign countries, primarily in Europe, Australia, Canada and Japan.

        Set forth below is revenue, gross profit and operating income (loss) information, excluding the impact of other costs not allocated to segments, for our reporting segments for the nine months ended September 27, 2003 and September 28, 2002 and the three years ended December 31, 2002. For purposes of this presentation and our discussion in "—Results of Operations," net revenues for the three years ended December 31, 2002 have been adjusted to include the allocation of freight revenue between segments. In addition, gross profit for the three years ended December 31, 2002 has been adjusted to allocate other costs of goods sold between segments. All net revenues and gross profit information for the nine months ended September 27, 2003 and September 28, 2002 have been presented in accordance with the new classifications. Segment data included in the notes to our historical 2002 consolidated financial statements have not been reclassified to conform to our current presentation.

	Nine Months Ended		Years Ended December 31,
	September 27, 2003	September 28, 2002	2002	2001	2000
	(in thousands)
DonJoy:
Net revenues	$70,286	$67,455	$90,796	$83,913	$75,612
Gross profit	39,490	39,847	53,377	51,306	45,935
Gross profit margin	56.2%	59.1%	58.8%	61.1%	60.8%
Operating income	16,201	17,110	23,040	(1)	(1)
Operating income as a percent of net revenues	23.1%	25.4%	25.4%	(1)	(1)
ProCare:
Net revenues	$35,308	$34,714	$46,444	$45,440	$37,167
Gross profit	14,767	8,906	11,323	11,499	11,468
Gross profit margin	41.8%	25.7%	24.4%	25.3%	30.9%
Operating income	7,652	2,196	2,382	(1)	(1)
Operating income as a percent of net revenues	21.7%	6.3%	5.1%	(1)	(1)

OfficeCare:
Net revenues	$18,464	$17,116	$22,966	$21,654	$14,309
Gross profit	14,322	12,465	16,829	16,036	10,191
Gross profit margin	77.6%	72.8%	73.3%	74.1%	71.2%
Operating income (loss)	896	(2,847)	(4,591)	(1)	(1)
Operating income (loss) as a percent of net revenues	4.9%	(16.6)%	(20.0)%	(1)	(1)
International:
Net revenues	$19,266	$16,691	$22,430	$18,163	$16,498
Gross profit	11,582	8,308	10,325	7,250	6,863
Gross profit margin	60.1%	49.8%	46.0%	39.9%	41.6%
Operating income	5,254	1,423	824	(1)	(1)
Operating income as a percent of net revenues	27.3%	8.5%	3.7%	(1)	(1)

(1)
Segment operating income is not available for periods prior to December 31, 2002.

Domestic Sales

        Domestic sales, including all sales of our DonJoy, ProCare, and OfficeCare channels, accounted for approximately 87%, 88%, 88%, 89% and 89% of our net revenues in the nine months ended September 27, 2003 and September 28, 2002 and the years ended 2002, 2001 and 2000, respectively.

International

        International sales accounted for approximately 13%, 12%, 12%, 11% and 11% of our net revenues in the nine months ended September 27, 2003 and September 28, 2002 and the years ended 2002, 2001 and 2000, respectively. The following table sets forth our international net revenues as a percentage of our total net revenues, by country:

	Nine Months Ended		Years Ended December 31,
	September 27, 2003	September 28, 2002
			2002	2001	2000
Germany	5%	4%	4%	4%	4%
Australia	1%	3%	2%	1%	—
Canada	2%	2%	2%	1%	1%
Other countries	5%	3%	4%	5%	6%

Total international sales	13%	12%	12%	11%	11%

        The "Other countries" category consists primarily of sales in Italy, Belgium, the United Kingdom, the Czech Republic, Denmark, France, Japan and Spain.

        International sales are made primarily through two distinct channels: independent third-party distributors, and our wholly-owned subsidiaries in Germany and the United Kingdom (in each case since January 1, 2002) and in Canada (since May 2002).

        Commencing January 1, 2002, we began selling products through our subsidiaries in Germany in Euros and the United Kingdom in Pounds Sterling. Commencing May 7, 2002, we began selling products through our subsidiary in Canada in Canadian Dollars and commencing in October 2003, we began selling products through our subsidiary in France in Euros. The U.S. dollar equivalent of international sales denominated in foreign currencies in the nine months ended September 27, 2003 and September 28, 2002 was favorably impacted by foreign currency exchange rate fluctuations with the weakening of the U.S. dollar against the Euro and the Pound Sterling. The U.S. dollar equivalent of the related costs denominated in these foreign currencies was unfavorably impacted during the same period. In addition, the costs associated with our Mexico-based manufacturing operations are incurred in Mexican pesos. As we continue to distribute and manufacture our products in selected foreign countries, we expect that future sales and costs associated with our activities in these markets will continue to be denominated in the applicable foreign currencies, which could cause currency fluctuations to materially impact our operating results. Occasionally we seek to reduce the potential impact of currency fluctuations on our business through hedging transactions. At September 27, 2003 and December 31, 2003, we had no hedging transactions in place.

Results of Operations

        We operate our business on a manufacturing calendar, with our fiscal year always ending on December 31. Each quarter is 13 weeks, consisting of one five-week and two four-week periods. The following table sets forth our operating results as a percentage of net revenues:

	Nine Months Ended		Years Ended December 31,
	September 27, 2003	September 28, 2002	2002	2001	2000
Net revenues:
DonJoy	49.1%	49.6%	49.7%	49.6%	52.7%
ProCare	24.6	25.5	25.4	26.9	25.9
OfficeCare	12.9	12.6	12.6	12.8	10.0
International	13.4	12.3	12.3	10.7	11.4

Total net revenues	100.0	100.0	100.0	100.0	100.0
Costs of goods sold	44.1	51.9	52.5	49.1	48.1

Gross profit	55.9	48.1	47.5	50.9	51.9
Operating expenses:
Sales and marketing	27.3	30.5	30.8	21.4	20.3
General and administrative	11.3	13.7	14.4	14.8	13.8
Research and development	2.2	1.6	1.6	1.4	2.1
Impairment of long-lived assets	—	1.8	2.0	—	—
Performance improvement, restructuring and other	(0.3)	4.5	5.5	—	0.3

Total operating expenses	40.5	52.1	54.3	37.6	36.5

Income (loss) from operations	15.4	(4.0)	(6.8)	13.3	15.4
Interest expense and other, net	(6.2)	(6.6)	(6.6)	(13.0)	(11.8)

Income (loss) before income taxes	9.2	(10.6)	(13.4)	0.3	3.6
Benefit (provision) for income taxes	(3.6)	3.8	5.1	33.1	—

Net income (loss)	5.6%	(6.8)%	(8.3)%	33.4%	3.6%

    Nine Months Ended September 27, 2003 Compared To Nine Months Ended September 28, 2002

        Net Revenues.    Net revenues increased $7.3 million, or 5.4%, to $143.3 million for the first nine months of 2003 from $136.0 million for the first nine months of 2002. Net revenues for the first nine months of 2003 for our DonJoy, ProCare, OfficeCare and International segments were $70.3 million, $35.3 million, $18.5 million and $19.3 million, respectively, compared to prior year amounts of

$67.5 million, $34.7 million, $17.1 million and $16.7 million, respectively. Sales in the first nine months of 2003 for the DonJoy segment increased $2.8 million, or 4.2%, as compared to the first nine months of 2002 primarily due to increased sales of cold therapy, osteoarthritic knee, shoulder and elbow bracing products. ProCare segment net revenues increased $0.6 million, or 1.7%, as compared to the first nine months of 2002, reflecting an improving trend, beginning in the third quarter of 2003, in ProCare sales to national accounts customers, including through our contract with Broadlane, Inc. Sales in the first nine months of 2003 for the OfficeCare segment increased by $1.3 million, or 7.9%, compared to the first nine months of 2002 primarily due to certain price increases in this segment and the addition of new OfficeCare locations, offset by reductions due to a change in the Medicare reimbursement code for certain fracture boot products. Sales in the first nine months of 2003 for the International segment increased by $2.6 million, or 15.4%, compared to the first nine months of 2002. Net revenue in the International segment in the first nine months of 2003 included a benefit from favorable changes in foreign exchange rates of $1.4 million compared to the rates in effect in the first nine months of 2002, but was negatively affected by a decrease of $2.8 million in sales in Australia, compared to the first nine months of 2002, based on the fourth quarter 2002 discontinuation of our majority owned subsidiary in Australia. Without the impact of either the favorable changes in foreign exchange rates, or sales in Australia, International segment revenues increased 29.5% in the first nine months of 2003 compared to the first nine months of 2002 due to increased sales in our subsidiaries located in Germany, Canada and the United Kingdom and to our independent distributors.

        Gross Profit.    Gross profit increased $14.8 million, or 22.5%, to $80.2 million for the first nine months of 2003 from $65.4 million for the first nine months of 2002. Gross profit increased to 55.9% of net revenues for the first nine months of 2003 as compared to 48.1% of net revenues for the first nine months of 2002. The improvement in gross profit margin is primarily related to the successful move of a substantial portion of our U.S. manufacturing to Mexico in the fourth quarter 2002, as well as the completion of other manufacturing cost reduction initiatives. Gross profit for the first nine months of 2002 was also impacted by inventory charges of $4.1 million taken in connection with our performance improvement program. Gross profit for the first nine months of 2003 for the DonJoy, ProCare, OfficeCare and International segments was 56.2%, 41.8%, 77.6% and 60.1% of net segment revenues, respectively. Comparatively, gross profit for the first nine months of 2002 for DonJoy, ProCare, OfficeCare and International was 59.1%, 25.7%, 72.8% and 49.8% of net segment revenues, respectively. Although total gross profit was increased by our manufacturing move to Mexico, the reduced gross profit in the DonJoy segment is primarily the result of a reallocation of certain U.S. manufacturing overhead expenses from products moved to Mexico to DonJoy custom rigid bracing products, which continue to be manufactured in the United States. The increase in gross profit in the ProCare, OfficeCare and International segments is primarily related to the manufacturing move to Mexico. International gross profit in the first nine months of 2002 was also affected by sales of lower gross margin surgical products by our Australian subsidiary, which was discontinued in December 2002.

        Sales and Marketing Expenses.    Sales and marketing expenses decreased $2.4 million, or 5.7%, to $39.1 million for the first nine months of 2003 from $41.5 million for the first nine months of 2002. Sales and marketing expenses decreased as a percentage of revenues to 27.3% in the first nine months of 2003 from 30.5% in the comparable period of 2002. The decrease was due to lower commissions, which was the result of a change in product mix and revised commission programs initiated for our third-party payor customers. Also, bad debt expense related to our third-party payor customers was significantly less in the first nine months of 2003 compared to the same period in 2002.

        General and Administrative Expenses.    General and administrative expenses decreased $2.4 million, or 12.8%, to $16.3 million for the first nine months of 2003 from $18.7 million for the first nine months of 2002. General and administrative expenses decreased as a percentage of revenues to 11.3% in the first nine months of 2003 from 13.7% in the comparable period of 2002. The decrease was primarily due to lower expenses for legal activities and other professional fees and lower wages and benefits, which were partially offset by increased insurance costs and billing fees related to our third-party insurance billing service provider.

        Research and Development Expenses.    Research and development expenses increased $0.9 million, or 44.6%, to $3.1 million for the first nine months of 2003 from $2.2 million for the first nine months of 2002 primarily as a result of increased spending in order to accelerate new product introductions. Overall, research and development expenses were consistent at approximately 2% of revenues for the first nine months of both 2003 and 2002.

        Impairment of Long-Lived Assets.    In the first nine months of 2002, we recognized $2.4 million in charges related to impairment of certain of our long-lived assets. These long-term assets included intangible assets associated with our DonJoy Vista Rehabilitation System product line and other product lines, estimated impairment in our investment in an internet marketing company and goodwill associated with our surgical product lines.

        Performance Improvement and Restructuring Costs.    In the first nine months of 2002, we recorded charges of $6.1 million related to our performance improvement program, including charges for severance pay, consultants, moving costs and accrued rent related to manufacturing facilities vacated in the United States. The severance pay related to the elimination of the U.S. manufacturing positions, certain senior management positions and certain positions within the our sales and general and administrative departments. In connection with the manufacturing move, a portion of our U.S. manufacturing facilities was vacated. We accrued an estimate of the future net rent that would be paid for the vacated facilities, in excess of estimated sublease income. In the third quarter of 2003, we decided to retain the vacant space for future expansion and discontinued our efforts to sublease the vacant space. Accordingly, the remaining accrual for rent for the vacant space of $0.5 million was reversed and credited to operating expenses.

        Interest Expense and Other, Net.    Interest expense and other, net, including interest expense and discontinued acquisition costs, net of interest income and foreign exchange gains, was $8.8 million in the first nine months of 2003 compared to $9.0 million in the first nine months of 2002. Although the interest expense related to our average outstanding debt balance decreased in the first nine months of 2003 compared to the prior year period, the amortization expense related to deferred debt issuance costs was increased in anticipation of refinancing our bank debt in the fourth quarter. Other income for the first nine months of 2003 includes foreign exchange transaction gains and other expenses. The first nine months of 2002 includes costs incurred related to a potential acquisition that did not close.

        Benefit (Provision) for Income Taxes.    Our estimated worldwide effective tax rate was 40% for the first nine months of 2003 as compared to approximately 36% for the first nine months of 2002. The tax benefit rate in 2002 was reduced primarily due to the disallowance by certain states of net operating loss carryforwards.

        Net Income (Loss).    Net income was $8.0 million for the first nine months of 2003 compared to net loss of $9.2 million for the first nine months of 2002 as a result of the changes discussed above.

    Year Ended December 31, 2002 Compared To Year Ended December 31, 2001

        Net Revenues.    Net revenues increased $13.4 million, or 8.0%, to $182.6 million in 2002 from $169.2 million in 2001. Domestic revenues for 2002 increased by $9.2 million, or 6.1%, from 2001 primarily as a result of increased sales in our DonJoy business segment. International revenues, which also represent sales of our International business segment, for 2002 increased by $4.3 million, or 23.5%, from 2001 primarily as a result of commencing sales through our new subsidiaries in Germany, the United Kingdom and Canada. Net revenues for the DonJoy segment increased $6.9 million over 2001 due to growth in the sales of our ligament and osteoarthritic braces. ProCare segment sales increased by $1.0 million over 2001 due to increased sales of wrist splints and shoulder braces. OfficeCare segment sales increased by $1.3 million over 2001 due primarily to increased sales of lower extremity fracture boots.

        Gross Profit.    Gross profit increased $0.7 million, or 0.8%, to $86.8 million for 2002 from $86.1 million for 2001. Gross profit margin decreased from 50.9% for 2001 to 47.5% for 2002. The decrease in gross profit margin relates partly to charges related to reserves for excess inventories, including inventories of the OrthoPulse product and provisions for inventories associated with our decision to exit our surgical product lines aggregating $5.1 million. Gross profit margin was also reduced by a change in product sales mix, an increase in certain other costs of sales, such as royalties, and by a decrease in overhead absorption due to a reduction in the volume of units manufactured, due partly to an effort to reduce inventory levels and partly to the transition from international sales distribution through stocking distributors to direct distribution, particularly in Germany. Gross profit for the DonJoy segment increased $2.1 million, with gross profit margin decreasing to 58.8% for 2002 from 61.1% for 2001. Gross profit for the ProCare segment decreased $0.2 million, with gross profit margin decreasing to 24.4% for 2002 from 25.3% for 2001. Gross profit for the OfficeCare segment increased $0.8 million, with gross profit margin decreasing to 73.3% in 2002 from 74.1% for 2001. Gross profit for the International segment increased $3.1 million, with gross profit margin increasing to 46.0% for 2002 as compared to 39.9% for 2001.

        Sales and Marketing Expenses.    Sales and marketing expenses increased $20.0 million, or 55.4%, to $56.2 million for 2002 from $36.2 million for 2001. This increase included an increase of $6.7 million in our estimated reserves for contractual allowances and bad debts related to our third-party payor customers. The increase in sales and marketing expense also reflects increased commissions due to higher sales of domestic products, increases in the provision for doubtful accounts related to our direct billed customers and costs related to our foreign subsidiaries that became operational in March 2001 (Australia), January 2002 (Germany and United Kingdom) and May 2002 (Canada). Overall, sales and marketing expenses increased as a percentage of revenues to 30.8% in 2002 from 21.4% in 2001.

        General and Administrative Expenses.    General and administrative expenses increased $1.4 million, or 5.5%, to $26.4 million for 2002 from $25.0 million for 2001. The increase was primarily due to increased costs of insurance and legal activities, and expenses associated with our status as a publicly-traded company effective November 2001, offset by a decrease in goodwill amortization as a result of new accounting rules. Overall, general and administrative expenses decreased as a percentage of revenues to 14.5% for 2002 from 14.8% for 2001.

        Research and Development Expenses.    Research and development expenses increased by $0.6 million, or 27.9%, from $2.3 million for 2001 to $2.9 million for 2002 primarily due to an increase in certain patent costs and other new product development costs in 2002.

        Performance Improvement, Restructuring and Other Costs.    Performance improvement and restructuring costs for 2002 amounted to $10.0 million, which consisted of employee severance costs of $3.9 million, lease termination and other exit costs of $1.9 million, consulting fees of $3.5 million and other costs of $0.7 million.

        Impairment of Long-Lived Assets.    During 2002, we recognized $3.7 million in charges related to impairment of certain of our long-lived assets. These long-lived assets primarily included intangible assets associated with certain product lines that did not achieve expected sales levels, an investment in an internet marketing company, an investment in the manufacturer of OrthoPulse, goodwill related to the acquisition of Alaron and fixed assets abandoned in connection with our manufacturing move to Mexico.

        Interest Expense and Other, Net.    Interest, expense and other, net, including interest expense and discontinued acquisition costs, net of interest income, decreased $10.0 million, or 45.2%, to $12.1 million in 2002 from $22.1 million in 2001. The decrease was primarily the result of a $4.7 million charge taken in 2001 to write-off deferred debt issuance costs associated with our prepayment of $25.0 million of the senior subordinated notes and lower interest on the related lower debt balances outstanding in 2002.

        Benefit (Provision) for Income Taxes.    Our income tax benefit was $9.4 million for 2002 compared to a tax benefit of $56.0 million for the period from November 20, 2001 through December 31, 2001, including a deferred tax benefit of $54.2 million. In connection with our reorganization on November 20, 2001, we became a corporation and subject to U.S. federal, state, and foreign income taxes on our earnings after that date. We did not record a benefit (provision) for income taxes prior to that date. We recorded a $1.8 million tax benefit for the period from November 21, 2001 to December 31, 2001, related primarily to a benefit for the write-off of deferred debt issuance costs in connection with a prepayment of the senior subordinated notes. In connection with our reorganization, we also recorded a deferred tax benefit of $54.2 million related to the difference between the book and the tax basis of certain assets and liabilities of DonJoy at November 20, 2001, as the related amortization is deductible for tax purposes. The tax basis differences arose at the time of the recapitalization when, for income tax purposes, we elected to increase the basis of certain assets in an amount equal to the gain recognized by our former parent. Our annual worldwide effective tax benefit rate was 38% for 2002. Our estimated worldwide effective tax rate was 40% for 2001. The comparable tax benefit rate for 2002 was reduced primarily due to the disallowance by certain states of net operating loss carryforwards.

        Net Income (Loss).    Net loss was $15.2 million for 2002 compared to net income of $56.5 million for 2001 as a result of the changes discussed above. Income in 2001 before the effect of our income tax benefit of $56.0 million was $0.5 million.

    Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

        Net Revenues.    Net revenues increased $25.6 million, or 17.8%, to $169.2 million in 2001 from $143.6 million in 2000. Our 2001 net revenues reflected a sales reversal of $0.9 million in the fourth quarter of 2001 for inventory returned in excess of our estimated return allowance resulting from termination of our agreement with our former distributor in Germany and the United Kingdom. Net revenues for the DonJoy segment increased $8.3 million over 2000 due to growth in the domestic sales of the ligament, post-operative and osteoarthritic product lines. ProCare segment sales increased by $8.3 million over 2000 due primarily to the Orthotech acquisition. OfficeCare segment sales increased by $7.3 million over 2000 primarily due to the Orthotech acquisition, which had a line of business that complemented the OfficeCare segment. International segment sales increased by $1.7 million over 2000.

        Gross Profit.    Gross profit increased $11.6 million, or 15.6%, to $86.1 million in 2001 from $74.5 million in 2000. Gross profit margin decreased from 51.9% in 2000 to 50.9% in 2001 primarily as a result of increased sales through the ProCare channel, as a result of the Orthotech acquisition, which carry a lower gross profit margin. Gross profit for the DonJoy segment increased $5.4 million, with gross profit margins increasing from 60.8% in 2000 to 61.1% in 2001. Gross profit for the ProCare segment was consistent, with gross profit margin decreasing to 25.3% in 2001 from 30.9% in 2000. The decrease was primarily related to an increase in the cost of raw materials used in certain products sold through this channel. Gross profit for the OfficeCare segment increased $5.8 million, with gross profit margin increasing to 74.1% in 2001 from 71.2% in 2000. Gross profit for the International segment increased $0.4 million, with gross profit margin decreasing from 41.6% in 2000 to 39.9% in 2001.

        Sales and Marketing Expenses.    Sales and marketing expenses increased $7.0 million, or 24.0%, to $36.2 million in 2001 from $29.2 million in 2000. The increase primarily reflects increased commissions due to higher sales of domestic products, increased costs related to increased volume in the OfficeCare program and an increased salaries and benefits due to increased headcount, primarily as a result of growth in the OfficeCare program. Overall, sales and marketing expenses increased as a percentage of revenues to 21.4% in 2001 from 20.3% in 2000.

        General and Administrative Expenses.    General and administrative expenses increased $5.2 million, or 26.3%, to $25.0 million in 2001 from $19.8 million in 2000. The increase was primarily due to our investment in a new enterprise software system, amortization associated with the intangible assets acquired as part of the July 2000 acquisition of Orthotech, costs related to the Alaron surgical products business and costs related to our majority owned Australia operation. Overall, general and administrative expenses increased as a percentage of revenues to 14.8% in 2001 compared to 13.8% in 2000.

        Research and Development Expenses.    Research and development expenses decreased $0.6 million, or 21.2%, from $2.9 million in 2000 to $2.3 million in 2001 primarily due to lower consulting fees.

        Restructuring Costs.    We incurred $0.4 million in merger and integration costs in 2000 associated with the consolidation of the Orthotech operations into our existing facilities, including merger and integration and information systems consulting costs.

        Interest Expense and Other, Net.    Interest expense and other, net, including interest expense and discontinued acquisition costs, net of interest income, increased $5.1 million, or 30.0%, to $22.1 million in 2001 from $17.0 million in 2000, reflecting increased weighted average borrowings outstanding. In 2000, we discontinued pursuit of a potential acquisition. Costs incurred related to this potential acquisition were expensed in the amount of $0.4 million. In connection with our reorganization in 2001, we recorded a $4.7 million charge to write-off deferred debt issuance costs associated with our prepayment of $25.0 million of the senior subordinated notes.

        Benefit (Provision) for Income Taxes.    The income tax benefit was $1.8 million for 2001. In connection with our reorganization on November 20, 2001, we became a corporation and subject to U.S. federal, state, and foreign income taxes on our earnings after that date. We did not record a benefit (provision) for income taxes prior to that date. We recorded a $1.8 million tax benefit for the period from November 21, 2001 to December 31, 2001, related primarily to a benefit for the write-off of unamortized debt issuance costs in connection with a prepayment of the senior subordinated notes. In connection with our reorganization, we also recorded a deferred tax benefit of $54.2 million related to the difference between the book and the tax basis of certain assets and liabilities of DonJoy at November 20, 2001, as the related amortization is deductible for tax purposes. The tax basis differences arose at the time of the recapitalization when, for income tax purposes, we elected to increase the basis of certain assets in an amount equal to the gain recognized by our former parent. Our estimated worldwide effective tax rate was 40% for 2001.

        Net Income (Loss).    Net income was $56.5 million for 2001 compared to net income of $5.2 million in 2000 as a result of the changes discussed above. Income in 2001 before the effect of our income tax benefit of $1.8 million and deferred tax benefit of $54.2 million, was $0.5 million.

Liquidity and Capital Resources

        Our principal liquidity requirements are to service our debt and meet our working capital and capital expenditure needs. Total indebtedness at September 27, 2003 was $89.6 million and at December 31, 2002 was $109.8 million.

        Net cash provided by operating activities was $16.2 million and $8.7 million for the first nine months of 2003 and 2002, respectively. The net cash provided by operations in the first nine months of

2003 primarily reflects improved operating results offset by amounts paid in 2003 for costs accrued in 2002 in connection with our performance improvement program.

        Net cash used in investing activities was $9.5 million and $5.6 million for the first nine months of 2003 and 2002, respectively. Cash used in investing activities in the first nine months of 2003 included the acquisition of certain patent licenses in connection with the settlement of a patent litigation matter and the DuraKold asset purchase.

        Net cash used in financing activities was $20.0 million and $0.8 million for the first nine months of 2003 and 2002, respectively. Cash used in 2003 reflects a $20.0 million prepayment of our bank term loans.

        The $75.0 million of outstanding senior subordinated notes, due 2009, bear interest at 12 5/8%, payable semi-annually on June 15 and December 15. We are permitted to redeem the senior subordinated notes on or after June 15, 2004. We intend to purchase and/or redeem all of the outstanding senior subordinated notes with the proceeds of the sale of shares by us in this offering, plus existing cash. We may purchase these notes in the open market, in privately negotiated transactions or, on or after June 15, 2004, redeem these notes pursuant to the terms of the indenture governing the notes. In the event we redeem the notes, in addition to the write-off of the call premium, we will write-off unamortized debt issuance costs and discounts related to the notes. If we redeem all of the notes on June 15, 2004, the call premium will be $4.7 million and the unamortized debt issuance costs and discounts will be approximately $3.0 million. In the event we purchase the notes on the open market before June 15, 2004, these unamortized debt issuance costs and discounts will be higher. We have received the consents necessary under our new credit agreement to use the proceeds from the sale of shares by us in this offering and cash on hand to purchase and/or redeem the senior subordinated notes.

        Our prior bank credit facility provided for term loans, under which an aggregate of $15.5 million was outstanding at September 27, 2003. We also had available up to $22.6 million (net of $2.4 million of outstanding, but undrawn letters of credit) under our prior $25 million revolving bank credit facility, which was available for working capital and general corporate purposes, including financing acquisitions, investments and strategic alliances. As of September 27, 2003, we did not have any amount outstanding under our prior revolving bank credit facility. Borrowings under the term loans and on the revolving bank credit facility bore interest at variable rates plus an applicable margin. At September 27, 2003, the effective interest rate on the term loans was 3.625%. Our prior bank credit facility and our prior revolving bank credit facility were repaid and/or terminated when we entered into our new credit agreement.

        We entered into a new credit agreement in November 2003 to finance the Regentek acquisition and repay our prior bank debt. Our new bank credit facility provides a term loan of $100.0 million. We also have available up to $30.0 million under a revolving credit facility, which is available for working capital and general corporate purposes, including financing acquisitions, investments and strategic alliances. Outstanding letters of credit under the revolving bank credit facility bear interest at variable rates plus a fronting fee of 0.25%. Borrowings under the term loan and the revolving credit facility bear interest at variable rates plus an applicable margin.

        In addition to scheduled principal payments of $1.25 million per quarter, beginning in 2005 we are required to make annual mandatory payments of the term loan in an amount equal to 50% of our excess cash flow (75% if our ratio of total debt to consolidated EBITDA exceeds 3.00 to 1.00). Excess cash flow represents our net income adjusted for extraordinary gains or losses, depreciation, amortization and other non-cash charges, changes in working capital, changes in deferred revenues, payments for capital expenditures, and repayment of certain indebtedness. In addition, the term loan is subject to mandatory prepayments in an amount equal to (a) 100% of the net cash proceeds of certain equity (50% for certain qualified equity issuances) and debt issuances by us and (b) 100% of the net cash proceeds of certain asset sales or other dispositions of property by us, in each case subject to certain exceptions.

        The credit agreement and the indenture governing the senior subordinated notes impose certain restrictions on us, including restrictions on our ability to incur indebtedness, incur or guarantee obligations, prepay other indebtedness or amend other debt instruments, pay dividends or make other distributions (except for certain tax distributions), redeem or repurchase equity, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, change the business conducted by us and our subsidiaries, make capital expenditures, grant liens, sell our assets and engage in certain other activities. Indebtedness under the credit agreement is secured by substantially all of our assets, including our real and personal property, inventory, accounts receivable, intellectual property and other intangibles. The credit agreement requires us to maintain: a ratio of total debt to consolidated EBITDA of no more than 4.00 to 1.00 at December 31, 2003 and gradually decreasing through the first quarter of 2007 to 2.50 to 1.00 for the first quarter of 2007 and thereafter; a ratio of senior debt to consolidated EBITDA of no more than 2.50 to 1.00 at December 31, 2003 gradually decreasing through the third quarter of 2006 to 1.75 to 1.00 for the third quarter of 2006 and thereafter; a ratio of consolidated EBITDA to consolidated interest expense of at least 3.00 to 1.00 at December 31, 2003 and increasing to 3.50 to 1.00 for the first quarter 2005 and thereafter; and a ratio of consolidated EBITDA to fixed charges of at least 1.50 to 1.00 at December 31, 2003 and thereafter.

        As part of our strategy, we may pursue additional acquisitions, investments and strategic alliances. We may require new sources of financing to consummate any such transactions, including additional debt or equity financing. We cannot assure you that such additional sources of financing will be available on acceptable terms, if at all. In addition, we may not be able to consummate any such transactions due to the operating and financial restrictions and covenants in our credit agreement and the indenture governing the senior subordinated notes.

        The following table lists our contractual obligations as of December 31, 2003 (in thousands):

	Payments Due by Period
		2004	2005-2007	2008-2009	2010+
Contractual Obligations	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 years
Long-Term Debt (1)	$174,156	$5,000	$15,000	$154,156	$—
Operating Leases	21,994	4,238	9,830	2,538	5,388

Total Contractual Cash Obligations	$196,150	$9,238	$24,830	$156,694	$5,388

(1)
Represents scheduled principal payments for 2004 through 2009 under the term loan portion of our bank credit facility and the senior subordinated note repayment, net of unamortized discount, after 2009.

        Our ability to satisfy our debt obligations and to pay principal and interest on our indebtedness, fund working capital requirements and make anticipated capital expenditures will depend on our future performance, which is subject to general economic, financial and other factors, some of which are beyond our control. We believe that based on current levels of operations and anticipated growth, cash flow from operations, together with other available sources of funds including the availability of borrowings under the revolving bank credit facility, will be adequate for at least the next twelve months to make required payments of principal and interest on our indebtedness, to fund anticipated capital expenditures and for working capital requirements. There can be no assurance, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available under the revolving bank credit facility in an amount sufficient to enable us to service our indebtedness or to fund our other liquidity needs. In such event, we may need to raise additional funds through public or private equity or debt financings. We cannot assure you that any such funds will be available to us on favorable terms or at all.

        We do not currently have and have never had any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. In addition, we do not engage in trading activities involving non-exchange traded contracts. As such, we are not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in these relationships.

Seasonality

        We generally record our highest net revenues per day in the fourth quarter due to a greater number of orthopedic surgeries and injuries resulting from increased sports activity, particularly football and skiing. In addition, during the fourth quarter, a patient has a greater likelihood of having satisfied his or her annual insurance deductible than in the first three quarters of the year, and thus there is an increase in the number of elective orthopedic surgeries. We follow a manufacturing calendar that has a varied number of shipping days in each quarter. Although on a per day basis revenues may be higher in a certain quarter, total net revenues may be higher or lower based upon the number of shipping days in such quarter. Conversely, we generally have lower net revenues per day during our second quarter as a result of decreased sports activity.

Recent Accounting Pronouncements

        In May 2003, the Financial Accounting Standards Board, or FASB, issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. SFAS No. 150 affects an issuer's accounting for three types of freestanding financial instruments: (a) mandatorily redeemable shares which the issuing company is obligated to buy back in exchange for cash or other assets; (b) put options and forward purchase contracts that do or may require the issuer to buy back some of its shares in exchange for cash or other assets; and (c) obligations that can be settled with shares, the monetary value of which is fixed, ties solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuer's shares. SFAS No. 150 also requires disclosures about alternative ways of settling the instruments and the capital structure of entities. SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003 and for all periods beginning after June 15, 2003. We do not anticipate that adoption of SFAS No. 150 will have a material impact on our consolidated financial statements.

        In January 2003, the FASB issued FASB Interpretation No. 46, or FIN 46, Consolidated of Variable Interest Entities. FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. A variable interest entity either (a) does not have equity investors with voting rights or (b) has equity investors that do not provide sufficient financial resources to the entity to support its activities. FIN 46 is effective immediately for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. We do not anticipate that adoption of FIN 46 will have a material impact on our consolidated financial statements.

Quantitative and Qualitative Disclosure About Market Risk

        We are exposed to certain market risks as part of our ongoing business operations. Primary exposure includes changes in interest rates. We are exposed to interest rate risk in connection with the term loans and borrowings under the revolving bank credit facility, which bear interest at floating rates based on London Inter-Bank Offered Rate (LIBOR) or the prime rate plus an applicable borrowing margin. For fixed rate debt, interest rate changes affect the fair market value but do not impact earnings or cash flows. Conversely, for variable rate debt, interest rate changes generally do not affect the fair market value but do impact future earnings and cash flows, assuming other factors are held constant.

        As of September 27, 2003, we had $75.0 million in principal amount of fixed rate debt represented by the senior subordinated notes and $15.5 million of variable rate debt represented by borrowings under our prior bank credit facility (at an interest rate of 3.625% at September 27, 2003). Based on the balance outstanding under the bank credit facility as of September 27, 2003, an immediate change of one percentage point in the applicable interest rate would have caused an increase or decrease in interest expense of approximately $0.2 million on an annual basis. At September 27, 2003, up to $22.6 million (net of $2.4 million of outstanding, but undrawn letters of credit) of variable rate borrowings were available under our prior $25 million revolving bank credit facility.

        We entered into a new credit agreement in November 2003 and repaid our prior bank debt. Our new bank credit facility provides a term loan, under which $100.0 million was outstanding as of December 31, 2003. We also have available up to $30.0 million under a revolving credit facility, which is available for working capital and general corporate purposes. As of December 31, 2003, we did not have any amount outstanding under the revolving bank credit facility. Based on the balance outstanding under our term loan as of December 31, 2003, an immediate change of one percentage point in the applicable interest rate would cause an increase or decrease in interest expense of approximately $1.0 million on an annual basis. We may use derivative financial instruments, where appropriate, to manage our interest rate risks. However, as a matter of policy, we do not enter into derivative or other financial investments for trading or speculative purposes. At September 27, 2003 and December 31, 2003, we had no such derivative financial instruments outstanding.

        Commencing January 1, 2002, we began selling products through our subsidiaries in Germany in Euros and the United Kingdom in Pounds Sterling. Commencing May 7, 2002, we began selling products through our subsidiary in Canada in Canadian Dollars and commencing in October 2003, we began selling products through our subsidiary in France in Euros. The U.S. dollar equivalent of international sales denominated in foreign currencies in the nine months ended September 27, 2003 and September 28, 2002 was favorably impacted by foreign currency exchange rate fluctuations with the weakening of the U.S. dollar against the Euro and the Pound Sterling. The U.S. dollar equivalent of the related costs denominated in these foreign currencies was unfavorably impacted during the same period. In addition, the costs associated with our Mexico-based manufacturing operations are incurred in Mexican pesos. As we continue to distribute and manufacture our products in selected foreign countries, we expect that future sales and costs associated with our activities in these markets will continue to be denominated in the applicable foreign currencies, which could cause currency fluctuations to materially impact our operating results. Occasionally we seek to reduce the potential impact of currency fluctuations on our business through hedging transactions. At September 27, 2003 and December 31, 2003, we had no hedging transactions in place.

BUSINESS

Overview

        We are a global medical device company specializing in rehabilitation and regeneration products for the non-operative orthopedic and spine markets. We have a leading market share in the estimated $1.6 billion segment of the non-operative orthopedic and spine markets that we target. From 2002 to 2003, our pro forma combined revenues grew 8.5% to $240.4 million.

        Our broad range of over 600 rehabilitation products, including rigid knee braces, soft goods and pain management products, are used to prevent injury, to treat chronic conditions and to aid in recovery after surgery or injury. Our regeneration products consist of bone growth stimulation devices that are used to treat nonunion fractures and as an adjunct therapy after spinal fusion surgery.

        We sell our products in the United States and in more than 30 other countries through networks of agents, distributors and our direct sales force that market our products to orthopedic and spine surgeons, podiatrists, orthopedic and prosthetic centers, third-party distributors, hospitals, surgery centers, physical therapists, athletic trainers and other healthcare professionals. We believe that we have one of the largest distribution networks for non-operative orthopedic products. We believe that this distribution network, along with our recognized brand name, reputation for quality and innovation, and our strong relationships with orthopedic professionals have contributed to our leading market position.

The Regentek Acquisition

        In November 2003, we acquired the bone growth stimulation device business of OrthoLogic, which we now operate as our Regentek division, for approximately $93.0 million in cash. We financed the purchase with cash on hand of $12.1 million and a portion of the proceeds of a $100.0 million term loan pursuant to a new credit agreement. Proceeds from the term loan were also used to repay our existing bank debt amounting to approximately $15.5 million. The new credit agreement also provides us with available borrowings under a $30.0 million revolving credit facility.

        The bone growth stimulation products we acquired, which utilize proprietary combined magnetic field technology to deliver a highly specific, low-energy signal, include the OL1000 for the non-invasive treatment of an established nonunion fracture and SpinaLogic, a device used as an adjunct therapy after primary lumbar spinal fusion surgery. For the year ended December 31, 2003, pro forma revenues for the Regentek division were $46.4 million, representing growth of approximately 19% from 2002.

        The Regentek acquisition enabled us to enter the regeneration market and offer our first product that targets the spine. Frost & Sullivan projects that the bone growth stimulation segment of the non-operative orthopedic and spine markets will double between 2002 and 2008, from $325 million to $640 million, which represents approximately a 12% compounded annual growth rate. We believe the Regentek acquisition provides us with the opportunity to accelerate our revenue growth and to expand our gross margins. We intend to leverage our existing distribution channels and pursue cross-selling opportunities for our rehabilitation and regeneration products.

Competitive Strengths

        We believe that we have established our position as a market leader in the non-operative orthopedic and spine markets by capitalizing on the following strengths:

    Broad Product Offering with Leading U.S. Market Shares and Competitive Positions for a Number of Our Core Rehabilitation Products

        We offer over 600 products to healthcare professionals to meet a wide range of customer requirements and preferences. We have achieved leading U.S. market shares for a number of our core rehabilitation products. The following table sets forth our U.S. market positions for certain of our core products according to Frost & Sullivan's 2002 report entitled "U.S. Bone Growth and Spinal Fusion Stimulators Markets" and Frost & Sullivan's 2003 report entitled "U.S. Orthopedic Braces and Supports Markets":

Product	Our Estimated U.S. Market Share	Our Market Position
Ligament braces*	39%	1
Post-operative braces*	33%	1
Fracture boots*	28%	1
Upper-extremity soft goods*	25%	2
Osteoarthritic braces*	23%	2
Ankle braces and supports*	20%	2
Knee soft goods*	17%	2
Bone growth stimulators**	10%	2
Ambulatory infusion pumps*	20%	3
Cold therapy products*	12%	3
Spinal fusion stimulators**	10%	3

*
Based on Frost & Sullivan 2003 report for estimated 2002 U.S. non-retail sales.
**
Based on Frost & Sullivan 2002 report for estimated 2002 U.S. non-retail sales.

    Strong Brand Name Recognition and Reputation for Quality

        We believe DonJoy® and a number of our other trademarks are widely recognized brand names among professionals in the non-operative orthopedic market, providing us with a competitive advantage. In addition, our ProCare® brand name is well recognized by third-party distributors of soft goods in the non-operative orthopedic market. Our braces are used by a number of high-profile professional and amateur athletes and NCAA athletic programs. For example, we are the official and exclusive supplier of braces and supports to the U.S. Ski and Snowboard Teams and we believe we are a leading supplier of knee braces to players in the NFL. Our products are known for their design, quality construction and durability, as demonstrated by our 2002 award from Frost & Sullivan for "Market Engineering Leadership" in the U.S. orthopedic brace and supports market.

    Long-Standing Relationships with Orthopedic Professionals

        We have established and maintain long-standing relationships with orthopedic professionals through our focused sales and customer service efforts, as well as by expanding and enhancing our product lines. For example, we host numerous orthopedic surgeons at our biomechanical and surgical techniques laboratories, which we believe enables us to enhance our relationships with our primary customers. We believe these relationships have contributed to our historical revenue growth and our current leading U.S. market position for a number of our core rehabilitation products.

    Established Global Sales and Distribution Channels

        We have global sales and distribution channels for our products, which we believe provide us with an established base from which to introduce new or enhanced products and expand sales of existing product lines. Through our distribution channels, we target orthopedic and spine surgeons, hospitals and medical buying groups, and a broad spectrum of other healthcare professionals who use our products. In addition, our wholly-owned international sales operations have enabled us to obtain higher revenue levels and gross margins on certain of our products than we would have obtained on sales through third-party distributors.

    Successful Record of New Product Innovation and Development

        We are an innovator of non-operative orthopedic products. We have introduced at least one new knee brace in each year since 1998 and we introduced 21 new products in 2003. In addition, our recently acquired regeneration products are based on proprietary combined magnetic field technology, which we believe offers significant competitive advantages over other bone growth stimulation device technologies.

    Scalable, Efficient Infrastructure to Support Our Growth

        Through implementation of an advanced enterprise resource planning system, continuing implementation of lean manufacturing techniques designed to reduce lead times and work-in-process inventory, and the expansion of our facilities in Tijuana, Mexico, we have developed a manufacturing and operational infrastructure that we believe is scalable to meet our expected growth. We believe that our investments in our infrastructure have allowed us to become a high-volume, low cost producer for a number of our core rehabilitation products in which we have achieved substantial market share.

Our Strategy

        Our strategy is to increase revenue and profitability and enhance cash flow by strengthening our market leadership position. Our key initiatives to implement this strategy include:

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  Further Penetrate Our Existing Customer Base.    We are focused on increasing the number and variety of products sold to our existing customers. We believe that our OfficeCare program provides us with a strong platform for selling additional products to our existing customers because of the amount of contact our sales representatives have with the orthopedic practices who participate in the program. We also believe that the addition of the bone growth stimulation products to our existing product line will further this goal by providing significant cross-selling opportunities. We believe this acquisition will provide us the opportunity to further penetrate our customer base by providing additional products to satisfy our customers' orthopedic needs.

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  Continue to Introduce New Products and Product Enhancements.    We have a history of developing and introducing innovative products into the marketplace, and are committed to continuing that tradition by introducing new products across our product platform. We believe that product innovation through effective and focused research and development will provide a sustainable competitive advantage. We are currently a technology leader in several product categories and we intend to continue to develop next generation technologies.

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  Expand Our OfficeCare Channel.    Our OfficeCare channel currently includes over 540 physician offices encompassing approximately 1,900 physicians. We estimate that there are approximately 10,000 orthopedic physicians in the United States practicing in offices with three or more physicians. We believe that our OfficeCare channel serves a growing need among orthopedic practices to have a number of products readily available for immediate distribution to patients and represents an opportunity for significant sales growth. We intend to expand our OfficeCare channel into more "high-volume" orthopedic offices, thereby increasing the number of potential customers to whom we sell our products.

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  Maximize Existing, and Secure Additional, National Accounts.    We plan to capitalize on the growing practice in healthcare in which hospitals and other large healthcare providers seek to consolidate their purchasing activities to national buying groups. Executing on this strategy, in May 2003, we were awarded a contract from Broadlane, Inc., and in December 2003 we were awarded an account with Premier, Inc. Contracts with these national accounts represent a significant opportunity for sales growth. We believe that our broad range of products are well suited to the goals of these buying groups and intend to pursue these contracts aggressively.

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  Expand Product Offerings for the Spine.    SpinaLogic is our first product that targets the spine. According to Frost & Sullivan, back pain is the number one cause of healthcare expenditure in the United States. The spine segment of the orthopedics market is estimated to grow in excess of 18% from 2001 to 2005. As a result, we believe that expanding our product offerings in this market represents a significant growth opportunity.

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  Pursue Selective Strategic Acquisitions.    We believe that strategic acquisitions represent an attractive and efficient means to broaden our product lines. The products acquired in the Regentek acquisition, for example, which generated pro forma revenues of approximately $46.4 million during the twelve months ended December 31, 2003, enabled us to enter the regeneration market, which is predicted to grow faster than the rehabilitation market. We intend to pursue acquisition opportunities that enhance sales growth, are accretive to earnings, increase customer penetration and/or provide geographic diversity.

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  Expand International Sales.    International sales historically represented less than 15% of our revenues. Although our presence outside the United States has been limited, we have successfully established direct distribution capabilities in major international markets. We believe that sales to foreign markets continue to represent a significant growth opportunity and we intend to continue to develop direct distribution capabilities in selected foreign markets.

Our Addressable Markets

        According to Frost & Sullivan, the segment of the non-operative orthopedic and spine markets we target is estimated to generate sales of approximately $1.6 billion in 2004 and is expected to grow at approximately 5.4% per annum until 2008. The non-operative orthopedic and spine markets we target are further segmented into rehabilitation products, including rigid knee braces, soft goods and pain management products, which are used in the prevention of injury, in the treatment of chronic conditions and for recovery after surgery or injury, and regeneration products, including bone growth stimulation devices, which are used to treat nonunion fractures and as an adjunct therapy after spinal fusion surgery.

        We believe that the growth of the markets we target is being driven by the following factors:

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  Growing elderly populations with broad medical coverage, increased disposable income and longer life expectancy.    People over 65 years old currently represent about 13% of the U.S. population, yet are estimated to account for nearly 40% of healthcare expenditures. This population segment is expected to increase as a result of aging "baby boomers" (people born between 1946 and 1965) and longer life expectancies.

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  Growing emphasis on physical fitness, leisure sports and conditioning, which has led to increased injuries, especially among women.    A U.S. Consumer Product Safety Commission survey determined that from 1990 to 1996 there was an 18% increase in the number of sports-related injuries among the 25 to 64 population segment. From 1991-1998, "baby boomers" likewise experienced significant increases in sports-related injuries: 64% for those who lift weights, 240% for golfers and more than four times for those that engage in general exercise and running. In addition, according to industry studies, female athletes are six to eight times more likely than their male counterparts to suffer ACL injuries.

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  Increasing awareness and use of non-invasive devices for prevention, treatment and rehabilitation purposes.    The growing awareness and clinical acceptance by patients and healthcare professionals of the benefits of non-invasive solutions continues to drive demand for non-operative rehabilitation and regeneration products.

Products

    Rigid Knee Bracing

        We design, manufacture and market a broad range of rigid knee braces, including ligament braces, which are designed to provide support for knee ligament instabilities, post-operative braces, which are designed to provide both knee immobilization and a protected range of motion, and osteoarthritic braces, which are designed to provide relief of knee pain due to osteoarthritis. These products are generally prescribed to a patient by an orthopedic physician or provided by athletic trainers for use in preventing injury. Our rigid knee braces are either customized braces, utilizing basic frames which are then custom-manufactured to fit a patient's particular measurements, or are standard braces which are available "off-the-shelf" in various sizes and can be easily adjusted to fit the patient in the orthopedic professional's office. Sales of rigid knee braces represented approximately 32% of our pro forma revenues for 2003.

        We introduced our first rigid knee brace in 1980, and in 1985 we introduced the first rigid knee brace using our patented "Four Points of Leverage" system. Since 1991, we have introduced ten new ligament braces, including our flagship brace, Defiance, in 1992, six new post-operative knee braces and five new osteoarthritic braces. Our rigid knee braces have achieved leading market share, which we attribute to our design improvement, strong brand name recognition and product quality.

        Ligament Braces.    Ligament braces are designed to provide durable support for moderate to severe knee ligament instabilities to help patients regain range of motion capability so they can successfully complete rehabilitation and resume daily activities after knee surgery or injury. Ligament braces are generally prescribed six to eight weeks after knee surgery, often after use of a more restrictive post-operative brace. Our ligament braces can also be used to support the normal functioning of the knee to prevent injury. Our ligament bracing product line includes customized braces generally designed for strenuous athletic activity and off-the-shelf braces generally designed for use in less rigorous activity. According to Frost & Sullivan, in 2002 we were #1 in the United States in non-retail sales of ligament braces with a 39% market share.

        In 2001, we introduced the Knee Guarantee program in connection with our Defiance ligament brace. We believe that we are the only orthopedic company in the United States that provides such a guarantee. The Knee Guarantee program will, in specified instances, cover a patient's insurance deductible up to $1,000, or give uninsured patients $1,000 towards surgery, should an ACL re-injury occur while wearing the Defiance ligament brace. Since we introduced this guarantee, claims under the program have been minimal.

        Post-operative Braces.    Post-operative braces are designed to limit a patient's range of motion after knee surgery and protect the repaired ligaments and/or joints from stress and strain that would slow or prevent a healthy healing process. The products within this line provide both immobilization and a protected range of motion, depending on the rehabilitation protocol prescribed by the orthopedic surgeon. Our post-operative bracing product line includes a range of premium to lower priced off-the-shelf braces and accessory products. According to Frost & Sullivan, in 2002 we were #1 in the United States in non-retail sales of post-operative braces with a 33% market share.

        Osteoarthritic Braces.    Osteoarthritic braces are used to treat patients suffering from osteoarthritis. Our line of customized and off-the-shelf osteoarthritic braces is designed to redistribute weight through the knee, providing additional stability and reducing pain, and in some cases may serve as a cost-efficient alternative to total knee replacement. Frost & Sullivan estimates that sales of osteoarthritic braces are expected to grow at a 12.9% annual rate between 2002 and 2006. According to Frost & Sullivan, in 2002 we were #2 in the United States in non-retail sales of osteoarthritic braces with a 23% market share.

    Soft Goods

        Our soft goods product line originally consisted of simple neoprene braces for the knee, thigh, elbow and ankle. We now have over 400 soft goods products, including fracture boots, shoulder and elbow braces, as well as a range of products that offer immobilization and support from head to toe. Our soft goods products represented approximately 41% of our pro forma revenues for 2003.

        Soft Bracing.    These products are generally constructed from fabric or neoprene materials and are designed to provide support, immobilization and/or heat retention and compression of the knee, ankle, back and upper extremities, including the shoulder, elbow, neck and wrist. We currently offer products ranging from simple neoprene knee sleeves to more advanced products that incorporate materials and features such as air-inflated cushions and metal alloy hinge components. According to Frost & Sullivan, in 2002 we were #2 in the United States in non-retail sales of both knee soft goods, with a 17% market share, and ankle braces and supports, with a 20% market share, the two largest segments of the soft goods market.

        Lower Extremity Fracture Boots.    These products are boots that fit on a patient's foot and provide comfort and stability for ankle and foot injuries ranging from ankle sprains and soft tissue and stress fractures in the lower leg to stable fractures of the ankle. Fracture boots are used as an alternative to traditional casts. In 2003, we introduced a line of fracture boots designed for patients suffering from pre-ulcerative and ulcerative foot conditions, primarily related to complications from diabetes. According to Frost & Sullivan, in 2002 we were #1 in the United States in sales of fracture boots, with a 28% market share.

        Shoulder and Elbow Braces.    We offer a line of shoulder and elbow braces and slings, which are designed for immobilization after surgery and allow for controlled motion. For example, the UltraSling is a durable oversized sling, which offers immobilization and support for mild shoulder sprains and strains. In 2003, we introduced the UltraSling ER that externally rotates the injured shoulder for improved healing. According to Frost & Sullivan, in 2002 we were #2 in the United States in non-retail sales of upper-extremity soft goods, with a 25% market share.

    Pain Management Products

        Our portfolio of pain management products includes cold therapy products to assist in the reduction of pain and swelling and a system that employs ambulatory infusion pumps for the delivery of local anesthetic to the surgical site. Our pain management products accounted for approximately 8% of our 2003 pro forma revenues.

        Cold Therapy Products.    Cold therapy products are designed to help reduce swelling, minimize the need for post-operative pain medications and generally accelerate the rehabilitation process. We manufacture, market and sell the IceMan device, as well as other cold therapy products such as ice packs and wraps. The IceMan product is a portable device used after surgery or injury. The product consists of a durable quiet pump and control system used to circulate cold water from a reservoir to a pad designed to fit the injured area, such as the ankle, knee or shoulder. The IceMan product uses a patented circulation system to provide constant fluid flow rates, thereby minimizing temperature fluctuations. We recently introduced a manual cold therapy product that involves a simple, gravity based means of applying cold therapy. According to Frost & Sullivan, in 2002 we were #3 in the United States in non-retail sales of cold therapy products with a 12% market share.

        Ambulatory Infusion Pumps.    Ambulatory infusion pumps are designed to provide a continuous infusion of local anesthetic dispensed by a physician directly into a surgical site following surgical procedures. We are the exclusive North American distributor of a pain management system manufactured by McKinley Medical, LLLP called the DonJoy Pain Control Device. This portable device consists of a range of introducer needles, catheters for easy insertion and connection during surgery and pumps for continuous infusion for up to 72 hours. The pain control systems are intended to provide direct pain relief, reduce hospital stays and allow earlier and greater ambulation. Our exclusive distribution rights for these products continue until 2007 and may be extended thereafter. According to Frost & Sullivan, in 2002 we were #3 in the United States in non-retail sales of ambulatory infusion pumps with a 20% market share.

    Bone Growth Stimulation Products

        Bone growth stimulation devices are designed to promote the healing of musculoskeletal bone and tissue through electromagnetic field technology. The bone growth stimulation products we acquired utilize proprietary combined magnetic field technology to deliver a highly specific, low-energy signal. The OL1000 product is used for the non-invasive treatment of an established nonunion fracture, which are fractures that do not show signs of healing within 90 days. Approximately 3-5% of fractures are nonunion. The SpinaLogic product is used as an adjunct therapy after primary lumbar spinal fusion surgery for at-risk patients. Patients are considered at-risk when the natural healing process of the bone may be compromised by other health conditions of the patient, such as diabetes, smoking habits, weight, age and the severity and location of the fracture. Our bone growth stimulation products accounted for approximately 19% of our pro forma revenues for 2003.

        Patients using bone growth stimulation devices generally receive a prescription for the product from their physician. After insurance approval, the patient receives the device and starts therapy, typically at home. The patient is usually instructed to wear our bone growth stimulators for only 30 minutes each day, a significantly shorter period than competing products, which may require up to 24 hours of daily therapy. We believe the reduced treatment time leads to increased patient compliance with treatment protocol. The length of therapy with our products varies, but usually is between 25 and 40 weeks.

        OL1000.    The OL1000 product is a FDA approved device that comprises two magnetic field treatment transducers, or coils, and a microprocessor-controlled signal generator that delivers a highly specific, low energy signal to the injured area. This signal is designed to stimulate bone growth and healing. This unique system has a micro-controller that tracks the patient's daily treatment compliance. The OL1000 is used for the non-invasive treatment of an established nonunion fracture in all major long bones, such as the tibia, femur and humerus.

        The OL1000 device is designed to be attached to the patient's arm, leg or other area where there is a nonunion fracture. The OL1000 is designed to evenly distribute a magnetic field over the patient's injured area. Because of the even distribution of the fields, specific placement of the device over the nonunion fracture is not as critical for product efficacy as it is for some competing products.

        The OL1000 SC product is a FDA approved single coil device, which utilizes the same combined magnetic field as the OL1000. This product is available in three sizes and is designed to be more comfortable for patients with certain types of fractures, such as clavicle and hip fractures, where only a single coil can be applied.

        SpinaLogic.    The SpinaLogic product is a FDA approved, portable, non-invasive, electromagnetic bone growth stimulator that is designed to enhance the healing process as an adjunct therapy after spinal fusion surgery.

        With the SpinaLogic product, the patient attaches the device to the lumbar injury location where it is designed to provide localized magnetic field treatment to the fusion site. Similar to the OL1000 product, the SpinaLogic device contains a micro-controller that tracks the patient's daily treatment compliance and can be checked by the surgeon during follow-up visits.

Sales, Marketing and Distribution

        We distribute our products through five sales channels: DonJoy, ProCare, OfficeCare, Regentek and International. Our products are distributed in the United States and international markets primarily through networks of agents and distributors. These agents and distributors sell to orthopedic and spine surgeons, podiatrists, orthopedic and prosthetic centers, third-party distributors, hospitals, surgery centers, physical therapists, athletic trainers and other healthcare professionals. Our DonJoy, ProCare and OfficeCare channels are managed by five regional general managers who are responsible for managing the sale of all of our products across these channels. Our bone growth stimulation products are sold to orthopedic surgeons and podiatrists in private practice, hospitals and clinics, as well as to general orthopedic physicians via direct sales and marketing efforts. In addition, our SpinaLogic product is marketed by DePuy Spine to orthopedic spine surgeons and neurosurgeons who perform spine procedures. Our international channel consists of sales by our wholly-owned foreign subsidiaries and foreign independent distributors. For the nine months ended September 27, 2003, no single customer represented more than 5% of our total revenues.

    DonJoy

        The DonJoy sales channel, which is responsible for sales of rigid knee braces, pain management products and certain soft goods, accounted for approximately 40% of our pro forma revenues for 2003. The channel consists of approximately 270 independent commissioned sales representatives who are employed by approximately 40 independent sales agents and a few of our direct sales representatives. These representatives are primarily dedicated to the sale of our products to orthopedic surgeons, podiatrists, orthopedic and prosthetic centers, hospitals, surgery centers, physical therapists, athletic trainers and other healthcare professionals. Because the DonJoy product lines generally require customer education on the application and use of the product, our sales representatives are technical specialists who receive extensive training both from us and the agent and use their expertise to help fit the patient with the product and assist the orthopedic professional in choosing the appropriate product to meet the patient's needs.

        After a sales representative receives a product order, we generally ship and bill the product directly to the orthopedic professional, paying a sales commission to the agent. We enjoy long-standing relationships with most of our agents and sales representatives. Under the arrangements with the agents, each agent is granted an exclusive geographic territory for sales of our products and is not permitted to market products, or represent competitors who sell or distribute products, that compete with our existing products. The agents receive a commission which varies based on the type of product being sold. If an agent fails to achieve specified sales quotas, we may terminate the agent.

    ProCare

        The ProCare channel employs approximately 30 direct and independent representatives that manage over 320 dealers focused on primary and acute facilities. This channel accounted for approximately 20% our pro forma revenues for 2003. Products in this channel consist primarily of our soft goods line, which are generally sold in non-exclusive territories to third-party distributors. These distributors include large, national third-party distributors such as Owens & Minor Inc., McKesson/HBOC, Allegiance Healthcare and Physician Sales and Service Inc., regional medical surgical dealers, and medical products buying groups that consist of a number of dealers who make purchases through the buying group. These distributors generally resell the products to large hospital chains, hospital buying groups, primary care networks and orthopedic physicians for use by the patient. Unlike the rigid brace products, our soft goods products generally do not require significant customer education for their use.

        In response to the emergence of managed care and the formation of buying groups, national purchasing contracts and various bidding procedures imposed by hospitals and buying groups, we have entered into national contracts primarily for the sale of soft goods products, but often also covering rigid knee braces, with large healthcare providers and buying groups, such as AmeriNet Inc., US Government/Military hospitals, National Purchasing Alliance, Magnet, Managed Healthcare Associates, Inc., Broadlane and Premier. Under these contracts, we provide favorable pricing to the buying group and, as a result, are generally designated a preferred purchasing source for the members of the buying group for specified products. Members, however, are not obligated to purchase our products. We are also a supplier for HealthTrust Purchasing Group, Magnet, Managed Healthcare Associates, Inc. and Novation. As part of our strategy, we seek to secure additional national contracts with other healthcare providers and buying groups in the future.

    OfficeCare

        Through OfficeCare, we maintain an inventory of product (mostly soft goods) on hand at orthopedic practices for immediate distribution to the patient. For these products, we arrange billing to the patient or third-party payor after the product is provided to the patient. The OfficeCare sales channel accounted for approximately 11% of our pro forma revenues for 2003. As of December 31, 2003, the OfficeCare program was located at over 540 physician offices throughout the United States. We have contracts with over 350 third-party payors for our OfficeCare products.

        We currently outsource the revenue cycle portion of this program, from billing to collecting, to an independent third-party contractor. As a result of the growth of this program, our working capital needs have increased due to higher levels of accounts receivable and inventories necessary to operate the program. The collection period for these receivables as compared to other portions of our business is significantly longer.

    Regentek

        We conduct our sales efforts for the OL1000 through a combination of approximately 40 direct sales representatives and approximately 25 regional sales agents who employ over 60 independent commissioned sales representatives. The SpinaLogic product is sold by DePuy Spine under a 10-year exclusive worldwide sales agreement, which can be unilaterally terminated by DePuy Spine with four months notice and expires in 2010. The agreement requires DePuy Spine to meet annual sales minimums in order to maintain exclusivity. Five Area Vice Presidents manage territory sales and coordinate marketing and sales efforts for the bone growth stimulation products. OrthoLogic had over approximately 380 third-party payor contracts in place for the OL1000 and SpinaLogic products when we acquired the business. We are in the process of having these contracts issued in our name and to date only have done so with approximately 90 contracts. This channel accounted for approximately 19% of our pro forma revenues for 2003.

    International

        We market our products in over 30 countries outside the United States, primarily countries in Europe as well as in Australia, Canada and Japan. The International sales channel accounted for approximately 10% of our pro forma revenues for 2003. International sales are currently made through two distinct channels: independent third-party distributors and through wholly-owned foreign subsidiaries in Germany and the United Kingdom (in each case since January 1, 2002), Canada (since May 2002) and France (since October 2003).

        We believe that future opportunities for sales growth within international markets are significant. To this end, we established direct distributorship subsidiaries in foreign countries in 2002 and 2003. These wholly-owned subsidiaries have enabled us to obtain higher gross margins on our products than we would have obtained on sales through third-party distributors. In addition, we believe that more direct control of the distribution network in these countries will allow us to accelerate the launch of new products and product enhancements.

Manufacturing

        Nearly all of our products are manufactured in three buildings in a campus setting in Tijuana, Mexico. We have signed a lease for a 200,000 square foot build-to-suit facility in Tijuana where we intend to relocate all of our Mexico-based manufacturing operations in late 2004. The products that are still manufactured in Vista, California consist of our custom rigid bracing products, to facilitate 24-hour turn-around on custom orders, as well as our cold therapy products. The OL1000 and SpinaLogic product lines are assembled and calibrated in Tempe, Arizona. We operate a vertically integrated manufacturing and cleanroom packaging operation and are capable of producing a majority of our subassemblies and components in-house. These include metal stamped parts, injection molding components and fabric-strapping materials. We also have extensive in-house tool and die fabrication capabilities, which provide savings in the development of typically expensive tools and molds as well as flexibility to respond to and capitalize on market opportunities as they are identified.

        Our Vista, California facility has achieved ISO 9001 certification, EN46001 certification and certification to the European Medical Device Directive and our Mexico facility has achieved ISO 9001 certification. In 2002, our list of certifications for both the Vista, California and Tijuana, Mexico facilities was expanded to add the new Canadian Medical Device Regulation (ISO 13485). These certifications are internationally recognized quality standards for manufacturing and assist us in marketing our products in certain foreign markets.

        Most of the raw materials that we use in the manufacture of our products are available from more than one source and are generally readily available on the open market. We source some of our finished products from manufacturers in China as well as other third-party manufacturers.

Research and Development

        Our internal research and development program is aimed at developing and enhancing products, processes and technologies. The research and development activities for our rehabilitation products are conducted in our Vista, California facility by a group of product engineers and designers who have substantial experience in developing and designing products using advanced technologies, processes and materials. The research and development team uses computational tools and computer aided design, or CAD, systems during the development process that allow a design to be directly produced on computer-based fabrication equipment, reducing both production time and costs. Our current research and development activities are focused on using new materials, innovative designs and state of the art manufacturing processes to develop new products and to enhance our existing products. We also maintain a small engineering team in Tempe, Arizona to support our bone growth stimulation products.

        We have developed and maintain close relationships with a number of widely recognized orthopedic surgeons and professionals who assist in product research, development and marketing. These professionals often become product proponents, speaking about our products at medical seminars, assisting in the training of other professionals in the use and fitting of our products and providing us with feedback on the industry's acceptance of our new products. Some of these surgeons and specialists who participate in the design of products or provide consulting services have contractual relationships with us under which they receive royalty payments or consultant fees in connection with the development of particular products with which they have been involved. Our medical advisory board, consisting of five orthopedic surgeons, also assists in our product development by advising us on technological advances in orthopedics, along with competitive and reimbursement updates within the orthopedic industry.

        We maintain a clinical education research laboratory in our Vista, California facility, which is used by orthopedic surgeons to evaluate our soft tissue repair products in a simulated surgical setting and practice surgical technique. These surgeons often provide us with feedback, which assists us in the development and enhancement of our products. In addition, we utilize our biomechanical laboratory in our Vista, California facility to test the effectiveness of our products. U.S. based and international surgeons and researchers collaborate with our research staff to perform biomechanical testing. The tests are designed to demonstrate the functionality of new products and the effectiveness of new surgical procedures. Mechanical models are used to simulate behavior of normal, injured and osteoarthritic knees and observe the performance of new product designs as well as competitive products. We host numerous orthopedic surgeons at our biomechanical and surgical technique laboratories, which allows professionals to practice procedures and measure the effectiveness of those procedures.

        In addition to our internal research and development efforts, we have entered into a number of technology licensing arrangements with third parties that provide us innovative technologies and processes for the manufacture and development of our products. Finally, we act as the distributor of a number of products that are manufactured by others.

Competition

        The non-operative orthopedic and spine markets are highly competitive and fragmented. Our competitors include several large, diversified orthopedic companies and numerous smaller niche companies. Some of our competitors are part of corporate groups that have significantly greater financial, marketing and other resources than we do. Our primary competitors in the rigid knee brace market include companies such as Orthofix International, N.V., Bledsoe Brace Systems, Innovation Sports Incorporated, Generation II USA, Inc. and Townsend Industries Inc. In the soft goods products market, our competitors include Aircast, Biomet, Inc., DeRoyal Industries, Encore Medical Corporation, Royce Medical Co. and Zimmer Holdings, Inc. In the pain management products market, our competitors include Aircast, I-Flow Corp., Orthofix and Stryker Corporation. In the bone growth stimulation market, our competitors include Orthofix, Biomet and Smith & Nephew.

        Competition in the rigid knee brace market is primarily based on product technology, quality and reputation, relationships with customers, service and price. Competition in the soft goods market is less dependent on innovation and technology and is primarily based on product range, service and price. Several competitors have initiated stock and bill programs similar to our OfficeCare program. Competition in bone growth stimulation devices is more limited as higher regulatory thresholds provide a barrier to market entry. International competition is primarily from foreign manufacturers whose costs may be lower due to their ability to manufacture products within their respective countries.

        We believe that our extensive product lines, advanced product design, strong distribution networks, reputation with leading orthopedic professionals and customer service provide us with an advantage over our competitors. In particular, we believe that our broad product lines provide us with a competitive advantage over the smaller companies, while our established distribution networks and relationship-based selling efforts provide us with a competitive advantage over larger manufacturers.

Intellectual Property

        Our most significant intellectual property rights are our patents and trademarks, including our brand names, and proprietary know-how.

        We own or have licensing rights to approximately 120 U.S. and foreign patents and approximately 70 pending patent applications. We anticipate that we will apply for additional patents in the future as we develop new products and product enhancements. One of our most significant patents, which is registered only in the United States, involves the bracing technology and design called the "Four Points of Leverage" system. A majority of our ligament bracing products and certain of our osteoarthritic braces have been designed using the "Four Points of Leverage" system which exerts a force on the upper portion of the tibia, which, in turn, reduces strain on the damaged, reconstructed or torn ligament. Our patent covering the "Four Points of Leverage" system expires in January 2005. Revenues generated from products using our "Four Points of Leverage" system accounted for approximately 25% of our net revenues for both the first nine months of fiscal year 2003 and fiscal year 2002.

        Our other significant patents include the custom contour measuring instrument, which serves as an integral part of the measurement process for patients using our customized ligament and osteoarthritic braces. In addition, we own patents covering a series of hinges for our rigid knee braces, as well as pneumatic pad design and production technologies (which utilize air inflatable cushions that allow the patient to vary the location and degree of support) used in rigid knee braces such as the Defiance ligament brace. We also have patents relating to our osteoarthritic braces and specific mechanisms in a number of our products.

        In addition to these patents, we rely on non-patented know-how, trade secrets, processes and other proprietary information, which we protect through a variety of methods, including confidentiality agreements and proprietary information agreements with vendors, employees, consultants and others who have access to our proprietary information. We believe that our patents, trademarks and other proprietary rights are important to the development and conduct of our business and the marketing of our products. As a result, we intend to continue to aggressively protect our intellectual property rights.

Employees

        As of December 31, 2003, we had approximately 1,300 employees. Approximately 50% of our employees work in Mexico and are represented by a union. The rest of our employees are not unionized. We have not experienced any strikes or work stoppages, and management considers its relationships with our employees to be good.

Properties

        We are headquartered in Vista, California and operate manufacturing locations in Vista, California; Tijuana, Mexico; and Tempe, Arizona. Our manufacturing facilities located in Tijuana, Mexico, include three buildings in a campus environment and are within 100 miles of Vista. We have signed a lease for a 200,000 square foot build-to-suit factory in Tijuana where we intend to relocate all of our Mexico-based manufacturing operations in late 2004. In connection with the Regentek acquisition, we entered into a sublease for a facility in Tempe, Arizona. In December 2003, we established a pilot east coast distribution center in Lansing, Michigan. We also lease warehouse and office space in Germany, Canada, France and the United Kingdom. All of our facilities are leased, none are owned.

Location	Use	Owned/Leased	Lease Termination Date	Size (Square Feet)
Vista, California	Corporate Headquarters Research & Development Manufacturing & Distribution	Subleased	February 2008	266,041
Tijuana, Mexico	3 Manufacturing Facilities	Leased	December 2004	113,000
Tijuana, Mexico	Manufacturing Facility(1)	Leased	August 2014	200,000
Tempe, Arizona	Research & Development Manufacturing & Distribution	Subleased	November 2004	33,463
Neudrossenfeld, Germany	Office & Distribution	Leased	August 2004	7,700
Surrey, United Kingdom	Office & Distribution	Leased	November 2011	3,111
Mississauga, Ontario, Canada	Office & Distribution	Leased	January 2005	4,250
Tournes, France	Distribution	Leased	October 2005	3,470
Lansing, Michigan	Distribution	Leased	November 2004	15,000

(1)
Build-to-suit facility to be constructed in 2004. The lease term is ten years from the earlier of the date we occupy the facility or August 2004.

Legal Proceedings

        Several class action complaints were filed in the United States District Courts for the Southern District of New York and for the Southern District of California on behalf of purchasers of our common stock alleging violations of the federal securities laws in connection with our initial public offering in November 2001. These actions were later consolidated into a single action, In re DJ Orthopedics, Inc. Securities Litigation, Case No. 01-CV-2238-K (RBB) (S.D. Cal.). We are named as a defendant along with Leslie H. Cross, our President and Chief Executive Officer, Cyril Talbot III, our former Senior Vice President, Finance, Chief Financial Officer, and Secretary, Charles T. Orsatti, former Chairman of our Board of Directors, our outside directors Mitchell J. Blutt, M.D. and Kirby L. Cramer and our former director Damion E. Wicker, M.D and the underwriters of our initial public offering. The complaint seeks unspecified damages and following the filing of a motion to dismiss that eliminated all but one alleged omission, continues to assert that defendants violated Sections 11, 12, and 15 of the Securities Act of 1933 by failing to disclose allegedly material intra-quarterly sales data in the registration statement and prospectus. On July 22, 2003, the Court appointed Louisiana School Employees' Retirement System as substitute lead plaintiff following the withdrawal of Oracle Partners L.P. who was the original lead plaintiff, and on November 17, 2003, the Court certified the class. The parties have reached a tentative settlement of the case and on February 2, 2004 entered into a Memorandum of Understanding confirming the settlement and the terms thereof. The amount of the settlement is within the coverage limits of our directors' and officers' liability insurance policies. The settlement will become final upon court approval, provided that, if class members who purchased more than a specified number of shares exclude themselves from the class, the defendants may terminate the settlement.

        From time to time, we are involved in lawsuits arising in the ordinary course of business. This includes patent and other intellectual property disputes between our various competitors and us. With respect to these matters, management believes that it has adequate legal defense, insurance and/or have provided adequate accruals for related costs. We are not aware of any pending lawsuits not mentioned above that could have a material adverse effect on our business, financial condition and results of operations.

Government Regulation

    Medical Device Regulation

        United States.    Our products and operations are subject to regulation by the FDA, state authorities and comparable authorities in foreign jurisdictions. The FDA regulates the research, testing, manufacturing, safety, labeling, storage, recordkeeping, premarket clearance or approval, promotion, distribution and production of medical devices in the United States to ensure that medical products distributed domestically are safe and effective for their intended uses. In addition, the FDA regulates the export of medical devices manufactured in the United States to international markets.

        Under the Federal Food, Drug, and Cosmetic Act, or FFDCA, medical devices are classified into one of three classes—Class I, Class II or Class III—depending on the degree of risk associated with each medical device and the extent of control needed to ensure safety and effectiveness. Our currently marketed rehabilitation products are all Class I or Class II medical devices. Our currently marketed bone growth stimulator products are Class III medical devices.

        Class I devices are those for which safety and effectiveness can be assured by adherence to a set of guidelines called General Controls, including compliance with the applicable portions of the FDA's Quality System Regulation, or QSR, facility registration and product listing, reporting of adverse medical events, and appropriate, truthful and non-misleading labeling, advertising, and promotional materials.

        Class II devices also are subject to the General Controls, and most require premarket demonstration of adherence to certain performance standards or other special controls and clearance by the FDA. Premarket review and clearance by the FDA for these devices may be accomplished through the 510(k) premarket notification procedure. Unless a specific exemption applies, 510(k) premarket notification submissions are subject to user fees. Certain Class I and Class II devices are exempt from this premarket review process. When a 510(k) is required, the manufacturer must submit to the FDA a premarket notification submission demonstrating that the device is "substantially equivalent" to either a device that was legally marketed prior to May 28, 1976 (the date upon which the Medical Device Amendments of 1976 were enacted) or another commercially available, similar device that was subsequently cleared through the 510(k) process.

        If the FDA agrees that the device is substantially equivalent, it will grant clearance to commercially market the device. By regulation, the FDA is required to clear a 510(k) premarket notification within 90 days of submission of the application. As a practical matter, clearance often takes longer; however, our products have generally been cleared within the 90-day time period. If the FDA determines that the device, or its intended use, is not "substantially equivalent" to a previously-cleared device or use, the FDA will place the device, or the particular use of the device, into Class III, and the device sponsor must then fulfill more rigorous premarketing requirements.

        A Class III device is a product which has a new intended use or uses advanced technology that is not substantially equivalent to a use or technology with respect to a legally marketed device. The safety and efficacy of Class III devices cannot be assured solely by the General Controls and the other requirements described above. These devices almost always require formal clinical studies to demonstrate safety and effectiveness.

        Submission and FDA approval of a premarket approval application, or PMA, is required before marketing of a Class III product can proceed. Unless an exemption applies, PMA submissions also are subject to user fees. The PMA process is much more demanding than the 510(k) premarket notification process. A PMA application, which is intended to demonstrate that the device is safe and effective, must be supported by extensive data, including data from preclinical studies and human clinical trials. The PMA must also contain a full description of the device and its components, a full description of the methods, facilities and controls used for manufacturing, and proposed labeling. Following receipt of a PMA application, once the FDA determines that the application is sufficiently complete to permit a substantive review, the FDA will accept the application for review. The FDA, by statute and by regulation, has 180-days to review an "accepted" PMA application, although the review of an application more often occurs over a significantly longer period of time, and can take up to several years. In approving a PMA application or clearing a 510(k) application, the FDA may also require some form of post-market surveillance when necessary to protect the public health or to provide additional safety and effectiveness data for the device. In such cases, the manufacturer might be required to follow certain patient groups for a number of years and to make periodic reports to the FDA on the clinical status of those patients.

        Medical devices can be marketed only for the indications for which they are cleared or approved. Modifications to a previously cleared or approved device that could significantly affect its safety or effectiveness or that would constitute a major change in its intended use, design or manufacture require a 510(k) clearance, premarket approval supplement or new premarket approval. We have modified various aspects of our devices in the past and determined that new approvals, clearances or supplements were not required or we filed a PMA supplement. Nonetheless, the FDA may disagree with our conclusion that clearances or approvals were not required for particular products and may require approval or clearances for such past or any future modifications or to obtain new indications for our existing products. Such submissions may require the submission of additional clinical or preclinical data and may be time consuming and costly, and may not ultimately be cleared or approved by the FDA.

        Our manufacturing processes are required to comply with the applicable portions of the QSR, which covers the methods and documentation of the design, testing, production, processes, controls, quality assurance, labeling, packaging and shipping of our products. The QSR also, among other things, requires maintenance of a device master record, device history record, and complaint files. Our domestic facility records and manufacturing processes are subject to periodic unscheduled inspections by the FDA. Our Mexican facilities, which export products to the United States, may also be inspected by the FDA. Based on internal audits of our domestic and Mexican facilities, we believe that our facilities are in substantial compliance with the applicable QSR regulations. We also are required to report to the FDA if our products cause or contribute to a death or serious injury or malfunction in a way that would likely cause or contribute to death or serious injury were the malfunction to recur. Although medical device reports have been submitted in the past 5 years, none have resulted in a recall of our products or other regulatory action by the FDA. The FDA and authorities in other countries can require the recall of products in the event of material defects or deficiencies in design or manufacturing. The FDA can also withdraw or limit our product approvals or clearances in the event of serious, unanticipated health or safety concerns.

        The FDA has broad regulatory and enforcement powers. If the FDA determines that we have failed to comply with applicable regulatory requirements, it can impose a variety of enforcement actions from public warning letters, fines, injunctions, consent decrees and civil penalties to suspension or delayed issuance of approvals, seizure or recall of our products, total or partial shutdown of production, withdrawal of approvals or clearances already granted, and criminal prosecution. The FDA can also require us to repair, replace or refund the cost of devices that we manufactured or distributed. If any of these events were to occur, it could materially adversely affect us.

        Legal restrictions on the export from the United States of any medical device that is legally distributed in the United States are limited. However, there are restrictions under U.S. law on the export from the United States of medical devices that cannot be legally distributed in the United States. If a Class I or Class II device does not have 510(k) clearance, and the manufacturer reasonably believes that the device could obtain 510(k) clearance in the United States, then the device can be exported to a foreign country for commercial marketing without the submission of any type of export request or prior FDA approval, if it satisfies certain limited criteria relating primarily to specifications of the foreign purchaser and compliance with the laws of the country to which it is being exported (Importing Country Criteria). We believe that all of our current products which are exported to foreign countries currently comply with these restrictions.

        An unapproved Class III device can be exported if: (1) it is in substantial compliance with the QSR or an FDA-recognized foreign standard; (2) the device satisfies the Importing Country Criteria; (3) the device is being exported to certain listed countries or the importing country has accepted the marketing authorization of one of those listed countries; and (4) the device is not being exported for investigational use. Otherwise, the unapproved Class III device may be exported if the FDA determines that the exportation would not be contrary to public health, approval is obtained from an appropriate authority in the importing country, and the device satisfies the Importing Country Criteria. We do not currently export any unapproved Class III devices.

        International.    In many of the foreign countries in which we market our products, we are subject to regulations affecting, among other things, product standards, packaging requirements, labeling requirements, import restrictions, tariff regulations, duties and tax requirements. Many of the regulations applicable to our devices and products in such countries are essentially similar to those of the FDA, including those in Germany, our largest foreign market. The regulation of our products in Europe falls primarily within the European Economic Area, which consists of the fifteen member states of the European Union as well as Iceland, Lichtenstein and Norway. The legislative bodies of the European Union have adopted three directives in order to harmonize national provisions regulating the design, manufacture, clinical trials, labeling and adverse event reporting for medical devices: the Council Directives 90/385/EEC (Actives Implantables Directive); 93/42/EEC (Medical Device Directive); and 98/79/EC (In-Vitro-Diagnostics Directive). The member states of the European Economic Area have implemented the directives into their respective national law. Medical devices that comply with the essential requirements of the national provisions and the directives will be entitled to bear a CE marking. Unless an exemption applies, only medical devices which bear a CE marking may be marketed within the European Economic Area. The European Commission has adopted numerous guidelines relating to the medical devices directives to ensure their uniform application. The method of assessing conformity varies depending on the class and type of the medical device and can involve a combination of self-assessment by the manufacturer and a third-party assessment by a Notified Body, which is an independent and neutral institution appointed by the member states to conduct the conformity assessment. This third-party assessment may consist of an audit of the manufacturer's quality system and specific testing of the manufacturer's devices. An assessment by a Notified Body in one country within the European Economic Area is generally required in order for a manufacturer to commercially distribute the product throughout the European Economic Area.

        The European Standardization Committees have adopted numerous harmonized standards for specific types of medical devices. Compliance with relevant standards establishes the presumption of conformity with the essential requirements for a CE marking. Our quality system relating to the development, production and distribution of rigid and soft orthopedic bracing, cold therapy products and orthopedic fixation devices/instruments is certified through April 30, 2004 for our two facilities in Vista, California and our facility in Tijuana, Mexico. Our quality system relating to the manufacturing of leg contour measuring devices and angle reference bending tools in our facilities in Vista, California has been certified and the existing certificate is currently in the process of being extended. The existing certificate remains valid until the issue of a new certificate.

        Post market surveillance of medical devices in the European Economic Area is generally conducted on a country-by-country basis. The requirement within the member states of the European Economic Area vary. Due to the movement towards harmonization of standards in the European Union and the expansion of the European Union, we expect a changing regulatory environment in Europe characterized by a shift from a country-by-country regulatory system to a European Union-wide single regulatory system. The timing of this harmonization and its effect on us cannot currently be predicted.

        In many countries, the national health or social security organizations require our products to be qualified before they can be marketed with the benefit of reimbursement eligibility. To date, we have not experienced difficulty in complying with these regulations. Due to the movement towards harmonization of standards in the European Union, we expect a changing regulatory environment in Europe characterized by a shift from a country-by-country regulatory system to a European Union-wide single regulatory system. The timing of this harmonization and its effect on us cannot currently be predicted.

    Federal Privacy and Transaction Law and Regulations

        Other federal legislation requires major changes in the transmission and retention of health information by us. The Health Insurance Portability and Accountability Act of 1996, or HIPAA, mandates, among other things, the adoption of standards for the electronic exchange of health information that may require significant and costly changes to current practices. Sanctions for failure to comply with HIPAA include civil and criminal penalties. The U.S. Department of Health and Human Services, or HHS, has released three rules to date mandating the use of new standards with respect to certain healthcare transactions and health information. The first rule requires the use of uniform standards for common healthcare transactions, including healthcare claims information, plan eligibility, referral certification and authorization, claims status, plan enrollment and disenrollment, payment and remittance advice, plan premium payments, and coordination of benefits. The second rule released by HHS imposes new standards relating to the privacy of individually identifiable health information. These standards not only require our compliance with rules governing the use and disclosure of protected health information, but they also require us to obtain satisfactory assurances that any business associate of ours to whom such information is disclosed will safeguard the information. The third rule released by HHS establishes minimum standards for the security of electronic health information. We were required to comply with the transaction standards by October 16, 2003 and the privacy standards by April 14, 2003, and are required to comply with the security standards by April 21, 2005.

    Third-Party Reimbursement

        Our products generally are prescribed by physicians and are eligible for third-party reimbursement. An important consideration for our business is whether third-party payment amounts will be adequate, since this is a factor in our customers' selection of our products. We believe that third-party payors will continue to focus on measures to contain or reduce their costs through managed care and other efforts. Medicare policies are important to our business because third-party payors often model their policies after the Medicare program's coverage and reimbursement policies.

        Healthcare reform legislation in the Medicare area has focused on containing healthcare spending. Most recently, on December 8, 2003, President Bush signed the Medicare Prescription Drug, Improvement and Modernization Act of 2003, or Modernization Act, which provides for revisions to payment methodologies and other standards for items of durable medical equipment and orthotic devices under the Medicare program. First, beginning in 2004 through 2008, the payment amounts for orthotic devices (2004 through 2006) and durable medical equipment (2004 through 2008) will no longer be increased on an annual basis. The freeze does not affect Class III devices such as bone growth stimulators, however. Second, beginning in 2007, a competitive bidding program will be phased in to replace the existing fee schedule payment methodology. Off-the-shelf orthotic devices and other non-Class III devices are subject to the program. The competitive bidding program will begin in ten high population metropolitan statistical areas and in 2009 will be expanded to 80 metropolitan statistical areas (and additional areas thereafter). Payments in regions not subject to competitive bidding may also be adjusted using payment information from regions subject to competitive bidding. Third, supplier quality standards are to be established which will be applied by independent accreditation organizations. Fourth, clinical conditions for payment will be established for certain products.

        In recent years, efforts to control Medicare costs have included the heightened scrutiny of reimbursement codes and payment methodologies. Under Medicare, certain devices used by outpatients are classified using reimbursement codes, which in turn form the basis for each device's Medicare payment levels. Changes to the reimbursement codes describing our products can result in reduced payment levels or the breadth of products for which reimbursement can be sought under recognized codes. In January 2003, Medicare introduced a new reimbursement code relating to tibial ankle-foot fracture boot products. Because we believed that the new code, which provides for a lower payment value on the applicable devices, may have applied to some or all of our lower extremity fracture boot products, we disputed this change. As of January 2004, the reimbursement code was redefined, but the payment levels remained the same. We are in the process of disputing the accuracy of the payment levels.

        On February 11, 2003, the Centers for Medicare and Medicaid Services, or CMS, made effective an interim final regulation implementing "inherent reasonableness" authority, which allows the agency and contractors to adjust payment amounts by up to 15% per year for certain items and services when the existing payment amount is determined to be grossly excessive or grossly deficient. The regulation lists factors that may be used by CMS and its contractors to determine whether an existing reimbursement rate is grossly excessive or grossly deficient and to determine a realistic and equitable payment amount. CMS may make a larger adjustment each year if it undertakes prescribed procedures. The regulation remains in effect after the Modernization Act, although the use of inherent reasonableness authority is precluded for devices provided under competitive bidding. We do not know what impact inherent reasonableness and competitive bidding would have on us or the reimbursement of our products.

        Beyond changes in reimbursement codes and payment methodologies, the movement, both domestically and in foreign countries, toward healthcare reform and managed care may continue to result in downward pressure on product pricing. Net revenues from third-party reimbursement accounted for approximately 17%, 17% and 13% of our net revenues for the years ended December 31, 2002, 2001 and 2000, respectively. Medicare reimbursement consisted of approximately 13% of our net revenues from third-party reimbursement or 2% of our total net revenues for the year ended December 31, 2002.

    Fraud and Abuse

        We are subject to various federal and state laws pertaining to healthcare fraud and abuse, including anti-kickback laws and physician self-referral laws. Violations of these laws are punishable by criminal and civil sanctions, including, in some instances, exclusion from participation in federal and state healthcare programs, including Medicare, Medicaid, Veterans Administration health programs and TRICARE. We believe that our operations are in material compliance with such laws. However, because of the far-reaching nature of these laws, there can be no assurance that we would not be required to alter one or more of our practices to be in compliance with these laws. In addition, there can be no assurance that the occurrence of one or more violations of these laws or regulations would not result in a material adverse effect on our financial condition and results of operations.

        Anti-kickback and Fraud Laws.    Our operations are subject to federal and state anti-kickback laws. Certain provisions of the Social Security Act, which are commonly known collectively as the Medicare Fraud and Abuse Statute, prohibit persons from knowingly and willfully soliciting, receiving, offering or providing remuneration directly or indirectly to induce either the referral of an individual, or the furnishing, recommending, or arranging for a good or service, for which payment may be made under a federal healthcare program such as Medicare and Medicaid. The definition of "remuneration" has been broadly interpreted to include anything of value, including such items as gifts, discounts, waiver of payments, and providing anything at less than its fair market value. HHS has issued regulations, commonly known as safe harbors, that set forth certain provisions which, if fully met, will assure healthcare providers and other parties that they will not be prosecuted under the Medicare Fraud and Abuse Statute. Although full compliance with these provisions ensures against prosecution under the Medicare Fraud and Abuse Statute, the failure of a transaction or arrangement to fit within a specific safe harbor does not necessarily mean that the transaction or arrangement is illegal or that prosecution under the Medicare Fraud and Abuse Statute will be pursued. The penalties for violating the Medicare Fraud and Abuse Statute include imprisonment for up to five years, fines of up to $25,000 per violation and possible exclusion from federal healthcare programs such as Medicare and Medicaid. Many states have adopted prohibitions similar to the Medicare Fraud and Abuse Statute, some of which apply to the referral of patients for healthcare services reimbursed by any source, not only by the Medicare and Medicaid programs.

        Our OfficeCare program is a stock and bill arrangement through which we make our products and services available in the offices of physicians or other providers. In conjunction with the OfficeCare program, we may pay participating physicians a fee for rental space and support services provided by such physicians to us. In a Special Fraud Alert issued by HHS' Office of Inspector General, or OIG, in February 2000, the OIG indicated that it may scrutinize stock and bill programs involving excessive rental payments or rental space for possible violation of the Medicare Fraud and Abuse Statute, but noted that legitimate arrangements, including fair market value rental arrangements, will not be considered violations of the statute. We believe we have structured the OfficeCare program to comply with the Medicare Fraud and Abuse Statute.

        HIPAA created two new federal crimes: healthcare fraud and false statements relating to healthcare matters. The healthcare fraud statute prohibits knowingly and willfully executing or attempting to execute a scheme or artifice to defraud any healthcare benefit program, including private payors. The false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement or representation in connection with the delivery of or payment for healthcare benefits, items or services. This statute applies to any health benefit plan, not just Medicare and Medicaid. Additionally, HIPAA granted expanded enforcement authority to HHS and the U.S. Department of Justice, or DOJ, and provided enhanced resources to support the activities and responsibilities of the OIG and DOJ by authorizing large increases in funding for investigating fraud and abuse violations relating to healthcare delivery and payment. In addition, HIPAA mandates the adoption of standards for the electronic exchange of health information.

        Physician Self-Referral Laws.    We are also subject to federal and state physician self-referral laws. Federal physician self-referral legislation (commonly known as the Stark Law) prohibits, subject to certain exceptions, physician referrals of Medicare and Medicaid patients to an entity providing certain "designated health services" if the physician or an immediate family member has any financial relationship with the entity. The Stark Law also prohibits the entity receiving the referral from billing any good or service furnished pursuant to an unlawful referral, and any person collecting any amounts in connection with an unlawful referral is obligated to refund such amounts. A person who engages in a scheme to circumvent the Stark Law's referral prohibition may be fined up to $100,000 for each such arrangement or scheme. The penalties for violating the Stark Law also include civil monetary penalties of up to $15,000 per referral and possible exclusion from federal healthcare programs such as Medicare and Medicaid. Various states have corollary laws to the Stark Law, including laws that require physicians to disclose any financial interest they may have with a healthcare provider to their patients when referring patients to that provider. Both the scope and exceptions for such laws vary from state to state.

        False Claims Laws.    Under separate statutes, submission of claims for payment that are "not provided as claimed" may lead to civil money penalties, criminal fines and imprisonment, and/or exclusion from participation in Medicare, Medicaid and other federally funded state health programs. These false claims statutes include the federal False Claims Act, which prohibits the knowing filing of a false claim or the knowing use of false statements to obtain payment from the federal government. When an entity is determined to have violated the False Claims Act, it must pay three times the actual damages sustained by the government, plus mandatory civil penalties of between $5,500 and $11,000 for each separate false claim. Suits filed under the False Claims Act, known as "qui tam" actions, can be brought by any individual on behalf of the government and such individuals (known as "relators" or, more commonly, as "whistleblowers") may share in any amounts paid by the entity to the government in fines or settlement. In addition, certain states have enacted laws modeled after the federal False Claims Act. Qui tam actions have increased significantly in recent years, causing greater numbers of healthcare companies to have to defend a false claim action, pay fines or be excluded from the Medicare, Medicaid or other federal or state healthcare programs as a result of an investigation arising out of such action.

    Governmental Audits

        Because we participate in governmental programs as a supplier of medical devices, our operations are subject to periodic surveys and audits by governmental entities or contractors to assure compliance with Medicare and Medicaid standards and requirements. To maintain our billing privileges, we are required to comply with certain supplier standards, including, by way of example, licensure and documentation requirements for our claims submissions. From time to time in the ordinary course of business, we, like other healthcare companies, are audited by or receive claims documentation requests from governmental entities, which may identify certain deficiencies based on our alleged failure to comply with applicable supplier standards or other requirements. We currently are under pre-payment review for certain claims we submit to one Medicare contractor (of the four Medicare contractors processing our claims). This means that our claims must be submitted manually and with supporting documentation. Pre-payment review results in longer processing times. We review and assess such audits or reports and attempt to take appropriate corrective action. We also are subject to surveys of our physical location for compliance with supplier standards. The failure to effect corrective action to address identified deficiencies, or to obtain, renew or maintain any of the required regulatory approvals, certifications or licenses could adversely affect our business, results of operations or financial condition and could result in our inability to offer our products and services to patients insured by the programs.

MANAGEMENT

Executive Officers and Directors

        The following table sets forth information with respect to our executive officers and directors:

Name	Age	Position with dj Orthopedics
Leslie H. Cross	53	President, Chief Executive Officer and Director
Vickie L. Capps	42	Senior Vice President, Finance, Chief Financial Officer and Treasurer
Louis T. Ruggiero	44	Senior Vice President, Sales and Marketing
Luke T. Faulstick	40	Senior Vice President, Operations
Donald M. Roberts	55	Vice President, General Counsel and Secretary
Jack R. Blair (1)(2)	61	Chairman of the Board
Mitchell J. Blutt, M.D.	46	Director
Kirby L. Cramer (1)(3)	67	Director
Benjamin B. Edmands (2)	32	Director
Lesley H. Howe (2)(3)	59	Director
Charles T. Orsatti (1)	59	Director
Lewis Parker (3)	62	Director

(1)
Member of the Compensation Committee.

(2)
Member of the Corporate Governance Committee.

(3)
Member of the Audit Committee.

        Leslie H. Cross has been our Chief Executive Officer and President and a member of our board of directors since our incorporation in August 2001. He served as the Chief Executive Officer and a Manager of DonJoy, L.L.C., our predecessor, from June 1999 until November 2001, and has served as President of dj Orthopedics, LLC, our wholly-owned operating subsidiary, or its predecessor, the Bracing & Support Systems division of Smith & Nephew, Inc. since June 1995. From 1990 to 1994, Mr. Cross held the position of Senior Vice President of Marketing and Business Development of the Bracing and Support Systems division of Smith & Nephew. He was a Managing Director of two different divisions of Smith & Nephew from 1982 to 1990. Prior to that time, he worked at American Hospital Supply Corporation. Mr. Cross earned a diploma in medical technology from Sydney Technical College in Sydney, Australia and studied business at the University of Cape Town in Cape Town, South Africa.

        Vickie L. Capps joined us in July 2002 and serves as our Senior Vice President, Finance, Chief Financial Officer and Treasurer. From September 2001 until July 2002, Ms. Capps was employed by AirFiber, a privately held provider of broadband wireless solutions, where she served as Senior Vice President, Finance and Administration and Chief Financial Officer. From July 1999 to July 2001, Ms. Capps served as Vice President of Finance and Administration and Chief Financial Officer for Maxwell Technologies, Inc., a publicly traded technology company. From 1992 to 1999, Ms. Capps served in various positions, including Chief Financial Officer, with Wavetek Wandel Goltermann, Inc., a multinational communications equipment company. Ms. Capps also served as a senior audit and accounting professional for Ernst & Young LLP from 1982 to 1992. Ms. Capps is a California Certified

Public Accountant and also serves on the board of directors of Targeted Molecules Corporation of San Diego, a privately held biotechnology company. Ms. Capps received a B.S. in business administration/accounting from San Diego State University.

        Louis T. Ruggiero joined us as Senior Vice President of Sales and Marketing in August 2003. Mr. Ruggiero brings more than 20 years of sales experience in medical devices, with more than half of his tenure in management roles. From 2000 to 2003, Mr. Ruggiero served as President and Chief Executive Officer of Titan Scan Technologies, a subsidiary of Titan Corporation, a leader in electron beam technology for medical device sterilization, mail sanitization and industrial processes. From 1990 to 2000, Mr. Ruggiero was employed by GE Medical Systems, a global leader in medical diagnostic imaging, healthcare IT, productivity solutions, services and financing. He most recently served as director of corporate alliances. Prior to 1990, Mr. Ruggiero was employed by Davol, Inc., a division of C.R. Bard, Inc., where he served as sales manager in the northeast district. He has also held field sales positions with American V. Mueller, a division of American Hospital Supply, and Procter & Gamble. Mr. Ruggiero received his undergraduate degree in interpersonal communication/political science from St. John's University and his M.B.A. from the J.L. Kellogg School of Management, Northwestern University.

        Luke T. Faulstick currently serves as our Senior Vice President, Operations. He joined us as Vice President of Manufacturing in June 2001. From 1998 to June 2001, Mr. Faulstick served as General Manager for Tyco Healthcare. From 1996 to 1998, Mr. Faulstick served as Plant Manager for Mitsubishi Consumer Electronics. In 1994, he started a contract manufacturing business that supplied products to the medical, electronic and photographic industries. Mr. Faulstick began his career in 1985 working for Eastman Kodak Company in Rochester New York where he held various positions in Engineering, Marketing and Product Research and Development. He currently serves on the board of directors of Power Partners, Inc., a privately owned power transmission manufacturer. Mr. Faulstick received a B.S. in engineering from Michigan State University and an M.S. in engineering from Rochester Institute of Technology.

        Donald M. Roberts joined us in December 2002 and currently serves as Vice President, General Counsel and Secretary. From 1994 to December 2002, Mr. Roberts served as Vice President, Secretary and General Counsel for Maxwell Technologies, Inc., a publicly held technology company. Previous to that, he was with the Los Angeles-based law firm of Parker, Milliken, Clark, O'Hara & Samuelian for 21 years. Mr. Roberts was a shareholder in the firm, having served as partner in a predecessor partnership. Mr. Roberts received his undergraduate degree in political science from Yale University and his J.D. from the University of California, Berkeley, Boalt Hall School of Law.

        Jack R. Blair has been a member of our board of directors since January 2002, and in July 2002, Mr. Blair became the Chairman of our board of directors. From 1980 until his retirement in 1998, Mr. Blair served in various capacities with Smith & Nephew and Richards Medical Company, which was acquired by Smith & Nephew in 1986, most recently as group president of its North and South America and Japan operations from 1986 to 1998. From 1982 to 1986, he held the position of President of Richards Medical Company. Prior to that, he was President of Richards' International Division. Before joining Richards Medical Company, Mr. Blair served as Vice President of Planning, Business Development and Marketing for the American Hospital Supply Corporation's International Division. He currently serves on the board of directors of NuVasive, Inc., a privately owned San Diego-based spinal endoscopy firm, on the board of directors of BioLab Holdings, Inc., a privately owned company, and as chairman and a member of the board of directors of SCB Computer Technology, Inc. Mr. Blair received his B.A. in political science from Miami University in Oxford, Ohio and his M.B.A. from the University of California, Los Angeles.

        Mitchell J. Blutt, M.D. has been a member of our board of directors since August 2001. He was a Manager of DonJoy, L.L.C., our predecessor, from June 1999 to November 2001. Since January 1,

2004, Dr. Blutt has been Executive Advisor to J.P. Morgan Partners, LLC, prior to which he was an Executive Partner of J.P. Morgan Partners, LLC, or its predecessor, Chase Capital Partners, or CCP, since 1992. J.P. Morgan Partners, LLC is the private equity organization within J.P. Morgan Chase & Co. Dr. Blutt was a General Partner of CCP from 1988 to 1992. He also serves as a director of MedQuest Associates Inc. and Ryko Corp. He is an Adjunct Professor of Medicine at Weill Medical College and Graduate School of Medical Sciences of Cornell University. He also serves on the Board of the Michael J. Fox Foundation for Parkinson's Research. Dr. Blutt is a member of the Board of Trustees of the University of Pennsylvania and is also a member of the Board of Overseers of the University of Pennsylvania's School of Arts and Sciences and is a member of the Executive Committee and Board of Penn Medicine. He is also a member of the Finance Committee of Penn Medicine. He is also on the Board of the Brearley School. He formerly served on the Board of the National Venture Capital Association as well as a large number of corporate boards of directors. Dr. Blutt received his B.A. and M.D. from the University of Pennsylvania and received his M.B.A. at the Wharton School of the University of Pennsylvania from the Clinical Scholars Fellowship sponsored by the Robert Wood Johnson Foundation. He completed his medical residency at the New York Hospital/Cornell Medical School.

        Kirby L. Cramer has been a member of our board of directors since November 2001. He was a Manager of DonJoy, L.L.C., our predecessor, from December 1999 until November 2001. Mr. Cramer is a professional corporate director, having served as Chairman of five companies. He is Chairman Emeritus of Hazleton Laboratories Corporation, the world's largest contract biological and chemical research laboratory, which was sold to Corning, Inc. in 1987 and is now Covance, Inc. He is also Chairman of the Board of The Harris Trust Company and Chairman of SonoSite, Inc., a medical device company, and a director of Corus Pharma, a pharmaceutical company, Landec Corporation, a material sciences company, Array BioPharma, a chemistry discovery company, and Harris Bank, N.A., a Chicago, Illinois bank. Mr. Cramer served as Chairman of Kirschner Medical Corporation during its inception as a publicly traded company, and then as Chairman of the Executive Committee. He also served as the Senior Director of Immunex, a biopharmaceutical company. Additionally, he is a Trustee Emeritus and Past President of University of Virginia's Colgate Darden Graduate School of Business Administration, former Chairman of the Major Gifts Committee of the University of Washington Foundation, and has served as Chairman of the Advisory Board of the School of Business Administration of the University of Washington. In 1997, Mr. Cramer received the University of Washington's Business School's Alumni Service Award. Mr. Cramer is a graduate of Harvard Business School's Advanced Management Program, received his B.A. from Northwestern University and his M.B.A. from the University of Washington. He is a Chartered Financial Analyst and, in 1988, he received an honorary Doctor of Laws degree from James Madison University.

        Benjamin B. Edmands has been a member of our board of directors since May 2003. Mr. Edmands is currently a Principal at J.P. Morgan Partners, LLC where he focuses on investments in the healthcare infrastructure sector. He joined J.P. Morgan Partners, LLC in 1993, and prior thereto was with Chemical Bank's Acquisition Finance Group. The companies for which Mr. Edmands serves as a director are MedQuest Associates, Inc., Big Rock Sports, Inc. and VeriCare, Inc. Mr. Edmands received a B.A. with honors from Colgate University and an M.B.A. with honors from Columbia Business School.

        Lesley H. Howe has been a member of our board of directors since October 2002. Mr. Howe has over 35 years of experience in accounting, finance and business management within a variety of industries. He was employed by KPMG Peat Marwick LLP, an international accounting and auditing firm from 1967 to 1997 and became an audit partner in that firm in 1974. He served as area managing partner/managing partner of the Los Angeles office of KPMG from 1994 to 1997. After retiring from KPMG in 1997, Mr. Howe was an independent financial and business consultant advising clients on acquisition due diligence and negotiation strategies, as well as financing strategies. For the past year, he has served as Chief Executive Officer at Consumer Networks LLC, a San Diego-based Internet marketing and promotions company. Mr. Howe also serves on the board of director of P.F. Chang's China Bistro. Mr. Howe received a B.S. in business administration from the University of Arkansas.

        Charles T. Orsatti has been a member of our board of directors since August 2001 and served as Chairman of our Board of Directors from August 2001 until July 2002. He was a Manager of DonJoy, L.L.C., our predecessor, from June 1999 to November 2001. Since 1998, he has been the Managing Member of Orsatti and Partners, LLC (formerly, J.P. Morgan Fairfield Partners, LLC), a private equity firm with holdings exclusively in us. He is also the Managing Partner of Fairfield Capital Partners, Inc., a private equity fund with investments in securities, commercial real estate and business equity investments. From 1995 to 1998, Mr. Orsatti was a senior consultant to Chase Capital Partners, a predecessor of J.P. Morgan Partners, LLC. He had previously served as an advisor and business consultant to Chase Capital Partners since 1987. Until 1995, Mr. Orsatti was the Chairman and Chief Executive Officer of Fairfield Medical Products Corporation, a worldwide manufacturer of critical care products sold to hospitals and alternative care facilities. He previously held executive positions with British Oxygen Corporation, Johnson & Johnson, Coloplast, A/S Denmark and Air Products and Chemicals, Inc. He also serves as a Vice-Chairman of Vitagen, Inc. Mr. Orsatti received a B.S. in management and marketing from Pennsylvania State University.

        Lewis Parker has been a member of our board of directors since May 2003. Mr. Parker is also a director of Interpore International, Inc., where he has served since 2001. From 2000 to 2001, he was a director and Chief Financial Officer of American Osteomedix, a company founded in 1999 to engage in the market for minimally invasive spine surgery. American Osteomedix was sold to Interpore in 2001. Mr. Parker began his experience in the orthopedic business in 1991 when he joined Kirschner Medical Corporation as its Senior Vice President and Chief Financial Officer. He was later named President for all of Kirschner's orthopedic operations. Kirschner was sold to Biomet, Inc. in 1994. Prior to Kirschner, Mr. Parker was President and Chief Executive Officer of ProScience Corporation, a company he founded to engage in the application of high technology biology to veterinary diagnostics. From 1976 to 1987 he served as a Vice President of Hazleton Laboratories Corporation where he began as Chief Financial Officer and later became President of the American laboratory subsidiary. Mr. Parker is currently a principal in Lochinvar, LLC, an organization engaged in turn around consulting, and in Parkwood, LLC, a venture investing firm. Mr. Parker received a B.S. degree in engineering from Lehigh University and an M.B.A. from the Wharton School at the University of Pennsylvania.

SELLING STOCKHOLDERS

        The following table sets forth information about the selling stockholders' beneficial ownership of our common stock as of December 31, 2003 (such information has been provided by the selling stockholders) and after the sale of the common stock offered by each selling stockholder, assuming all such shares are sold. The percentage of outstanding shares beneficially owned is based on 18,304,269 shares of common stock outstanding as of December 31, 2003. The numbers presented under "Shares Beneficially Owned After the Offering" assume that all of the shares offered by the selling stockholders are sold, that the selling stockholders acquire no additional shares of our common stock before the completion of this offering, that the underwriters' over-allotment option is not exercised, and take into account the shares offered by us under this prospectus supplement. We will pay all expenses incurred with respect to the registration and sale of the shares of common stock owned by the selling stockholders, other than underwriting fees, discounts or commissions, which will be borne by the selling stockholders.

	Shares Beneficially Owned Prior to the Offering		Shares Being Sold in the Offering	Shares Beneficially Owned After the Offering
Name
	Number	Percentage	Number	Number	Percentage
J.P. Morgan DJ Partners, LLC (1)(2)	8,167,512	44.6%	2,882,633	5,284,879	25.1%
J.P. Morgan Partners (23A SBIC), L.P. (2)(3)	8,381,652	45.8	214,140	5,284,879	25.1
DJ Investment, LLC (2)(4)	60,352	*	60,352	—	—
Wachovia Capital Partners, LLC (2)(5)	6,337	*	6,337	—	—
Michael R. McBrayer (6)	111,560	*	43,269	68,291	*
Cyril Talbot III	43,269	*	43,269	—	—

			3,250,000

*
Less than 1%.

(1)
J.P. Morgan Partners (23A SBIC), L.P. (formerly J.P. Morgan Partners (23A SBIC), LLC), or JPMP (23A SBIC), owns approximately 86.9%, Wachovia Capital Partners, LLC and certain of its affiliates own approximately 9.6%, affiliates of Trust Company of the West own approximately 3.1% and Orsatti and Partners, LLC (formerly J.P. Morgan Fairfield Partners, LLC) owns approximately 0.4% of the membership interests in J.P. Morgan DJ Partners, LLC, or JPMDJ Partners. The managing member of JPMDJ Partners is JPMP (23A SBIC).

(2)
This selling stockholder is an affiliate of a broker-dealer and purchased the shares being registered for resale in the ordinary course of business. At the time of the purchase of such shares, this selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

(3)
Includes 214,140 shares owned directly by JPMP (23A SBIC). The remaining 8,167,512 shares are owned by JPMDJ Partners of which JPMP (23A SBIC) may be deemed the beneficial owner given its status as the managing member of JPMDJ Partners and the owner of approximately 86.9% of JPMDJ Partners' membership interests. The general partner of JPMP (23A SBIC) is J.P. Morgan Partners (23A SBIC Manager), Inc., or JPMP (23A SBIC Manager), a wholly-owned subsidiary of J.P. Morgan Chase Bank, or JPM Chase Bank, a wholly-owned subsidiary of J.P. Morgan Chase & Co., or JPM Chase, a publicly traded company. Each of JPMP (23A SBIC Manager), JPM Chase Bank and JPM Chase may be deemed beneficial owners of the shares held by JPMP (23A SBIC), however, each disclaim beneficial ownership except to the extent of its pecuniary interest.

  Additionally, Jeffrey C. Walker, as President of JPMP (23A SBIC Manager), may be deemed to have beneficial ownership of the shares held by JPMP (23A SBIC) and JPMDJ Partners since pursuant to policies and procedures adopted by JPMP (23A SBIC), Mr. Walker has dispositive power over such shares. However, the foregoing shall not be construed as an admission that Mr. Walker is the beneficial owner of the shares held by JPMP (23A SBIC) and JPMDJ Partners.

(4)
DJ Investment, LLC is a manager-managed limited liability company, the sole manager of which is Wachovia Investors, Inc., or WII. WII is a wholly-owned subsidiary of Wachovia Corporation, a publicly traded company. Scott B. Perper, a Senior Vice President of Wachovia Investors, Inc. and the head of Principal Investing for Wachovia's Corporate and Investment Banking Group, may be deemed to have beneficial ownership of the shares held by DJ Investment, LLC, since pursuant to policies and procedures adopted by Wachovia's Corporate and Investment Banking Group, Mr. Perper has dispositive power over such shares. However, the foregoing shall not be construed as an admission that Mr. Perper is the beneficial owner of the shares held by DJ Investment, LLC.

(5)
Wachovia Capital Partners, LLC, or WCP, is a manager-managed limited liability company, the sole manager of which is FUCP Management Company 2000, LLC, or FUCPMC 2000. FUCPMC 2000 is a manager-managed limited liability company, the managing members of which are Scott B. Perper and Ted A. Gardner. Mr. Perper and Mr. Gardner may be deemed to have beneficial ownership of the shares held by WCP since, as the managing members of FUCPMC 2000, they share dispositive power over such shares. However, the foregoing shall not be construed as an admission that either Mr. Perper or Mr. Gardner is a beneficial owner of the shares held by WCP.

(6)
Also includes 64,298 shares issuable upon the exercise of options exercisable within 60 days of December 31, 2003.

        Mitchell J. Blutt, M.D., Benjamin B. Edmands and Charles T. Orsatti are members of our board of directors. Dr. Blutt is an Executive Advisor to J.P. Morgan Partners, LLC and was an Executive Partner of J.P. Morgan Partners, LLC, or its predecessor, from 1992 through 2003. J.P. Morgan Partners, LLC is the private equity organization within JPM Chase Bank. Mr. Edmands is a Principal at J.P. Morgan Partners, LLC. Mr. Orsatti is the Managing Member of Orsatti & Partners, LLC (formerly, J.P. Morgan Fairfield Partners, LLC), which owns approximately 0.4% of the membership interests in JPMDJ Partners.

        JPMDJ Partners has informed us that in connection with its sale of our common stock in this offering, it intends to reduce its representation on our board by one director.

        Mr. McBrayer is our Senior Vice President, Professional Relations. Mr. Talbot was, until July 2002, our Senior Vice President-Finance, Chief Financial Officer and Secretary.

Other Arrangements

        We entered into a registration rights agreement in November 2001 with certain of our stockholders, including the selling stockholders. Under the registration rights agreement, JPMDJ Partners may demand that we file a registration statement under the Securities Act covering some or all of its registrable shares, as defined in the registration rights agreement. In addition, if we propose to register any of our equity securities under the Securities Act, other than pursuant to certain excluded registration statements, the stockholders party to the agreement, including the selling stockholders, may require that we include all or a portion of their registrable securities in the registration and in any related underwriting. In an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of registrable securities included in the offering. In general, we will bear all fees, costs and expenses of registrations under the registration rights agreement, other than underwriting discounts and commissions.

        In addition, in November 2001, we entered into a letter agreement with Wachovia Capital Partners, LLC, pursuant to which Wachovia Capital Partners, LLC and its affiliates have the right to appoint one observer to our board of directors. Wachovia Capital Partners' right to a board observer will terminate in the event that JPMDJ Partners ceases to own more than 5% of our outstanding common stock or Wachovia Capital Partners and its affiliates own less than a specified percentage of their membership interests in JPMDJ Partners.

        We previously entered into an arrangement with J.P. Morgan Fairfield Partners, LLC, an entity controlled by Mr. Orsatti, under which we were obligated to pay an annual fee of $250,000 for ongoing financial advisory services. We made three payments of $250,000 under this arrangement, which terminated in July 2002.

        JPM Chase Bank, an affiliate of JMPDJ Partners and JPMP (23A SBIC), was the syndication agent and was a lender under our bank credit facility that was repaid in November 2003. In addition, Wachovia Bank, National Association, an affiliate of Wachovia Capital Partners, LLC and DJ Investment, LLC, acted as the administrative agent and collateral agent under this credit facility. The amount outstanding under this credit facility was approximately $15.5 million prior to repayment. JPM Chase Bank received its pro rata portion of the amount used to repay borrowings under the bank credit facility. In addition, J.P. Morgan Securities Inc., an affiliate of JMPDJ Partners and JPMP (23A SBIC), was an underwriter in our initial public offering.

        Chase Securities Inc. (the predecessor of J.P. Morgan Securities Inc.), an affiliate of JMPDJ Partners and JPMP (23A SBIC), acted as the initial purchaser of the 12 5/8% senior subordinated notes due 2009 issued by our subsidiaries dj Orthopedics, LLC and DJ Orthopedics Capital Corporation. As of December 31, 2003, $75.0 million in principal amount of these notes were outstanding. J.P. Morgan Securities Inc. also serves as a market maker with respect to these notes.

        Wachovia Capital Partners, LLC and DJ Investment, LLC are affiliates of Wachovia Capital Markets, LLC (successor to Wachovia Securities, Inc.). Wachovia Securities, Inc. was an underwriter in our initial public offering. In addition, Wachovia Bank, National Association, an affiliate of Wachovia Capital Partners, LLC and DJ Investment, LLC, acted as the administrative agent and collateral agent and is a lender in our credit agreement entered into in November 2003, under which $100.0 million was outstanding at December 31, 2003. Wachovia Bank, National Association also acted as agent and a lender in our $30.0 million revolving credit facility under the credit agreement. No amount was outstanding under the revolving credit facility as of December 31, 2003.

        We have received full recourse promissory notes from Michael R. McBrayer, our Senior Vice President, Professional Relations, as partial consideration for his purchase of common units of DonJoy, L.L.C., our predecessor, in June 1999, July 2000 and June 2001. In addition, in connection with his purchase of common units of DonJoy from our former parent in June 2000, we loaned Mr. McBrayer a portion of the purchase price, evidenced by full recourse promissory notes. The initial principal amount of the notes issued by Mr. McBrayer in connection with his purchase of common units of DonJoy, was $283,316. Each of the notes matures on the seventh anniversary of its issue date and bears interest at the rate of 5.30% per annum in the case of the note issued in 1999, 6.62% per annum in the case of the notes issued in 2000 and 5.25% per annum in the case of the note issued in 2001. Each note permits Mr. McBrayer to increase the principal amount due under the note by the amount of a scheduled interest payment, or the PIK Option. If Mr. McBrayer elects the PIK Option, the principal amount of the note is increased by the amount of the scheduled interest payment and interest accrues on the principal amount of the note as so increased. The note issued in June 1999 was amended in June 2000 to include the PIK Option. As a result of this amendment, the principal amount of the June 1999 note was increased to reflect the amount of accrued and unpaid interest from June 30, 1999 to June 28, 2000. The notes of Mr. McBrayer are secured by all of our common stock owned by him. At December 31, 2003, the aggregate unpaid principal and accrued interest on the notes from Mr. McBrayer was $340,759. Mr. McBrayer has advised us he intends to repay the loans described above with his net proceeds from this offering.

UNDERWRITING

        J.P. Morgan Securities Inc. and Lehman Brothers Inc. are acting as joint book-running managers and are acting as representatives of the underwriters named below. Under the terms of an underwriting agreement, which will be filed as an exhibit to a current report on Form 8-K and incorporated by reference in this prospectus supplement and the accompanying prospectus, each of the underwriters named below has severally agreed to purchase from us and the selling stockholders the respective number of shares of common stock shown opposite its name below:

Underwriters	Number of Shares
J.P. Morgan Securities Inc.
Lehman Brothers Inc.
Piper Jaffray & Co.
Wachovia Capital Markets, LLC
First Albany Capital Inc.
WR Hambrecht + Co, LLC

Total	6,000,000

        The underwriting agreement provides that the underwriters' obligation to purchase shares of common stock depends on the satisfaction of the conditions contained in the underwriting agreement, including:

  •
  the obligation to purchase all shares of common stock offered hereby if any of the shares are purchased;

  •
  the representations and warranties made by us and the selling stockholders to the underwriters are true in all material respects;

  •
  there is no material change in the financial markets; and

  •
  we and the selling stockholders deliver customary closing documents to the underwriters.

Over-Allotment Option

        We and JPMDJ Partners have granted the underwriters a 30-day option after the date of this prospectus supplement to purchase, from time to time, in whole or in part, up to an aggregate of an additional 900,000 shares at the public offering price less underwriting discounts and commissions. In the event the underwriters exercise the over-allotment option, we have the option to sell up to 45% of the shares subject to the over-allotment option. In the event we exercise our option, JPMDJ Partners will sell the remaining shares. In the event we do not exercise our option, JPMDJ Partners will sell all of the shares subject to the over-allotment option. This option may be exercised to cover over-allotments, if any, made in connection with the offering. To the extent that the option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter's percentage underwriting commitment in the offering as indicated in the preceding table.

Commissions and Expenses

        The underwriters have advised us that the underwriters propose to offer the shares of common stock directly to the public at the public price set forth on the cover page of this prospectus supplement, and to selected dealers, at such public offering price less a selling concession not in excess of $            per share. The underwriters may allow, and the selected dealers may reallow, a concession

not in excess of $            per share to brokers and dealers. After the offering, the underwriters may change the offering price and other selling terms.

        The following table summarizes the underwriting discounts and commissions we and the selling stockholders will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase up to 900,000 additional shares. In the case of the full exercise of the over-allotment option, the amounts assume we sell 45%, or 405,000, of the shares, and JPMDJ Partners sells 55%, or 495,000, of the shares. The underwriting discounts and commissions are equal to the public offering price per share less the amount per share the underwriters respectively pay us and the selling stockholders per share.

Total
	Per Share	Without Over-allotment	With Over-allotment
Paid by us	$	$	$
Paid by selling stockholders	$	$	$

        We estimate that the total expenses of the offering, including registration and filing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $950,000. We have agreed to pay expenses incurred by the selling stockholders in connection with the offering, other than the underwriting discounts and commissions.

Lock-Up Agreements

        We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of J.P. Morgan Securities Inc. and Lehman Brothers Inc. for a period of 90 days after the date of this prospectus supplement, except issuances pursuant to the exercise of options outstanding on the date hereof, grants of employee stock options pursuant to the terms of a plan in effect on the date hereof, issuances pursuant to the exercise of such options, the filing of registration statements on Form S-8 and amendments thereto in connection with those stock options or our employee stock purchase plan in existence on the date hereof.

        Our executive officers and directors and JPMDJ Partners, J.P. Morgan Partners (23A SBIC), L.P., DJ Investment, LLC and Wachovia Capital Partners, LLC have agreed under lock-up agreements that, without the prior written consent of J.P. Morgan Securities Inc. and Lehman Brothers Inc., they will not, subject to certain specified exceptions, offer, sell or otherwise dispose of any shares of common stock or any securities which may be converted into or exchanged for any shares of common stock owned by such persons until 90 days after the date of this prospectus supplement.

Indemnification

        We and the selling stockholders have agreed to indemnify the underwriters against liabilities relating to the offering, including liabilities under the Securities Act and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

        The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Exchange Act of 1934:

  •
  Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Stamp Taxes

        Purchasers of the shares of common stock offered by this prospectus supplement may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover of this prospectus supplement. Accordingly, we urge you to consult a tax advisor with respect to whether you may be required to pay those taxes or charges, as well as any other tax consequences that may arise under the laws of the country of purchase.

Electronic Distribution

        A prospectus supplement accompanied by a prospectus in electronic format may be made available on the Internet sites or through other online services maintained by the underwriters and/or one or more of the selling group members participating in this offering or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the underwriter or the particular selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

        Other than the prospectus supplement and accompanying prospectus in electronic format, the information on the underwriter's or any selling group member's website and any information contained in any other website maintained by the underwriter or any selling group member is not part of the prospectus supplement, the accompanying prospectus or the registration statement of which the prospectus forms a part, has not been approved and/or endorsed by us or the underwriters or any selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Relationships

        Certain of the underwriters and their affiliates have performed certain investment banking, advisory and commercial banking services for us from time to time for which they have received customary fees and expenses. Wachovia Bank, National Association, an affiliate of Wachovia Capital Markets, LLC, is an agent and lender under our new credit facility, in connection with which they have received and will receive customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

        JPMDJ Partners and JPMP (23A SBIC) are affiliates of J.P. Morgan Securities Inc. and are selling shares of common stock owned by them in this offering. Similarly, Wachovia Capital Partners, LLC and DJ Investment, LLC are affiliates of Wachovia Capital Markets, LLC and are selling shares of common stock owned by them in this offering. This offering is being made in compliance with the applicable provisions of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers. As a bona fide market exists for our common stock, the NASD does not require that we use a qualified independent underwriter for this offering.

Discretionary Sales

        The underwriters have informed us and the selling stockholders that they will not confirm sales to accounts over which they exercise discretionary authority without the prior written approval of the customer.

Notice to Canadian Residents

    Offers and Sales in Canada

        This prospectus supplement and the accompanying prospectus are not, and under no circumstances are to be construed as, an advertisement or a public offering of shares in Canada or any province or territory thereof. Any offer or sale of shares in Canada will be made only under an exemption from the requirements to file a prospectus with the relevant Canadian securities regulators and only by a dealer properly registered under applicable provincial securities laws or, alternatively, pursuant to an exemption from the dealer registration requirement in the relevant province or territory of Canada in which such offer or sale is made.

        This prospectus supplement and the accompanying prospectus are for the confidential use of only those persons to whom it is delivered by the underwriters in connection with the offering of the shares into Canada. The underwriters reserve the right to reject all or part of any offer to purchase shares for any reason or allocate to any purchaser less than all of the shares for which it has subscribed.

    Responsibility

        Except as otherwise expressly required by applicable law or as agreed to in contract, no representation, warranty, or undertaking (express or implied) is made and no responsibilities or liabilities of any kind or nature whatsoever are accepted by any underwriter or dealer as to the accuracy or completeness of the information contained in this prospectus supplement and the accompanying prospectus or any other information provided by us or the selling stockholders in connection with the offering of the shares into Canada.

    Resale Restrictions

        The distribution of the shares in Canada is being made on a private placement basis only and is exempt from the requirement that we and the selling stockholders prepare and file a prospectus with the relevant Canadian regulatory authorities. Accordingly, any resale of the shares must be made in accordance with applicable securities laws, which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with exemptions from registration and prospectus requirements. Canadian purchasers are advised to seek legal advice prior to any resale of the shares.

    Representations of Purchasers

        Each Canadian investor who purchases shares will be deemed to have represented to us, the selling stockholders, the underwriters and any dealer who sells shares to such purchaser that: (i) the offering of the shares was not made through an advertisement of the shares in any printed media of general and regular paid circulation, radio, television or telecommunications, including electronic display, or any other form of advertising in Canada; (ii) such purchaser has reviewed the terms referred to above under "Resale Restrictions" above; (iii) where required by law, such purchaser is purchasing as principal for its own account and not as agent; and (iv) such purchaser or any ultimate purchaser for which such purchaser is acting as agent is entitled under applicable Canadian securities laws to purchase such shares without the benefit of a prospectus qualified under such securities laws, and without limiting the generality of the foregoing: (a) in the case of a purchaser located in a province other than Ontario and Newfoundland and Labrador, without the dealer having to be registered, (b) in the case of a purchaser located in a province other than Ontario or Quebec, such purchaser is an "accredited investor" as defined in section 1.1 of Multilateral Instrument 45-103—Capital Raising Exemptions, (c) in the case of a purchaser located in Ontario, such purchaser, or any ultimate purchaser for which such purchaser is acting as agent, is an "accredited investor", other than an individual, as that term is defined in Ontario Securities Commission Rule 45-501—Exempt Distributions and is a person to which a dealer registered as an international dealer in Ontario may sell shares and (d) in the case of a purchaser located in Québec, such purchaser is a "sophisticated purchaser" within the meaning of section 44 or 45 of the Securities Act (Québec).

    Taxation and Eligibility for Investment

        Any discussion of taxation and related matters contained in this prospectus supplement or the accompanying prospectus does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase the shares. Canadian purchasers of shares should consult their own legal and tax advisers with respect to the tax consequences of an investment in the shares in their particular circumstances and with respect to the eligibility of the shares for investment by the purchaser under relevant Canadian federal and provincial legislation and regulations.

    Rights of Action for Damages or Rescission (Ontario)

        Securities legislation in Ontario provides that every purchaser of shares pursuant to this prospectus supplement shall have a statutory right of action for damages or rescission against us and any selling stockholder in the event this prospectus supplement or the accompanying prospectus contains a misrepresentation as defined in the Securities Act (Ontario). Ontario purchasers who purchase shares offered by this prospectus supplement during the period of distribution are deemed to have relied on the misrepresentation if it was a misrepresentation at the time of purchase. Ontario purchasers who elect to exercise a right of rescission against us and any selling stockholder on whose behalf the distribution is made shall have no right of action for damages against us or the selling stockholders. The right of action for rescission or damages conferred by the statute is in addition to, and without derogation from, any other right the purchaser may have at law. Prospective Ontario purchasers should refer to the applicable provisions of Ontario securities legislation and are advised to consult their own legal advisers as to which, or whether any, of such rights or other rights may be available to them.

        The foregoing summary is subject to the express provisions of the Securities Act (Ontario) and the rules, regulations and other instruments thereunder, and reference is made to the complete text of such provisions contained therein. Such provisions may contain limitations and statutory defenses on which we and the selling stockholders may rely. The enforceability of these rights may be limited as described herein under "Enforcement of Legal Rights."

        The rights of action discussed above will be granted to the purchasers to whom such rights are conferred upon acceptance by the relevant dealer of the purchase price for the shares. The rights discussed above are in addition to and without derogation from any other right or remedy which purchasers may have at law. Similar rights may be available to investors in other Canadian provinces.

    Enforcement of Legal Rights

        We are organized under the laws of the State of Delaware in the United States of America. All, or substantially all, of our directors and officers, as well as the selling stockholders and the experts named herein, may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or such persons. All or a substantial portion of our assets and such other persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgement against us or such persons in Canada or to enforce a judgement obtained in Canadian courts against us or such persons outside of Canada.

    Language of Documents

        Upon receipt of this document, you hereby confirm that you have expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, vous confirmez par les présentes que vous avez expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d'achat ou tout avis) soient rédigés en anglais seulement.

LEGAL MATTERS

        The validity of the common stock offered by this prospectus supplement and the accompanying prospectus will be passed upon for us by Latham & Watkins LLP, San Diego, California. Clifford Chance US LLP, New York, New York, is counsel for the underwriters in connection with this offering.

EXPERTS

        Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2002, as set forth in their report included in this prospectus supplement and incorporated by reference in the accompanying prospectus. Our financial statements and schedule are included and incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

        The consolidated financial statements of OrthoLogic Corp. and subsidiaries as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, incorporated by reference in the accompanying prospectus from dj Orthopedics, Inc.'s Current Report on Form 8-K, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report incorporated herein (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for goodwill and other intangible assets with indefinite lives as required by Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets) and have been included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Board of Directors and Stockholders
dj Orthopedics, Inc.

        We have audited the accompanying consolidated balance sheets of dj Orthopedics, Inc. as of December 31, 2002 and 2001, and the related consolidated statements of operations, equity and cash flows for each of the three years in the period ended December 31, 2002. Our audits also included the financial statement schedule listed in the Index at Item 15(a). These consolidated financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of dj Orthopedics, Inc. at December 31, 2002 and 2001, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

        As discussed in Note 1 to the consolidated financial statements, effective January 1, 2002, the Company adopted Financial Accounting Standards Board No. 142, Goodwill and Other Intangible Assets.

/s/ ERNST & YOUNG LLP
San Diego, California January 31, 2003

DJ ORTHOPEDICS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	December 31,
	2002	2001
Assets
Current assets:
Cash and cash equivalents	$32,085	$25,814
Accounts receivable, net of provisions for contractual allowances and doubtful accounts of $10,045 and $8,741 at December 31, 2002 and 2001, respectively	33,705	45,176
Inventories, net	14,583	25,139
Deferred tax asset, current portion	10,247	6,350
Other current assets	4,970	4,285

Total current assets	95,590	106,764
Property, plant and equipment, net	14,082	15,343
Goodwill, net	55,120	55,498
Intangible assets, net	13,335	15,090
Debt issuance costs, net	3,787	4,501
Deferred tax asset	55,484	49,686
Other assets	326	1,040

Total assets	$237,724	$247,922

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$8,490	$9,825
Accrued compensation	4,952	2,090
Accrued commissions	1,634	1,218
Long-term debt, current portion	1,274	1,274
Accrued performance improvement and restructuring costs	5,894	—
Other accrued liabilities	6,025	8,461

Total current liabilities	28,269	22,868
12 5/8% Senior Subordinated Notes, net of unamortized discount	74,002	73,848
Long-term debt, less current portion	34,540	35,812
Minority interest	—	154
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value; 25,000,000 shares authorized, none issued and outstanding at December 31, 2002 and 2001	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized, 17,872,956 shares and 17,855,566 shares issued and outstanding at December 31, 2002 and 2001, respectively	179	179
Additional paid-in capital	65,478	65,642
Notes receivable from stockholders and officers for stock purchases	(2,197)	(2,082)
Accumulated other comprehensive income (loss)	1,037	(110)
Retained earnings	36,416	51,611

Total stockholders' equity	100,913	115,240

Total liabilities and stockholders' equity	$237,724	$247,922

See accompanying Notes.

DJ ORTHOPEDICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Years Ended December 31,
	2002	2001	2000
Net revenues	$182,636	$169,170	$143,586
Costs of goods sold	95,878	83,079	69,129

Gross profit	86,758	86,091	74,457
Operating expenses:
Sales and marketing	56,216	36,175	29,201
General and administrative	26,414	25,042	19,829
Research and development	2,922	2,285	2,898
Impairment of long-lived assets	3,666	—	—
Performance improvement, restructuring and other costs	10,008	—	400

Total operating expenses	99,226	63,502	52,328

Income (loss) from operations	(12,468)	22,589	22,129
Other income (expense):
Interest expense	(12,477)	(17,796)	(16,958)
Interest income	590	408	437
Prepayment premium and other costs on Senior Subordinated Note redemption	—	(4,669)	—
Discontinued acquisition costs	(201)	—	(449)

Other income (expense), net	(12,088)	(22,057)	(16,970)

Income (loss) before income taxes	(24,556)	532	5,159
Benefit for income taxes:
Benefit for income taxes	9,361	1,789	—
Deferred tax benefit	—	54,169	—

Total benefit for income taxes	9,361	55,958	—

Net income (loss)	(15,195)	56,490	5,159
Less: Preferred unit dividends and accretion of preferred unit fees	—	(5,667)	(5,415)

Net income (loss) available to common stockholders	$(15,195)	$50,823	$(256)

Net income (loss) per share available to common stockholders:
Basic	$(0.85)	$4.80	N/A

Diluted	$(0.85)	$4.68	N/A

Weighted average shares outstanding used to calculate per share information:
Basic	17,873	10,593	N/A

Diluted	17,873	10,858	N/A

        For the required information related to the pro forma impact of income taxes on 2001 and 2000 results, see Note 1.

See accompanying Notes.

DJ ORTHOPEDICS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS'/MEMBERS' EQUITY (DEFICIT)

(In thousands, except unit/share and per unit/share data)

				Common Stock
		Common Units				Notes Receivable from Stockholders and Officers for Stock Purchases
					Additional Paid-in Capital		Accumulated Income (Loss)	Other Comprehensive Retained Earnings		Total Stockholders' Comprehensive Income (Loss)
	Units	Amount	Shares	Amount					Equity/Members' (Deficit)
Balance at December 31, 1999	718,000	$66,521	—	$—	$—	$(1,400)	$—	$(135,550)	$(70,429)
Issuance of common units at $10.08 per unit, in exchange for cash and notes receivable.	75,890	8,272	—	—	—	(174)	—	—	8,098
Notes receivable issued to management stockholders for purchase of common units	—	—	—	—	—	(124)	—	—	(124)
Transfer of interest receivable to notes receivable from management	—	—	—	—	—	(74)	—	—	(74)
Transaction fees in connection with the Recapitalization	—	(39)	—	—	—	—	—	—	(39)
Stock options granted for services	—	—	—	—	—	—	—	36	36
Tax distributions to preferred unit holders	—	—	—	—	—	—	—	(563)	(563)
Preferred unit dividends and accretion of preferred unit fees	—	—	—	—	—	—	—	(5,415)	(5,415)
Net income (excluding $274 allocated to preferred unit holders)	—	—	—	—	—	—	—	4,885	4,885	$4,885

Balance at December 31, 2000	793,890	74,754	—	—	—	(1,772)	—	(136,607)	(63,625)	4,885

Issuance of common units at $10.08 per unit, in exchange for cash and notes receivable, net of transaction fees of $234.	91,743	9,763	—	—	—	(211)	—	—	9,552
Exchange of 885,633 common units and 44,405 preferred units at the exchange ratio of 10.812 shares of our common stock in conjunction with the Reorganization.	(885,633)	(84,517)	10,055,566	101	84,416	—	—	—	—
Issuance of common stock at par value in conjunction with Reorganization at $17.00 per share, net of transaction fees of $13,793.	—	—	7,800,000	78	118,729	—	—	—	118,807
Reclassification of accumulated deficit to additional paid-in capital at Reorganization date	—	—	—	—	(137,503)	—	—	137,503	—
Transfer of interest receivable to notes receivable from management	—	—	—	—	—	(99)	—	—	(99)
Stock options granted for services	—	—	—	—	—	—	—	92	92
Tax distributions to preferred unit holders	—	—	—	—	—	—	—	(200)	(200)
Preferred unit dividends and accretion of preferred unit fees	—	—	—	—	—	—	—	(5,667)	(5,667)
Foreign currency translation adjustment	—	—	—	—	—	—	(110)		(110)	(110)
Net income	—	—	—	—	—	—	—	56,490	56,490	56,490

Balance at December 31, 2001	—	—	17,855,566	179	65,642	(2,082)	(110)	51,611	115,240	56,380

Transfer of interest receivable to notes receivable from management	—	—	—	—	—	(115)	—	—	(115)
Stock options granted for services	—	—	—	—	32	—	—	—	32
Unearned compensation expense	—	—	—	—	—	—	14		14	14
Additional costs related to initial public offering	—	—	—	—	(317)	—	—	—	(317)
Net proceeds from issuance of common stock under Employee Stock Purchase Plan	—	—	17,390	—	121	—	—	—	121
Foreign currency translation adjustment	—	—	—	—	—	—	1,133		1,133	1,133
Net loss	—	—	—	—	—	—	—	(15,195)	(15,195)	(15,195)

Balance at December 31, 2002	—	$—	17,872,956	$179	$65,478	$(2,197)	$1,037	$36,416	$100,913	$(14,048)

See accompanying Notes.

DJ ORTHOPEDICS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended December 31,
	2002	2001	2000
Operating activities
Net income (loss)	$(15,195)	$56,490	$5,159
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Provision for contractual allowances and doubtful accounts	22,269	10,701	6,285
Provision for excess and obsolete inventories	6,124	604	583
Impairment of long-lived assets	3,666	—	—
Performance improvement and restructuring costs	10,008	—	—
Depreciation and amortization	7,283	9,444	6,365
Amortization of debt issuance costs and discount on Senior Subordinated Notes	935	2,636	1,082
Other	46	246	704
Changes in operating assets and liabilities:
Accounts receivable	(10,409)	(21,379)	(19,377)
Inventories	8,248	(7,233)	(3,159)
Other current assets	(3,571)	(1,114)	(2,427)
Accounts payable	(1,659)	843	2,571
Accrued compensation	2,829	(847)	494
Accrued commissions	416	(226)	490
Deferred income taxes	(9,695)	(56,036)	—
Accrued performance improvement and restructuring costs	(3,961)	—	—
Other accrued liabilities	(2,495)	1,805	2,459

Net cash provided by (used in) operating activities	14,839	(4,066)	1,229
Investing activities
Purchases of property, plant and equipment	(4,131)	(5,964)	(6,522)
Proceeds from sale of property, plant and equipment	288	—	126
Purchase of intangible assets	(2,590)	(1,140)	(1,200)
Orthotech acquisition	—	—	(49,019)
Change in other assets, net	(916)	(1,005)	(400)

Net cash used in investing activities	(7,349)	(8,109)	(57,015)
Financing activities
Repayment of Senior Subordinated Notes	—	(25,000)	—
Proceeds from long-term debt	—	—	44,600
Repayment of long-term debt	(1,272)	(21,876)	(888)
Distributions to preferred unit holders	—	(200)	(563)
Debt issuance costs	—	—	(551)
Net proceeds from issuance of common stock under Employee Stock Purchase Plan	121	—	—
Net proceeds from (costs of) issuance of common stock and common units	(317)	128,359	8,059
Repurchase of preferred units in connection with Reorganization	—	(47,290)	—
Net proceeds from issuance of preferred units	—	—	3,432
Note receivable issued for purchase of common units	—	—	(124)

Net cash (used in) provided by financing activities	(1,468)	33,993	53,965

Effect of exchange rate changes on cash and cash equivalents	249	(110)	—

Net increase (decrease) in cash and cash equivalents	6,271	21,708	(1,821)
Cash and cash equivalents at beginning of year	25,814	4,106	5,927

Cash and cash equivalents at end of year	$32,085	$25,814	$4,106

Supplemental disclosure of cash flow information:
Interest paid	$11,308	$16,974	$15,716

Income taxes paid	$760	$—	$—

Supplemental disclosure of non-cash transactions:
Dividends and accretion of preferred unit fee related to redeemable preferred units	$—	$5,667	$5,415

Common units issued in exchange for notes receivable and transfer of interest receivable to notes receivable	$115	$310	$248

See accompanying Notes.

DJ ORTHOPEDICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands)

1.     Organization and Summary of Significant Accounting Policies

        dj Orthopedics, Inc. (dj Orthopedics), through its subsidiary dj Orthopedics, LLC (dj Ortho) and dj Ortho's subsidiaries (collectively, the Company) is a global designer, manufacturer and marketer of products for the orthopedic sports medicine market. The Company is the successor to DonJoy, L.L.C. (DonJoy) which, prior to June 30, 1999, was wholly owned by Smith & Nephew, Inc. (Smith & Nephew). On June 30, 1999, DonJoy consummated a recapitalization pursuant to which J.P. Morgan DJ Partners, LLC (JPMDJ Partners), obtained a controlling interest in DonJoy. Concurrently with the completion of dj Orthopedics, Inc.'s initial public offering on November 20, 2001, DonJoy merged with and into dj Orthopedics through a series of transactions, referred to herein as the "Reorganization." As a result of the foregoing transactions, dj Ortho became a wholly owned subsidiary of dj Orthopedics, Inc.

        dj Orthopedics and dj Orthopedics Development Corporation (dj Development) guarantee dj Ortho's bank borrowings and the Senior Subordinated Notes (the Notes). DJ Orthopedics Capital Corporation (DJ Capital) was formed solely to act as a co-issuer (and as a joint and several obligor) with dj Ortho with respect to the Notes. No separate financial information for DJ Capital has been provided herein because management believes such information would not be material as DJ Capital does not hold any assets or other properties or conduct any business. Condensed consolidating financial statements showing separate information for dj Orthopedics, dj Ortho, dj Development and our non-guarantor subsidiaries in the aggregate have been provided within Note 12.

2001 Reorganization and Initial Public Offering

        In the Reorganization, holders of the common and preferred units of DonJoy received shares of dj Orthopedics, Inc.'s common stock on the basis of 10.812 shares of common stock for each outstanding unit and, in the case of a preferred unit, an amount in cash equal to approximately $1,082, representing the liquidation preference of the preferred unit, plus accrued and unpaid distributions thereon but excluding the date that the Reorganization was effective. A total of 10,055,566 shares of common stock were issued in the merger. Prior to the Reorganization, the operating results of DonJoy were allocated to the members. At the time of the Reorganization, members' equity was reclassified into common stock and additional paid-in capital. Deferred income taxes of $54.2 million represent the deferred income taxes related to the difference in the book and tax basis of the assets of DonJoy at November 20, 2001 and which were recorded at the time of the Reorganization. Immediately following the Reorganization, dj Orthopedics, Inc. sold 7,800,000 shares of common stock in an initial public offering at $17.00 per share.

        All references to per unit amounts in the Notes to the consolidated financial statements regarding per share and stock option information have been restated to their equivalent shares based on the conversion of the common and preferred units of DonJoy into shares of dj Orthopedics, Inc.'s common stock at the Reorganization.

Basis of Presentation and Principles of Consolidation

        The accompanying consolidated financial statements present the historical financial position and results of operations of dj Orthopedics and include the accounts of dj Ortho, the accounts of dj Ortho's wholly owned subsidiaries, dj Orthopedics Development Corporation (dj Development) and DJ Orthopedics Capital Corporation (DJ Capital), the accounts of dj Ortho's wholly owned Mexican subsidiary that manufactures a majority of dj Ortho's products under Mexico's maquiladora program, the accounts of dj Ortho's wholly owned subsidiaries in Canada, Germany and the United Kingdom, and the accounts of dj Ortho's majority owned subsidiary in Australia (formed in March 2001 and divested in December 2002). All intercompany accounts and transactions have been eliminated in consolidation.

        Effective January 1, 2002, the Company commenced direct distribution of its products in Germany and the United Kingdom through its two new wholly owned subsidiaries, dj Orthopedics Deutschland GmbH (dj Germany) and dj Orthopaedics UK Ltd (dj UK). dj Germany and dj UK replaced third party distributors in those countries. Effective May 7, 2002, the Company commenced direct distribution of its products in Canada through its wholly owned subsidiary, dj Ortho, Canada Inc. (dj Canada), replacing the Smith & Nephew sales organization which previously distributed the Company's products in Canada.

        Effective December 31, 2002, the Company has divested its interest in its majority owned subsidiary in Australia (dj Australia), with no material gain or loss. The minority owner of the subsidiary has assumed full ownership in the subsidiary, which will continue to sell the Company's products as an independent distributor. Minority interest at December 31, 2001 represented the minority stockholders' proportionate share of the net assets of dj Australia at that time.

Use of Estimates in the Preparation of Financial Statements

        The preparation of these financial statements requires that the Company make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. On an ongoing basis, the Company evaluates its estimates, including those related to contractual allowances, doubtful accounts, inventories, rebates, product returns, warranty obligations, income taxes, intangibles and investments. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Cash Equivalents

        Cash equivalents are short-term, highly liquid investments and consist of investments in money market funds and commercial paper with maturities of three months or less at the time of purchase.

Fair Value of Financial Instruments

        In accordance with Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 107, Disclosures about Fair Value of Financial Instruments, the following methods and assumptions were used in estimating the fair value disclosures:

  •
  Cash and Cash Equivalents and Accounts Receivable. The carrying amounts approximate fair values because of short maturities of these instruments and the reserves for contractual allowances and doubtful accounts which, in the opinion of management, are adequate to state accounts receivable at their fair value.

Discounts and Allowances

        Accounts receivable in the accompanying consolidated balance sheets are presented net of reserves for estimated payment discounts, contractual allowances related to third party payers, and allowances for doubtful accounts.

Long-Lived Assets

        Property, plant and equipment and intangible assets are recorded at cost. The Company provides for depreciation of property, plant and equipment (3 to 7 years) and amortization of intangible assets (3 to 20 years) using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of their estimated useful lives or the terms of the related leases.

        In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. However, SFAS No. 144 retains the fundamental provisions of SFAS No. 121 for recognition and measurement of the impairment of long-lived assets to be held and used. The Company adopted SFAS No. 144 effective January 1, 2002.

Computer Software Costs

        The Company applies the American Institute of Certified Public Accountants Statement of Position 98-1, Accounting for Costs of Computer Software Developed or Obtained for Internal Use. This standard requires companies to capitalize qualifying computer software costs, incurred during the application development stage and then amortize the costs over the estimated useful life of the software. During 2001 and 2000, the Company capitalized $1.2 million and $3.9 million, respectively, related to the acquisition and implementation of its enterprise resource planning system. The Company is amortizing these costs over seven years.

Debt Issuance Costs

        The Company capitalized debt issuance costs of $6.6 million associated with the issuance of its Senior Subordinated Notes and the commencement of its bank credit facility. These costs are reflected on the accompanying consolidated balance sheets net of accumulated amortization of $2.8 million and $2.1 million as of December 31, 2002 and 2001, respectively. The Company is amortizing these costs over the life of the related debt instruments, ranging from six to ten years and classifies the amortization expense with interest expense in the accompanying consolidated statements of operations. In December 2001, the Company recorded a charge to interest expense of $1.1 million to write-off unamortized debt issuance costs in connection with the redemption of a portion of the Senior Subordinated Notes.

Inventories

        Inventories are stated at the lower of cost or market, with cost determined on a first-in, first-out (FIFO) basis.

Revenue Recognition

        The Company distributes its products in the United States and international markets primarily through networks of agents and distributors who market and sell to orthopedic sports medicine surgeons, orthotic and prosthetic centers, third party distributors, hospitals, surgery centers, physical therapists and trainers within the orthopedic sports medicine community.

        The Company recognizes revenue pursuant to Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements. Accordingly, revenue is recognized when all four of the following criteria are met: (i) persuasive evidence that an arrangement exists; (ii) shipment of goods and passage of title; (iii) the selling price is fixed or determinable; and (iv) collectibility is reasonably assured. Revenues from third party insurance payers are recorded net of estimated contractual allowances which are accrued as a percent of revenues based on actual historical experience. Revenues are also reduced by allowances for estimated returns and rebates related to sales transacted through distribution agreements that provide the distributors with a right to return excess and obsolete inventory. Estimated returns based on historical actual returns are accrued in accordance with the provisions of SFAS No. 48, Revenue Recognition When Right of Return Exists in the period sales are recognized. Some products have a limited warranty and estimated warranty costs are accrued based on historical experience in the period sales are recognized. In addition, rebates are accrued at the time of sale based upon agreed upon terms with customers. The Company implemented Emerging Issues Task Force (EITF) Issue 00-10 (EITF 00-10), Accounting for Shipping and Handling Fees and Costs, in 2000 and includes amounts billed to customers for freight in revenue.

Foreign Currency Translation

        The financial statements of the Company's international operations where the local currency is the functional currency are translated into U.S. dollars using period-end exchange rates for assets and liabilities and average exchange rates during the period for revenues and expenses. Cumulative translation gains and losses are excluded from results of operations and recorded as a separate component of consolidated stockholders' equity. Gains and losses resulting from foreign currency transactions (transactions denominated in a currency other than the entity's local currency) are included in the consolidated statements of operations and are not material.

Concentration of Credit Risk

        dj Ortho sells the majority of its products in the United States to orthopedic professionals, large distributors, specialty dealers and buying groups. Excluding freight revenue, international sales comprised 13%, 11% and 13% of the Company's net revenues for the years ended December 31, 2002, 2001 and 2000, respectively, and are sold through wholly-owned subsidiaries and independent distributors. Credit is extended based on an evaluation of the customer's financial condition and generally collateral is not required. The Company also provides a reserve for estimated bad debts. In addition, approximately 34% of the Company's net receivables at December 31, 2002 are from third party payers (see Note 3). Management reviews and revises its estimates for credit losses from time to time and such credit losses have been within management's estimates.

        During the three years ended December 31, 2002, the Company had no individual customer or distributor which accounted for 10% or more of total annual revenues.

Per Share Information

        Earnings per share are computed in accordance with Financial Accounting Standards Board SFAS No. 128, Earnings Per Share. Basic earnings per share are computed using the weighted average number of common shares outstanding during each period. Diluted earnings per share include the dilutive effect of weighted average common share equivalents potentially issuable upon the exercise of stock options. Shares used for the calculations of basic and diluted shares were the same for the year ended December 31, 2002 since all weighted average common share equivalents were antidilutive due to the net loss position of the Company. For purposes of computing diluted earnings per share, weighted average common share equivalents (computed using the treasury stock method) do not include stock options with an exercise price that exceeds the average fair market value of the Company's common stock during the periods presented. For the year ended December 31, 2001, the shares used to calculate basic and diluted share information consist of the following (in thousands):

Shares used in basic net income per share—weighted average common shares outstanding	10,593
Net effect of dilutive common share equivalents based on treasury stock method	265

Shares used in computations of diluted net income per share	10,858

Stock-Based Compensation

        In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, which is effective for fiscal years ending after December 15, 2002. SFAS No. 148 amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition to SFAS No. 123's fair value method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 and APB Opinion No. 28, Interim Financial Reporting, to require disclosure in the summary of significant accounting policies of the effect of an entity's accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. The Company has currently elected to not record compensation expense in accordance with the provisions of SFAS No. 123. Therefore, the Company's adoption of the disclosure provisions of SFAS No. 148 is not expected to have a significant effect on the Company's financial position or results of operations.

        As permitted under SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, the Company has elected to follow Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, in accounting for outstanding stock options and warrants issued to employees. Under APB Opinion No. 25, compensation expense relating to employee stock options is determined based on the excess of the market price of the stock over the exercise price on the date of grant, but does not require the recognition of compensation expense for stock options issued under plans defined as non-compensatory. The Company has not recognized any material expense related to its employee stock options. Adoption of SFAS No. 148 for options issued to employees would require recognition of employee compensation expense based on the computed "fair value" of the options on the date of grant. In accordance with SFAS No. 148 and EITF 96-18, stock options and warrants issued to consultants and other non-employees as compensation for services provided to the Company are accounted for based upon the fair value of the services provided or the estimated fair market value of the option or warrant, whichever can be more clearly determined. The Company recognizes this expense over the period the services are provided; however, the amount of expense related to these types of arrangements has never been significant.

        Pro forma information regarding net income is required by SFAS No. 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS No. 123. The fair value of these options was estimated at the date of grant using the Black-Scholes valuation model for option pricing with the following assumptions for 2002, 2001 and 2000: a risk-free interest rate of 2.92%, 5.5% and 6.25%, respectively; a dividend yield of zero; expected volatility of the market price of the Company's common stock of 90.9%, 70.0% and 70.0%, respectively, and a weighted average life of an option of four years.

        Option valuation models require the input of highly subjective assumptions. Because the Company's employee options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee options.

        For purposes of adjusted pro forma disclosures, the estimated fair value of the options is amortized to expense over the vesting period. The Company's pro forma information is as follows for the years ended December 31 (in thousands, except per share amounts):

	2002	2001	2000
Net income (loss) available to common stockholders, as reported	$(15,195)	$50,823	$(256)
Stock-based employee compensation expense included in reported net income (loss), net of related tax effects	—	—	—
Total stock-based employee compensation expense determined under fair value based method for all options, net of related tax effects	(654)	(1,699)	(1,180)

Pro forma net income (loss) available to common stockholders	$(15,849)	$49,124	$(1,436)

Basic net income (loss) per share available to common stockholders:
As reported	$(0.85)	$4.80	N/A

Pro forma	$(0.89)	$4.64	N/A

Diluted net income (loss) per share available to common stockholders:
As reported	$(0.85)	$4.68	N/A

Pro forma	$(0.89)	$4.52	N/A

        The pro forma effect on net income shown above is not necessarily indicative of potential pro forma effects on results for future years. The weighted average fair value of options granted during 2002, 2001 and 2000 was $3.20, $7.02 and $5.68 per share, respectively.

Pro Forma Income Taxes and Pro Forma Per Share Information

        Pro forma income tax expense represents estimated tax expense based on the Company's operating results for the years ended December 31, 2001 and 2000 as if the Company were a corporation from the beginning of the respective years, using an estimated combined worldwide effective tax rate of 40.0%. The pro forma basic and diluted per share information shown below is computed based on the weighted average number of shares of common stock outstanding for each year. For comparative purposes, the 7,800,000 shares of common stock issued as part of the Company's initial public offering have been included in the weighted averaged number of shares outstanding for the years ended December 31, 2001 and 2000, as if the shares were outstanding for the entire period. The computation of pro forma diluted per share information for the year ended December 31, 2001 includes the dilutive effect of common stock equivalents for outstanding common stock options using the treasury stock method. Basic and diluted shares used in the calculation of pro forma earnings per share for the year ended December 31, 2000 were the same since all weighted average common share equivalents were antidilutive for that year due to the net loss position of the Company. The following table presents the pro forma income taxes and pro forma per share information for the Company and reconciles the denominators used in computing basic and diluted earnings per share for the years ended December 31 (in thousands, except per share amounts):

	2001	2000
Income before income taxes	$532	$5,159
Pro forma provision for income taxes:
Historical benefit for income taxes	1,789	—
Historical deferred tax benefit	54,169	—
Pro forma adjustment	(2,001)	(2,064)

Total pro forma benefit (provision) for income taxes	53,957	(2,064)

Pro forma net income	54,489	3,095
Less: Preferred unit dividends and accretion of preferred unit fees	(5,667)	(5,415)

Pro forma net income (loss) available to common stockholders/members	$48,822	$(2,320)

Pro forma net income (loss) per share available to common stockholders:
Basic	$2.80	$(0.14)

Diluted	$2.76	$(0.14)

Shares used in pro forma basic net income (loss) per share and pro forma income (loss) per share—weighted average common shares outstanding	17,410	16,431
Net effect of dilutive common share equivalents based on treasury stock method	265	—

Shares used in pro forma diluted net income (loss) per share—weighted average	17,675	16,431

Income Taxes

        In connection with the Reorganization, the Company became a corporation and is subject to U.S., state, and foreign income taxes on its earnings after November 20, 2001. The Company's estimated worldwide effective tax rate was 40% for the period from November 20 to December 31, 2001. Based on its net loss, the Company's estimated effective worldwide tax benefit effective rate is 38% for 2002. The comparable tax benefit is reduced primarily due to the disallowance by certain states of net operating loss carryforwards. As of December 31, 2002, the Company had recorded approximately $65.7 million of net deferred tax assets related primarily to tax deductible goodwill not recognized for book purposes and net losses reported during 2002. Realization of the Company's deferred tax assets is dependent on the Company's ability to generate approximately $170.0 million of future taxable income over the next 10 years. Management believes that it is more likely than not that the net deferred tax assets will be realized based on forecasted taxable income.

Comprehensive Income (Loss)

        The Company has adopted SFAS No. 130, Reporting Comprehensive Income, which requires that all components of comprehensive income (loss), including net income (loss), be reported in the financial statements in the period in which they are recognized. Comprehensive income (loss) is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. Net income (loss) and other comprehensive income (loss), including foreign currency translation adjustments, and unrealized gains and losses on investments, are reported, net of related tax, to arrive at comprehensive income (loss).

Recently Issued Accounting Standards

        In June 2001, the FASB issued SFAS Nos. 141 and 142, Business Combinations and Goodwill and Other Intangible Assets. SFAS No. 141 replaces prior accounting standards and eliminates pooling-of-interests accounting prospectively. It also provides guidance on purchase accounting related to the recognition of intangible assets and accounting for negative goodwill. SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment write-off approach. Under SFAS No. 142, goodwill will be tested annually and whenever events or circumstances occur indicating that goodwill might be impaired. In addition, SFAS No. 142 requires the completion of a transitional impairment test within six months of adoption, with any impairment treated as a cumulative effect of a change in accounting principle as of the date of adoption. The Company completed the transitional impairment test during the second quarter of 2002 and the annual impairment test in the fourth quarter of 2002 and determined that no impairment existed as of the date of adoption. SFAS No. 141 and SFAS No. 142 are effective for all business combinations completed after June 30, 2001. Effective January 1, 2002, amortization of goodwill recorded for business combinations consummated prior to July 1, 2001 ceased, and intangible assets acquired prior to July 1, 2001 that do not meet the criteria for separate recognition under SFAS No. 141 have been reclassified to goodwill. On an ongoing basis, absent any indicators of impairment, the Company expects to perform an annual impairment evaluation during the fourth quarter.

        The following table presents the impact of SFAS No. 142 on net income (loss) had the standard been in effect for the years ended December 31 (in thousands):

	2001	2000
Reported net income	$56,490	$5,159
Adjustments:
Amortization of goodwill and intangibles	3,537	2,481
Income tax effect	(357)	—

Net adjustments	3,180	2,481

Adjusted net income	$59,670	$7,640

Reported diluted net income per share available to common stockholders	$4.68	N/A
Amortization of goodwill and intangibles, net of taxes	$0.29	N/A

Adjusted diluted net income per share available to common stockholders	$4.97	N/A

        Comparative per share information for 2000 is not presented in the table above because it is not meaningful.

        Components of intangible assets acquired in prior purchase business combinations and acquired as individual assets are as follows (in thousands):

		December 31, 2002		December 31, 2001
	Useful Life (years)	Gross Carrying Amount	Net Carrying Amount	Gross Carrying Amount	Net Carrying Amount
Intangible assets subject to amortization:
Patented technology	5–20	$13,987	$2,986	$13,651	$3,094
Customer base	15–20	12,200	7,843	12,200	8,459
Licensing agreements	5	2,000	533	4,215	2,751
Other	3–20	3,404	1,973	1,250	786

		$31,591	$13,335	$31,316	$15,090

Intangible assets not subject to amortization:
Goodwill	N/A	$69,067	$55,120	$69,153	$55,260
Other	N/A	—	—	337	238

		$69,067	$55,120	$69,490	$55,498

        The amortization expense on intangible assets was $2.8 million, $5.9 million and $4.0 million for the years ended December 31, 2002, 2001 and 2000, respectively.

        Future amortization expense of intangible assets is estimated to be $13.3 million, as follows: 2003—$2.8 million, 2004—$2.1 million, 2005—$1.5 million, 2006—$1.0 million, 2007—$0.7 million, and thereafter—$5.2 million.

        In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 replaces SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The FASB issued SFAS No. 144 to establish a single accounting model, based on the framework established in SFAS No. 121. SFAS No. 144 also resolves significant implementation issues related to SFAS No. 121. The Company adopted SFAS No. 144 as of the beginning of 2002 (see Note 3).

        In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements Nos. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. In addition to rescinding the three FASB Statements, this Statement amended SFAS No. 13, Accounting for Leases, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This Statement also amended other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe applicability under changed conditions. The Company adopted SFAS No. 145 in 2002. The adoption of SFAS No. 145 on the Company's financial statements resulted in the reclassification of $4.7 million previously reported as an extraordinary item to interest expense in the 2001 statement of operations and $1.8 million of tax benefit previously reported as an extraordinary item to income tax benefit in the 2001 statement of operations.

        In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). The principal difference between SFAS No. 146 and Issue 94-3 relates to SFAS No. 146's requirements for recognition of a liability for a cost associated with an exit or disposal activity. SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recorded as a liability when incurred. Under Issue 94-3, a liability for an exit cost as generally defined in Issue 94-3 was recognized at the date of an entity's commitment to an exit plan. The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. The Company elected not to early apply SFAS No. 146 in connection with its performance improvement program commenced in 2002 (see Note 3). The Company has recorded its performance improvement and restructuring costs in accordance with Issue 94-3. If the Company had elected early adoption of SFAS No. 146, $1.9 million of lease termination and other exit costs recorded in 2002 would have been deferred until the leased facilities were actually vacated. The Company does not expect the adoption of SFAS No. 146 in 2003 to have a material impact on its financial position or results of operations.

        In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, which is effective for fiscal years ending after December 15, 2002. SFAS No. 148 amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition to SFAS No. 123's fair value method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 and APB Opinion No. 28, Interim Financial Reporting, to require disclosure in the summary of significant accounting policies of the effect of an entity's accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. The Company has currently elected to not record compensation expense in accordance with the provisions of SFAS No. 123. Therefore, the Company's adoption of the disclosure provisions of SFAS No. 148 is not expected to have a significant effect on the Company's financial position or results of operations.

Reclassifications

        Effective December 31, 2002, the Company has reclassified certain amounts within its consolidated statements of operations, including expenses related to the shipping and handling of the Company's products to customers, which have been reclassified from sales and marketing expense to costs of goods sold. The Company implemented Emerging Issues Task Force (EITF) Issue 00-10 (EITF 00-10), Accounting for Shipping and Handling Fees and Costs, in the fourth quarter of 2000. EITF 00-10 permits shipping and handling costs to be recorded as costs of goods sold or as sales expense within operating expenses. The Company historically included shipping and handling costs in sales and marketing expenses. In the fourth quarter of 2002 the Company changed its classification of these costs to include them within costs of goods sold. Accordingly, the Company reclassified $7.7 million, $7.9 million and $7.2 million for 2002, 2001 and 2000, respectively, of shipping and handling costs from sales and marketing expenses to costs of goods sold. In addition certain common facilities and information technology expenses have been reclassified from general and administrative expenses, to costs of goods sold ($2.0 million, $2.0 million and $1.1 million in 2002, 2001 and 2000, respectively) and to sales and marketing expense ($0.6 million, $0.7 million and $0.4 million in 2002, 2001 and 2000, respectively) and research and development expense ($0.1 million in 2002, 2001 and 2000). The Company has also made certain other less material reclassifications. All statement of operations information included herein for the year ended December 31, 2002 has been presented in accordance with the new classifications and all historical information has been reclassified for a consistent presentation.

2.     Financial Statement Information

Inventories

        Inventories consist of the following at December 31 (in thousands):

	2002	2001
Raw materials	$5,774	$12,852
Work-in-progress	1,090	1,049
Finished goods	12,283	14,238

	19,147	28,139
Less reserves, primarily for excess and obsolete inventories	(4,564)	(3,000)

	$14,583	$25,139

        As of December 31, 2001, the inventory reserves included $1.0 million relating to inventory acquired in the Orthotech Acquisition. Inventory reserves of $5.1 million were originally recorded upon closing of the Orthotech Acquisition of which $1.0 million remained as of December 31, 2001 and was utilized in full for inventory write-offs during the year ended December 31, 2002.

Property, Plant and Equipment

        Property, plant and equipment consists of the following at December 31 (in thousands):

	2002	2001
Buildings and leasehold improvements	$4,265	$4,232
Furniture, fixtures and equipment	32,773	30,315

	37,038	34,547
Less accumulated depreciation and amortization	(22,956)	(19,204)

	$14,082	$15,343

Other Accrued Liabilities

        Other accrued liabilities consists of the following at December 31 (in thousands):

	2002	2001
Accrued freight expenses	$565	$265
Accrued product costs	1,719	1,569
Accrued professional fees	716	392
Accrued Reorganization costs	—	1,132
Accrued taxes	320	183
Accrued credit memos	913	1,984
Other accruals	1,792	2,936

	$6,025	$8,461

3.     Performance Improvement, Restructuring and Other Charges

Performance Improvement Program

        In August 2002, the Company commenced a company-wide performance improvement program with the objective of increasing revenues and reducing both costs of goods sold and operating expenses as a percentage of net revenues beginning in 2003. The Company retained the services of AlixPartners, LLC, a consulting firm specializing in corporate performance enhancement, to assist with its performance improvement program.

        With the objective of reducing costs by streamlining the Company's organization structure, the Company began its performance improvement program with the elimination of several senior management positions. In September 2002, the Company also commenced the move of the manufacturing of all its remaining soft goods and certain non-custom rigid braces manufactured in the United States to its manufacturing facilities in Mexico. The move of these manufacturing operations was completed by the end of 2002 and resulted in the elimination of approximately 200 United States positions. A comparable number of positions were added in Mexico. The manufacturing move is expected to result in reduced manufacturing costs. Other focuses of the performance improvement program include reducing operating expenses; improving the profitability of revenue from its

OfficeCare® and Insurance channels; reducing working capital and improving its business processes and information systems. The Company has also refocused its resources on its core rehabilitation business and has discontinued the marketing of its Alaron Surgical™ products and its knee replacement product. Although the performance improvement program was substantially completed by the end of 2002, no assurance can be given that it will be successful in achieving the desired goals.

        The results for 2002 include charges totaling $10.0 million ($6.4 million net of tax) related to the Company's performance improvement program, including charges for severance pay, consultants, moving costs and accrued rent related to manufacturing facilities vacated by the Company in the United States.

        The severance pay relates to the elimination of the United States manufacturing positions, certain senior management positions and certain positions within the Company's sales and general and administrative departments. In connection with the manufacturing move, a portion of the Company's United States manufacturing facilities has been vacated. The Company has estimated the net rent that will be paid for the vacated facilities, in excess of estimated sublease income. In accordance with Emerging Issues Task Force Issue 94-3 and Staff Accounting Bulletin No. 100, the employee severance costs and the net lease expense related to the vacated facilities have been deemed to be performance improvement and restructuring costs, and were accrued in 2002.

        Other performance improvement costs recognized in 2002 consist primarily of consulting expenses and moving costs, which have been expensed as incurred. The Company's agreement with AlixPartners, LLC provided for hourly fees for services rendered during the implementation phase of the performance improvement program, as well as certain success and bonus fees based upon the attainment of agreed upon qualitative and quantitative milestones established for the program.

Contractual Allowances and Doubtful Accounts

        During the second quarter of 2002, the Company enhanced the ability of its systems to obtain and analyze the information processed by its third party billing companies. Historically, the Company relied heavily on these billing companies to provide information about the OfficeCare® and Insurance programs, including the data utilized to determine reserves for contractual allowances and doubtful accounts. The Company's increased ability to obtain and better analyze information in the second quarter of 2002 revealed that, as a result of historical third party billing problems, the Company had experienced an increase in write-offs and bad debts for accounts receivable from its OfficeCare and Insurance programs. In addition, in December 2002 the Company initiated the transition to a new third party insurance billing service provider and continues to resolve issues related to its previous service providers and accounts receivable aged over one year. Accordingly, the Company changed its accounting estimates and increased its related reserves by an aggregate of $6.7 million ($4.3 million net of tax) for the year ended December 31, 2002, which is included in sales and marketing expenses in the accompanying consolidated statements of operations for 2002. Based on information currently available, the Company believes it has provided adequate reserves for its third party payer accounts receivable. If claims are denied, or amounts are otherwise not paid, in excess of its estimates, the recoverability of the net accounts receivable could be reduced by a material amount. In addition, if the transition to the Company's new third party insurance billing service provider is not successful, the Company may be required to increase its estimates.

Excess and Obsolete Inventories

        In connection with its performance improvement program, the Company has refocused its resources on its core business within the rehabilitation segment of the orthopedic sports medicine market. As a result, the Company has ceased active commercialization of its surgical product lines and has discontinued marketing its knee replacement product. In 2002, the Company recorded provisions for inventories related to discontinued surgical and knee replacement product lines in the aggregate amount of $2.8 million ($1.8 million net of tax, with an effect of $0.16 on diluted loss per share).

        Additionally, the Company provided incremental provisions for estimated excess inventories in the amount of $2.3 million ($1.5 million net of tax) in 2002. The increase in the Company's accounting estimate for these reserves was primarily related to inventories on hand for certain new product areas which had not achieved anticipated market share, including the Company's OrthoPulse™ bone growth stimulator product. The manufacturer of OrthoPulse, I.M.D., b.v. (IMD), has experienced continuing delays in obtaining FDA approval for the bone growth stimulator product. On July 1, 2002, notification was received from the FDA that the premarket approval application (PMA) for OrthoPulse™ was placed on an integrity hold due to concerns that the clinical data submitted in support of the PMA were not reliable. As required by the FDA, an independent review of the clinical data commenced on August 5, 2002. The auditor's report was submitted on September 30, 2002, and IMD is engaged in ongoing communications with the FDA to address this matter. Without approval by the FDA, marketing of this product in the United States cannot proceed. In 2001, the Company purchased a beginning inventory of this product from IMD. The Company cannot distribute such inventory in the United States until FDA approval is obtained, and although the Company can distribute such inventory in certain other countries which do not require FDA approval, the markets in these countries are smaller than in the U.S. At this point, the Company does not have an estimate of when or whether final FDA approval will occur, and the Company has, as a result of this continuing uncertainty, recorded charges aggregating $1.8 million in 2002 to fully reserve its inventories of this product.

Impairment of Long-Lived Assets

        As a result of certain new products not achieving anticipated revenues or estimated recovery values of assets being disposed of being less than anticipated, the Company's cash flows from such new products or assets have been lower than originally estimated. In accordance with SFAS No. 144, the Company recognized charges of $3.7 million related to impairment of certain long-lived assets during 2002. These long-lived assets primarily include intangible assets associated with the Company's DonJoy Vista™ Rehabilitation System product line, estimated impairment related to an investment in an internet marketing company, which was sold during 2002, an investment in the manufacturer of OrthoPulse™, goodwill related to the acquisition of Alaron, and fixed assets abandoned in connection with the Company's manufacturing move to Mexico.

        Total performance improvement, restructuring and other charges in the accompanying consolidated statement of operations for the year ended December 31, 2002, are as follows (in thousands):

	Total costs	Cash payments	Non-cash charges	Accrual at December 31, 2002
Cost of goods sold:
Reserves for inventories	$5,082	$—	$(5,082)	$—
Sales and marketing expenses:
Increase in estimated contractual allowances and bad debts for OfficeCare® and Insurance channels	6,747	—	(6,747)	—
Impairment of long-lived assets	3,666	—	(3,666)	—
Performance improvement and restructuring costs:
Employee severance costs	3,936	(2,106)	—	1,830
Consulting fees	3,460	(1,439)	—	2,021
Lease termination and other exit costs	1,926	—	—	1,926
Other	686	(416)	(153)	117

Subtotal	10,008	(3,961)	(153)	5,894

Total	$25,503	$(3,961)	$(15,648)	$5,894

        The Company does not expect to incur material additional costs in connection with the performance improvement program.

4.     Acquisitions

Alaron Acquisition

        On June 1, 2001, the Company acquired Alaron Technologies, L.L.C. (Alaron) under an asset purchase agreement. Alaron provided product development, manufacturing and supply chain management services related to medical and surgical devices. The asset purchase agreement provided for the purchase of certain assets, primarily equipment and technology, and the assumption of certain liabilities of Alaron, for a cash purchase price of $0.5 million. The acquisition was accounted for using the purchase method of accounting whereby the total purchase price was allocated to tangible and intangible assets acquired and liabilities based on their estimated fair values. In connection with the performance improvement program, the Company has ceased active marketing of its Alaron Surgical™ products and has written off all tangible and intangible assets related to Alaron.

Orthotech Acquisition

        In July 2000, the Company completed the purchase of certain assets and assumed certain liabilities of the bracing and soft goods business of DePuy Orthopaedic Technology, Inc., a subsidiary of Johnson & Johnson (Orthotech). Orthotech developed, manufactured, and marketed an array of orthopedic products for the sports medicine market, including braces, soft goods and specialty products which were similar to the products offered by the Company.

        The asset purchase agreement provided for the purchase of certain assets of Orthotech, comprising the Orthotech business, for a purchase price of $46.4 million in cash and related costs of $3.0 million, including debt issuance costs of $0.4 million (Orthotech Acquisition). The Company purchased primarily inventory, equipment, certain intellectual property and other intangible assets. The Company was not required to assume any liabilities existing prior to the closing date. The sources of funds for the Orthotech Acquisition consisted of:

  •
  The sale of common units to J.P. Morgan DJ Partners, LLC (JPMDJ Partners) and certain members of management for an aggregate of $8.3 million, of which $0.2 million was received in management notes receivable;

  •
  The sale of Redeemable Preferred Units to existing holders of the Redeemable Preferred Units for net proceeds of $3.4 million (excluding preferred unit expense of $0.2 million);

  •
  Proceeds from bank borrowing of approximately $36.6 million; and

  •
  $1.3 million from available cash.

        The Orthotech Acquisition was accounted for using the purchase method of accounting whereby the purchase price was allocated to the acquired tangible and intangible assets based on their estimated fair values at the date of acquisition as determined by the Company, in accordance with Accounting Principles Board Opinion No. 16, as follows (in thousands):

Inventories	$2,538
Equipment and furniture	1,295
Other assets held for sale	126
Intangible assets:
Goodwill	36,623
Customer list	8,400
Assembled workforce	37

Total intangible assets	45,060

Total assets acquired	$49,019

        The accompanying consolidated statements of operations reflect the operating results of Orthotech since July 7, 2000, including $0.4 million in post-closing merger and integration costs. Assuming the purchase of Orthotech had occurred on January 1, 2000, the pro forma unaudited results of operations for the year ended December 31, 2000, would have reflected net revenues of $165,858 and net income of $5,386.

DJ ORTHOPEDICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands)

5.     Long Term Debt

        The Company's long-term debt consists of the following at December 31 (in thousands):

	2002	2001
12 5/8% Senior Subordinated Notes due 2009, net of unamortized discount of $998 and $1,152 at December 31, 2002 and 2001, respectively	$74,002	$73,848

Bank term loans due in installments through 2005 bearing interest at 4.19% and 4.94% at December 31, 2002 and 2001, respectively	35,814	37,086
Less current portion	(1,274)	(1,274)

Long-term portion of bank term loans	$34,540	$35,812

12 5/8% Senior Subordinated Notes Due 2009

        On June 30, 1999, dj Ortho issued $100.0 million of 12 5/8% Senior Subordinated Notes due 2009 (the Notes) to various investors in connection with the financing of the Recapitalization. The Notes were issued at a discount of $2.0 million which is being amortized to interest expense over the life of the Notes and accreted to the Notes balance. The Notes are general unsecured obligations of dj Ortho, subordinated in right of payment to all existing and future senior indebtedness of dj Ortho, pari passu in right of payment to any senior subordinated indebtedness of dj Ortho and senior in right of payment to any subordinated indebtedness. Interest on the Notes is payable in cash semi-annually on each June 15 and December 15. The aggregate principal amount of the Notes matures on June 15, 2009.

        Covenants.    The Notes contain covenants restricting the ability of dj Ortho and its subsidiaries to (i) incur additional indebtedness; (ii) prepay, redeem or repurchase debt; (iii) make loans and investments; (iv) incur liens and engage in sale lease-back transactions; (v) enter into transactions with affiliates; (vi) engage in mergers, acquisitions and asset sales; (vii) make optional payments on or modify the terms of the subordinated debt; (viii) restrict preferred and capital stock of subsidiaries; (ix) declare dividends or redeem or repurchase capital stock; and (x) engage in other lines of businesses.

        Guarantees; Co-Issuers.    The Notes are guaranteed by dj Orthopedics, Inc. and dj Development and co-issued by dj Ortho and DJ Capital, but are not guaranteed by any of dj Ortho's foreign subsidiaries.

        Optional Redemption.    Before June 15, 2002, up to 35% of the aggregate principal amount of the Notes could be redeemed with the proceeds from sales of common equity at a redemption price of 112.625% of their principal amount, plus any accrued and unpaid interest. Pursuant to such provision, following its initial public offering in 2001, the Company redeemed $25 million principal amount of the Notes for an aggregate price, including the prepayment premium and accrued interest, of $28.3 million.

        On or after June 15, 2004, the Notes may be redeemed, in whole or in part, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest, if any, to the redemption date if redeemed during the 12-month period commencing on June 15 of the years set forth below:

Year	Redemption Price
2004	106.313%
2005	104.208%
2006	102.104%
2007 and thereafter	100.000%

Bank Credit Facility

        In connection with the Recapitalization, dj Ortho entered into a bank credit facility with Wachovia Bank, National Association, JP Morgan Chase Bank and other lenders. Under the bank credit facility, as amended, dj Ortho may borrow up to $25.0 million under a revolving bank credit facility (the revolving bank credit facility) and is obligated under two term loans in an aggregate principal amount of $34.5 million (the term loans). The revolving bank credit facility permits dj Ortho to enter into revolving loans of up to $25.0 million, enter into swingline loans and obtain letters of credit from time to time. As of December 31, 2002, dj Ortho had no amounts outstanding under the revolving bank credit facility, but was contingently liable for letters of credit outstanding under the facility in an aggregate stated amount of $1.8 million, maturing through June 2004. Borrowings under the revolving bank credit facility and term loans bear interest at variable rates plus an applicable margin (4.19% and 4.94% as of December 31, 2002 and December 31, 2001, respectively). Borrowings of letters of credit under the revolving bank credit facility bear interest at variable rates plus a fronting fee of 0.25%.

        Repayment.    The term loans will mature on June 30, 2005 and are subject to mandatory repayments and reductions as defined in the bank credit facility, as amended. Principal payments on the term loans through maturity are $1.3 million in 2003, $17.2 million in 2004 and $17.3 million in 2005.

        In addition, dj Ortho is required to make annual mandatory payments of the term loans under the bank credit facility, as amended, in an amount equal to 50% of excess cash flow (75% if our ratio of total debt to EBITDA exceeds 4 to 1). Excess cash flow represents the Company's net income adjusted for extraordinary gains or losses, depreciation, amortization and other non-cash charges, changes in working capital, changes in deferred revenues, payments for capital expenditures and repayment of indebtedness. dj Ortho had no excess cash flow in 2002, 2001 or 2000. In addition, the term loans are subject to mandatory prepayments in an amount equal to (a) 100% of the net cash proceeds of certain equity and debt issuances by dj Orthopedics, Inc., dj Ortho or any of its subsidiaries and (b) 100% of the net cash proceeds of certain asset sales or other dispositions of property by dj Orthopedics, Inc., dj Ortho or any of its subsidiaries, in each case subject to certain exceptions. A mandatory prepayment of less than $1.0 million was required for the sale of the Company's interest in its Australian subsidiary on December 31, 2002. On March 28, 2003, the Company made a total prepayment of principal on the term loans totaling approximately $20.0 million including the required prepayment. No mandatory prepayments were required for 2001 or 2000.

        Security; Guarantees.    The obligations of dj Ortho under the bank credit facility, as amended, are irrevocably guaranteed, jointly and severally, by dj Orthopedics, Inc., dj Development, DJ Capital and future U.S. subsidiaries. In addition, the bank credit facility, as amended, and the guarantees thereunder are secured by substantially all the assets of the Company.

        Covenants.    The bank credit facility, as amended, contains a number of covenants that, among other things, restrict the ability of dj Ortho and its subsidiaries to (i) dispose of assets; (ii) incur additional indebtedness; (iii) incur or guarantee obligations; (iv) prepay subordinated indebtedness or amend other debt instruments; (v) pay dividends or make other distributions (except for certain tax distributions prior to the Reorganization); (vi) redeem or repurchase membership interests or capital stock, create liens on assets, make investments, loans or advances, make acquisitions; (vii) engage in mergers or consolidations; (viii) change the business conducted by dj Ortho and its subsidiaries; (ix) make capital expenditures; (x) or engage in certain transactions with affiliates and otherwise engage in certain activities. In addition, the bank credit facility, as amended, requires dj Ortho and its subsidiaries to maintain specified financial ratios, including a maximum consolidated leverage ratio and a minimum consolidated interest coverage ratio. The bank credit facility, as amended, also contains provisions that prohibit any modifications of the Notes in any manner adverse to the lenders under the bank credit facility, as amended, and that limit dj Ortho's ability to refinance or otherwise prepay the Notes without the consent of such lenders. In October 2002 and February 2003, the Company completed amendments to its bank credit facility, as amended, which modified certain financial covenants contained in the bank credit facility for 2002 and 2003. The Company was in compliance with all covenants, as amended, as of December 31, 2002.

6.     Related Party Transactions

        In each of 2001 and 2000, dj Ortho paid affiliates of JPMDJ Partners $250,000 per annum for providing financial advisory services in connection with financings and acquisitions, including providing the services of Charles T. Orsatti, the Company's former Chairman. In connection with its initial public offering, the Company entered into a management consulting agreement with an affiliate of JPMDJ Partners providing for an annual payment of $250,000. The management consulting agreement terminated in July 2002.

        On June 30, 1999, DonJoy consummated a recapitalization pursuant to which JPMDJ Partners obtained a controlling interest in DonJoy. On June 28, 2000, JPMDJ Partners and certain members of management repurchased the remaining common units held by DonJoy's former parent, Smith & Nephew. In connection with an equity investment in June 2001, JPMDJ Partners and certain members of management purchased additional common units in DonJoy. In connection with these equity transactions, certain members of management financed their common unit purchases with full recourse promissory notes (see Note 7).

7.     Common and Preferred Stock

        The Company issued 7,800,000 shares of common stock in its initial public offering in November 2001 for proceeds of $118.8 million, net of $13.8 million in related costs. At December 31, 2002, the Company had a total of 17,872,956 shares of common stock outstanding.

        In connection with the Reorganization in 2001, the outstanding 885,633 common units of DonJoy were converted to common stock at an exchange ratio of 10.812 shares for each unit, for a total of 9,575,459 shares of common stock and the outstanding 44,405 redeemable preferred units of dj Ortho were exchanged for $47.3 million in cash (representing the liquidation value of the units plus accrued and unpaid distributions as of the Reorganization date) and 480,107 shares of common stock based on an exchange ratio of 10.812 shares for each unit. Prior to the Reorganization, the redeemable preferred units accrued a cumulative quarterly preferred dividend at a fixed rate of 14.0% per annum. Total dividends accrued for the year ended December 31, 2001 and 2000 were $5.7 and $5.3 million, respectively.

Other Equity Transactions

        In June 2001, DonJoy sold 89,186 common units to JPMDJ Partners for gross proceeds of $9.7 million and 2,557 common units to certain members of management for gross proceeds of $0.3 million (for which $0.2 million was paid through the issuance of full recourse promissory notes to DonJoy).

        In 2000, in connection with the Orthotech Acquisition, 73,775 common units were sold to JPMDJ Partners for gross proceeds of $8.0 million and 2,115 common units were sold to certain members of management for gross proceeds of $231,000 (for which $174,000 was paid through the issuance of full recourse promissory notes by the management members). In addition, 4,221 redeemable preferred units were sold to existing redeemable preferred unit holders for net proceeds of $3.4 million (after preferred unit fees).

        In connection with a unit purchase agreement dated as of June 28, 2000, Smith & Nephew sold its remaining interest in DonJoy to JPMDJ Partners and certain members of management for $5.9 million. JPMDJ Partners purchased 52,495 common units for a total consideration of $5.7 million and the members of management purchased 1,505 units for a total consideration of $0.2 million, substantially all of which was financed by dj Orthopedics and evidenced by full recourse promissory notes. dj Orthopedics agreed to amend and restate the promissory notes originally received from certain members of management in connection with the Recapitalization. The principal amount of each amended and restated note was equal to the sum of outstanding principal on the original notes and any accrued and unpaid interest on the notes. In addition to increasing the rate of interest payable on the notes from 5.30% to 6.62% per annum, the amended and restated notes permit the members of management to increase the principal amount due under the note by the amount of a scheduled interest payment (the PIK Option). If a member of management elects the PIK Option, the principal amount of his note is increased by the amount of the scheduled interest payment and interest then accrues on the principal amount of the note as so increased. The amended and restated notes mature in 2007.

        Total promissory notes due from current and former management stockholders amount to $2.2 million and $2.1 million at December 31, 2002 and 2001, respectively. The notes are secured by all of the shares of common stock of dj Orthopedics owned by that noteholder.

Stock Options

  2001 Omnibus Plan

        The 2001 Omnibus plan provides for awards of stock options, stock appreciation rights, performance awards, restricted stock, restricted stock units, stock bonuses, stock unit awards and cash bonuses to key personnel, including consultants and advisors. Except as hereafter described and subject to equitable adjustments to reflect certain corporate events, the maximum number of shares of our common stock with respect to which awards may be granted under the Omnibus Plan is 3,800,000 at December 31, 2002. On each January 1, commencing with January 1, 2003, the number of shares of common stock available for issuance under the Omnibus Plan will be automatically increased by a number of shares equal to 3% of the number of shares of common stock outstanding on the previous December 31. In addition, shares of common stock reserved for but not subject to options granted under the 1999 Option Plan or subject to awards that are forfeited, terminated, canceled or settled without the delivery of common stock under the Omnibus Plan and the 1999 Option Plan will increase the number of shares available for awards under the Omnibus Plan. Also, shares tendered to dj Orthopedics, Inc. in satisfaction or partial satisfaction of the exercise price of any award under the Omnibus Plan or the 1999 Option Plan will increase the number of shares available for awards under the Omnibus Plan to the extent permitted by Rule 16b-3 under the Securities Exchange Act of 1934, as amended. The Omnibus Plan is administered by the Company's Compensation Committee which has the sole and complete authority to grant awards under the Omnibus Plan to eligible employees and officers of, and consultants and advisors to, dj Orthopedics, Inc. and its subsidiaries. At December 31, 2002 and 2001, options to purchase 1,116,650 and 123,900 shares, respectively, had been granted and 5,000 and no shares were exercisable, respectively, at December 31, 2002 and 2001. On December 31, 2002, 3,585,774 shares were available for future grant under the Omnibus Plan. On January 1, 2003, the shares available for future grant were increased by 536,189 shares.

  1999 Option Plan

        Under the Company's Fifth Amended and Restated 1999 Option Plan (the 1999 Option Plan), 1,933,174 common shares have been reserved for issuance upon exercise of options granted under the plan. The 1999 Option Plan is administered by the Compensation Committee of the Board of Directors. The plan will expire on August 19, 2015 unless the Company terminates it before that date. The 1999 Option Plan provides for the grant of nonqualified options to officers, directors and employees of, and consultants and advisors to, dj Orthopedics, Inc.

        Options granted under the 1999 Option Plan generally vest either:

  •
  25% beginning on June 30, 2000 and thereafter ratably over a 3 year period for those options granted on June 30, 2000 (Tier I), or

  •
  25% at the end of 1 year from the date of the grant and the balance vesting ratably thereafter for all options granted after June 30, 2000 (Tier I), or

  •
  Tier II options which became fully vested after the 2001 reorganization.

        The Company has granted options to purchase an aggregate of 1,030,750 shares of common stock under the 1999 Option Plan of which approximately 68% are time-vesting options and approximately

32% are event-vesting options. As of December 31, 2002 and 2001, options to purchase 726,374 and 728,488 shares, respectively, issued under the 1999 Option Plan were exercisable. No future options will be granted under the 1999 Option Plan, and all shares of common stock which would otherwise have been available for issuance under the 1999 Option Plan will be available for issuance under the 2001 Omnibus Plan. In connection with the initial public offering, all of the Tier II options vested in accordance with their terms and all Tier III options previously outstanding were cancelled.

  2001 Non-Employee Director's Stock Option Plan

        The Company has adopted the dj Orthopedics, Inc. 2001 Non-Employee Directors' Stock Option Plan. Each of our directors who has been a director for at least one year, is not our employee or the employee of any of our subsidiaries and who was not initially elected to the board of directors, and was not our employee or the employee of any of our subsidiaries, within the previous 12 months will, immediately following each annual stockholders meeting, commencing with the annual meeting in 2003, automatically receive an annual grant of options to purchase 15,000 shares of our common stock at an exercise price equal to 100% of the fair market value of our common stock at the date of grant of the option. Except as discussed below, each non-employee director, upon initially joining our board of directors, will also receive under the plan an initial grant of options to purchase 15,000 shares of our common stock (30,000 shares if such director joins the Board of Directors prior to November 15, 2002) at an exercise price equal to 100% of the fair market value of the common stock as of such date. A total of 1,500,000 shares of our common stock have been reserved for issuance under the plan. Options granted under the plan will vest ratably over a three-year period, commencing on the first anniversary of the date of grant. A total of 60,000 options had been granted under the Plan at December 31, 2002. No options had been granted under this plan prior to 2002.

        A director and former director also received a grant of a right to purchase 21,624 shares of our common stock at a purchase price equal to the fair market value at the time of purchase.

        The following table summarizes option activity under all plans through December 31, 2002:

	Number of Shares	Price per Share	Weighted Average Exercise Price per Share
Outstanding as of December 31, 1999	1,302,975	$9.25	$9.25
Granted	306,283	$9.25–$10.08	$9.61
Cancelled	(13,019)	$9.25	$9.25

Outstanding as of December 31, 2000	1,596,239	$9.25–$10.08	$9.32
Granted	607,142	$9.25–$17.00	$14.34
Cancelled	(193,492)	$9.25–$10.08	$9.39

Outstanding as of December 31, 2001	2,009,889	$9.25–$17.00	$12.36
Granted	1,111,350	$2.97–$12.80	$4.85
Cancelled	(913,839)	$3.52–$17.00	$10.54

Outstanding at December 31, 2002	2,207,400	$2.97–$17.00	$8.03

        No options have been exercised through December 31, 2002.

        The following table summarizes information concerning currently outstanding and exercisable options:

	Options Outstanding
	Options Outstanding as of December 31, 2002			Options Exercisable
		Weighted Average Remaining Life in Years
Range of Exercise Prices			Weighted Average Exercise Price	Options Exercisable as of December 31, 2002	Weighted Average Exercise Price
$2.97–$4.10	956,471	9.9	$3.85	—	N/A
$8.41–$10.80	849,234	6.9	$9.32	600,685	$9.27
$12.80–$17.00	401,695	8.3	$14.92	130,689	$14.27

  Employee Stock Purchase Plan

        The Employee Stock Purchase Plan provides for the issuance of up to 1,000,000 shares of our common stock. During each purchase period eligible employees may designate between 1% and 15% of their cash compensation, subject to certain limitations, to be deducted from their cash compensation for the purchase of Common Stock under the Plan. The purchase price of the shares under the Plan is equal to 85% of the lesser of the fair market value per share on the first day of each twenty four month offering period or the last day of each six month purchase period during the offering period. On January 1 of each year, commencing with January 1, 2003, the aggregate number of shares reserved for issuance under this plan will increase automatically by a number of shares equal to 1.0% of our outstanding shares on December 31 of the preceding year. Our Board of Directors or the Compensation Committee may reduce the amount of the increase in any particular year. The aggregate number of shares reserved for issuance under the Employee Stock Purchase Plan may not exceed 5,000,000 shares. On January 1, 2003, the number of shares reserved for issuance under the Employee Stock Purchase Plan was increased by 178,729 shares.

8.     Income Taxes

        In connection with the Reorganization on November 20, 2001, the Company became a corporation and subject to U.S. federal, state, and foreign income taxes on its earnings after that date. For 2001, the Company incurred a loss before income taxes of $4.5 million attributable to operations for the period following the Reorganization, including expenses related to an early extinguishment of debt of $4.7 million. The deferred tax benefit of $54.2 million in 2001 resulted from future tax benefits related to the difference in the book and tax basis of the assets of the Company at the time of the Reorganization.

        The benefit for income taxes, excluding the deferred tax benefit, on income (loss) before income taxes is as follows for the years ended December 31 (in thousands):

	2002	2001
Current
Federal	$—	$—
State	(150)	—
Foreign	(183)	—

	(333)	—
Deferred
Federal	$9,279	$1,522
State	415	267
Foreign	—	—

	9,694	1,789

Benefit for income taxes	$9,361	$1,789

        Significant components of the Company's deferred tax assets and liabilities as of December 31 are as follows (in thousands):

	2002	2001
Deferred tax assets
Goodwill for tax purposes	$44,024	$49,108
Accrued expenses	4,381	1,014
Allowance for bad debts	2,780	3,482
Inventories	3,086	1,616
Net operating loss carryforwards	10,323	1,841
Fixed assets	1,038	(1,273)
Other, net	99	248

Total deferred tax assets	$65,731	$56,036

        Realization of the Company's deferred tax assets is dependent on the Company's ability to generate approximately $170.0 million of future taxable income over the next 10 years. Based on the Company's historical and expected future taxable earnings, management believes it is more likely than not that the Company will realize the benefit of the existing deferred tax assets at December 31, 2002.

        The reconciliation of income tax attributable to income before benefit for income taxes at the United States federal statutory rate to income tax benefit in the accompanying statements of operations for the years ended December 31 is as follows (in thousands):

	2002	2001
Federal tax at statutory rate	34.0%	34.0%
Sate income tax net of federal benefit	1.0%	6.0%
Other	3.1%	—

	38.1%	40.0%

        As of December 31, 2002, the Company has United States federal net operating loss carryforwards of $27.8 million, which begin to expire in 2021. The Company also has $16.6 million of various state net operating loss carryforwards, which begin to expire in 2011 and $1.0 million of various foreign net operating loss carryforwards, which begin to expire in 2009.

9.     Segment and Related Information

        Prior to the fourth quarter of 2002, the Company had two reportable segments, as defined by FASB SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, identified as rigid knee bracing and soft goods.

        Effective December 31, 2002, the Company changed its reporting segments to reflect segmentation by its primary distribution channels, which is consistent with how the Company will manage its business prospectively. The new reportable segments are as follows:

  •
  DonJoy®, in which the Company's products are sold by 38 independent sales agents who employ over 200 sales representatives to orthopedic surgeons, orthotic and prosthetic centers, hospitals and other sports medicine outlets. After a product order is received by a sales representative, the Company generally ships the product directly to the orthopedic professional and pays a sales commission to the agent based on sales of such products, which commissions are reflected in sales and marketing expense in the consolidated financial statements;

  •
  ProCare®, in which products are sold primarily to national third party distributors, regional medical supply dealers and medical product buying groups, generally at a discount from list prices. These distributors then resell these products to large hospital chains, hospital buying groups, primary care networks and orthopedic physicians for use by the patients;

  •
  OfficeCare®, in which the Company maintains an inventory of product on hand at orthopedic practices for immediate disbursement to the patient and arranges billing to the patient or third party payer. The majority of these billings are performed by an independent third party contractor. The OfficeCare® program is also intended to facilitate the introduction of the Company's products to orthopedic sports medicine surgeons who had not previously been customers. As of December 31, 2002, the OfficeCare® program was located at over 500 physician offices throughout the United States; and

  •
  International, in which the Company's products are sold in foreign countries through wholly-owned subsidiaries or independent distributors. The Company markets its products in over 40 countries primarily in Europe, the United Kingdom, Australia, Canada and Japan.

        Segment reporting information for prior years has been restated to reflect the new reporting segments. Information regarding the new reporting segments is as follows for the years ended December 31 (in thousands):

	2002	2001	2000
Net revenues:
DonJoy®	$86,884	$80,164	$72,640
ProCare®	45,548	44,381	34,226
OfficeCare®	22,966	21,653	14,259
International	22,202	18,114	18,049
Freight revenue	5,036	4,858	4,412

Total consolidated net revenues	$182,636	$169,170	$143,586

Gross profit:
DonJoy®	$57,264	$52,769	$48,536
ProCare®	15,860	15,358	12,933
OfficeCare®	18,794	16,948	10,894
International	11,657	8,871	10,123
Other costs of goods sold not allocated to segments	(16,817)	(7,855)	(8,029)

Total consolidated gross profit	$86,758	$86,091	$74,457

        The accounting policies of the reportable segments are the same as those described in Note 1. dj Ortho allocates resources and evaluates the performance of segments based on gross profit and therefore has not disclosed certain other items, such as interest, depreciation and amortization by segment as permitted by SFAS No. 131. dj Ortho does not allocate assets to reportable segments because a significant portion of assets are shared by all segments.

        For the years ended December 31, 2002, 2001 and 2000, dj Ortho had no individual customer or distributor within a segment that accounted for 10% or more of total annual revenues.

        Net revenues, excluding freight revenue, attributed to countries based on the location of the customer, were as follows for the years ended December 31, (in thousands):

	2002	2001	2000
United States	$155,398	$146,198	$121,125
Europe	13,272	11,047	11,124
Other countries	8,930	7,067	6,925
Freight revenue	5,036	4,858	4,412

Total consolidated net revenue	$182,636	$169,170	$143,586

        Total assets by region were as follows at December 31 (in thousands):

	2002	2001
United States	$232,772	$244,973
Europe	2,505	—
Other countries	2,447	2,949

Total international	4,952	2,949

Total consolidated assets	$237,724	$247,922

10.   Commitments and Contingencies

        The Company is obligated under various noncancellable operating leases for land, buildings, equipment and vehicles through February 2008. Certain of the leases provide that dj Ortho pay all or a portion of taxes, maintenance, insurance and other operating expenses, and certain of the rents are subject to adjustment for changes as determined by certain consumer price indices and exchange rates. In connection with the Recapitalization, the Company entered into a subleasing agreement with Smith & Nephew for its Vista facility. dj Orthopedics, Inc. has guaranteed the payment of rent and other amounts owed under the sublease.

        Minimum annual lease commitments for noncancellable operating leases as of December 31, 2002 are as follows (in thousands):

2003	$3,296
2004	2,568
2005	2,375
2006	2,204
2007	2,206
2008 and thereafter	333

$12,982

        The Company is currently pursuing a sublease of one of its Vista facilities. The above commitments will be reduced once a sublease is entered into. Aggregate rent expense was approximately $3.9 million, $3.6 million and $3.2 million for the years ended December 31, 2002, 2001 and 2000, respectively.

License Agreement and Minimum Purchase Requirement

        In 2001, the Company entered into an agreement with I.M.D. b.v. (IMD) to distribute a bone growth stimulator product, OrthoPulse™. If final FDA approval of this product is obtained, the Company will be required to make a $2.0 million payment, subject to exchange rate adjustments under certain circumstances, to IMD to maintain the exclusive U.S. distribution rights of this product. As discussed in Note 3, IMD has experienced continuing delays in obtaining FDA approval for the OrthoPulse™ bone growth stimulator product. Under the current arrangement, we expect to make a payment of $1.0 million upon final FDA approval and a $1.0 million payment shortly afterwards for the U.S. distribution rights. However, the exact timing of payments are not determinable at this time.

Contingencies

        Several class action complaints were filed in the United States District Courts for the Southern District of New York and for the Southern District of California on behalf of purchasers of the Company's common stock alleging violations of the federal securities laws in connection with the Company's November 15, 2001 initial public offering. The Company is named as a defendant along with Leslie H. Cross, President and Chief Executive Officer, Cyril Talbot III, former Senior Vice President, Finance, Chief Financial Officer, and Secretary, Charles T. Orsatti, former Chairman of the Company's Board of Directors, and the underwriters of the Company's initial public offering. The complaints sought unspecified damages and alleged that defendants violated Sections 11, 12, and 15 of the Securities Act of 1933 by, among other things, misrepresenting and/or failing to disclose material facts in connection with the Company's registration statement and prospectus for the initial public offering. On February 25, 2002, plaintiffs agreed to dismiss the New York actions without prejudice. On February 28, 2002, a federal district court judge consolidated the Southern District of California actions into a single action, In re DJ Orthopedics, Inc. Securities Litigation, Case No. 01-CV-2238-K (LSP) (S.D. Cal.), and appointed Oracle Partners, L.P. as lead plaintiff. On May 3, 2002, the lead plaintiff filed its consolidated amended complaint, which alleges the same causes of action and adds our outside directors Mitchell J. Blutt, M.D., Kirby L. Cramer, and Damion E. Wicker, M.D. as defendants. On June 17, 2002, the Company and the other defendants filed a motion to dismiss the Consolidated Complaint. On August 6, 2002, the Court granted in part and denied in part the motion to dismiss. The Court dismissed several categories of the misstatements and omissions alleged by plaintiffs. The remaining allegation pertains to a purported failure to disclose material intra-quarterly sales data in the registration statement and prospectus. The Company believes the claims are without merit and intends to defend the action vigorously. However, there can be no assurance that the Company will succeed in defending or settling this action. Additionally, there can be no assurance that the action will not have a material adverse effect on the Company's business.

        On June 7, 2002, a patent infringement action was filed against the Company and its former parent, Smith & Nephew, in the United States District Court, Eastern District of Texas, by Generation II Orthotics Inc. and Generation II USA Inc. (the Plaintiffs). The suit alleges that the Company and Smith & Nephew willfully infringed, and are infringing, certain United States patents owned by the Plaintiffs by manufacturing, using and selling certain orthopedic knee braces for the treatment of unicompartmental osteoarthritis. The lawsuit seeks unspecified monetary damages and an injunction to prevent the Company from infringing the patents and from selling the relevant knee braces. The Company believes the claims are without merit and intends to defend the action vigorously. The Company has filed an answer and counterclaims seeking to invalidate the patents. Pursuant to a prior contractual obligation, the Company has agreed to indemnify and defend Smith & Nephew in this matter. The parties conducted a mediation session on this matter on March 25, 2003, and settlement discussions are occurring. No assurance can be given that the action will settle or that the Company will be able to achieve a favorable outcome in this litigation.

        The Company is from time to time involved in lawsuits arising in the ordinary course of business. With respect to these matters, management believes that it has adequate legal defense, insurance and/or has provided adequate accruals for related costs. The Company is not aware of any pending lawsuits not mentioned above that could have a material adverse effect on the Company's business, financial condition and results of operations.

11.   Employee Benefit Plan

        dj Orthopedics, Inc. has a qualified 401(k) profit-sharing plan covering substantially all of its U.S. employees. The Company matches 100% of the first $500 contributed annually by each employee and 30 percent of additional employee contributions up to 6 percent of total compensation. The Company's matching contributions related to this plan were $0.4 million, $0.5 million and $0.4 million for the years ended December 31, 2002, 2001 and 2000, respectively. The plan also provides for discretionary Company contributions as approved by the Board of Directors. There were no discretionary contributions for the years ended December 31, 2002, 2001 or 2000.

12.   Condensed Consolidating Financial Information

        dj Ortho is a wholly owned operating subsidiary of dj Orthopedics and represents substantially all of the revenues, operating results and assets of dj Orthopedics. DJ Capital is a wholly owned subsidiary of dj Ortho, has no independent assets or operations and was formed solely for the purpose of being a co-issuer of the Notes. dj Ortho's obligations under the Notes are guaranteed by dj Orthopedics and dj Development. The guarantees of the Notes by dj Orthopedics and dj Development and any guarantee of the Notes by a future parent or wholly owned subsidiary guarantor are full and unconditional. dj Ortho, DJ Capital and dj Development comprise all the direct and indirect subsidiaries of dj Orthopedics other than foreign subsidiaries, which are non-guarantors of the Notes. The indenture governing the Notes (Indenture) and the bank credit facility, as amended, contain certain covenants restricting the ability of dj Ortho and DJ Capital to, among other things, pay dividends or make other distributions (other than certain tax distributions) or loans or advances to dj Orthopedics unless certain financial tests are satisfied in the case of the Indenture or the consent of the lenders is obtained in the case of the bank credit facility, as amended. The indenture and the bank credit facility permit dj Ortho to make distributions to dj Orthopedics in amounts required by dj Orthopedics to pay federal, state and local income taxes to the extent such income taxes are attributable to the income of dj Ortho and its subsidiaries.

        The following supplemental condensed consolidating financial information presents the balance sheet as of December 31, 2002 and the statements of operations and cash flows for the year ended December 31, 2002. Since the Company did not establish dj Development until the second quarter of 2002 and the non-guarantor foreign subsidiaries were previously not material, a supplemental condensed consolidating balance sheet as of December 31, 2001 and condensed consolidating statements of operations and cash flows for the year ended December 31, 2001 are not required under the Securities Exchange Act of 1934. As discussed in Note 1 above, during 2002, the Company established new operating subsidiaries in Germany, the United Kingdom and Canada. Therefore, in the aggregate, the non-guarantor subsidiaries are no longer minor. For purposes of the financial information below, "DJO, Inc." represents dj Orthopedics, "DJO, LLC" represents dj Ortho,

"DJODC" represents dj Development (subsidiary guarantor), "Non-Guarantors" represents the Company's subsidiaries in Mexico, Germany, Australia (divested in December 2002), the United Kingdom and Canada (non-guarantor subsidiaries) and "Elims" represents the consolidating elimination entries recorded by the Company. No separate financial information has been provided herein for DJ Capital because management believes such information would not be meaningful as DJ Capital has no financial or other data to report. The accompanying unaudited condensed consolidating financial statements for the year ended December 31, 2002 have been prepared in accordance with accounting principles generally accepted in the United States and include all adjustments (consisting of normal recurring accruals, and the adjustments discussed in Note 3) which, in the opinion of management, are necessary for a fair presentation of the financial position, operating results and cash flows for the date and periods presented.

Condensed Consolidating Balance Sheet
December 31, 2002
(In thousands)

	DJO, Inc.	DJO, LLC	DJODC	Non- Guarantors	Elims	Consolidated
Assets:
Current assets:
Cash and cash equivalents	$25,211	$5,424	$—	$1,450	$—	$32,085
Accounts receivable, net	—	31,860	—	1,845	—	33,705
Inventories, net	—	13,074	—	4,070	(2,561)	14,583
Deferred tax asset, current portion	10,247	—	—	—	—	10,247
Intercompany, net	18,563	(20,315)	5,885	(3,869)	(264)	—
Other current assets	591	4,056	—	2	321	4,970

Total current assets	54,612	34,099	5,885	3,498	(2,504)	95,590
Property, plant and equipment, net	—	12,912	10	1,160	—	14,082
Goodwill, intangible assets and other assets, net	—	73,998	2,986	(1,903)	(2,513)	72,568
Investment in subsidiaries	(9,183)	10,810	—	—	(1,627)	—
Deferred tax asset	55,484	—	—	—	—	55,484

Total assets	$100,913	$131,819	$8,881	$2,755	$(6,644)	$237,724

Liabilities and stockholders' equity:
Current liabilities:
Accounts payable and other accrued liabilities	$—	$26,169	$20	$806	$—	$26,995
Long-term debt, current portion	—	1,274	—	—	—	1,274

Total current liabilities	—	27,443	20	806	—	28,269
Long-term debt, less current portion	—	108,542	—	—	—	108,542
Total stockholders' equity	100,913	(4,166)	8,861	1,949	(6,644)	100,913

Total liabilities and stockholders' equity	$100,913	$131,819	$8,881	$2,755	$(6,644)	$237,724

Condensed Consolidating Statement of Operations
For the Year Ended December 31, 2002
(In thousands)

	DJO, Inc.	DJO, LLC	DJODC	Non- Guarantors	Elims	Consolidated
Net revenues	$—	$170,130	$7,046	$15,794	$(10,334)	$182,636
Costs of goods sold	—	94,629	—	8,923	(7,674)	95,878

Gross profit	—	75,501	7,046	6,871	(2,660)	86,758
Operating expenses:
Sales and marketing	—	51,148	51	5,017	—	56,216
General and administrative	47	22,558	1,315	2,494	—	26,414
Research and development	—	2,523	399	—	—	2,922
Impairment of long-lived assets	—	3,666	—	—	—	3,666
Performance improvement and restructuring costs	—	10,008	—	—	—	10,008

Total operating expenses	47	89,903	1,765	7,511	—	99,226

Income (loss) from operations	(47)	(14,402)	5,281	(640)	(2,660)	(12,468)
Income (loss) from subsidiaries	(24,609)	4,389	—	—	20,220	—
Interest income (expense) and other, net	(83)	(13,676)	—	(101)	1,772	(12,088)

Income (loss) before income taxes	(24,739)	(23,689)	5,281	(741)	19,332	(24,556)
Benefit (provision) for income taxes	9,544	—	—	(183)	—	9,361

Net income (loss)	$(15,195)	$(23,689)	$5,281	$(924)	$19,332	$(15,195)

Unaudited Condensed Consolidating Statement of Cash Flows
For the Year Ended December 31, 2002
(In thousands)

	DJO, Inc.	DJO, LLC	DJODC	Non- Guarantors	Consolidated
Operating activities
Net cash provided by (used in) operating activities	$(3,478)	$10,287	$5,706	$2,324	$14,839
Investing activities
Purchases of property, plant and equipment	—	(3,019)	(14)	(1,098)	(4,131)
Proceeds from the sale of property, plant and equipment	—	—	—	288	288
Disposal (purchase) of intangible assets	—	797	(3,387)	—	(2,590)
Other assets, net	—	(2,747)	—	1,831	(916)

Net cash provided by (used in) investing activities	—	(4,969)	(3,401)	1,021	(7,349)
Financing activities
Repayment of long-term debt	—	(1,272)	—	—	(1,272)
Net proceeds from issuance of equity securities	—	(2,621)	3,580	(959)	—
Additional costs related to initial public offering	(317)	—	—	—	(317)
Net proceeds from issuance of common stock under Employee Stock Purchase Plan	121	—	—	—	121
Intercompany obligations	3,311	3,180	(5,885)	(606)	—

Net cash (used in) provided by financing activities	3,115	(713)	(2,305)	(1,565)	(1,468)
Effect of exchange rate changes on cash	—	—	—	249	249

Net increase (decrease) in cash and cash equivalents	(363)	4,605	—	2,029	6,271
Cash and cash equivalents at beginning of year	25,572	—	—	242	25,814

Cash and cash equivalents at end of year	$25,209	$4,605	$—	$2,271	$32,085

13.   Quarterly Results (unaudited)

        The following table summarizes certain of our operating results by quarter for 2002 and 2001:

	Year Ended December 31, 2002
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total Year
	(In thousands, except per share data)
Net revenues	$44,439	$45,709	$45,828	$46,660	$182,636
Gross profit	23,833	21,259	20,356	21,310	86,758
Income (loss) from operations	5,515	(4,715)	(6,171)	(7,097)	(12,468)
Net income (loss)(1)	$1,450	$(4,859)	$(5,814)	$(5,972)	$(15,195)
Basic and diluted net income (loss) per share available to common stockholders	$0.08	$(0.27)	$(0.33)	$(0.33)	$(0.85)
Number of operating days	63	64	63	63	253
	Year Ended December 31, 2001
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total Year
	(In thousands, except per share data)
Net revenues	$40,295	$42,988	$44,078	$41,809	$169,170
Gross profit	20,882	22,046	22,153	21,010	86,091
Income from operations	5,994	5,731	6,036	4,828	22,589
Net income(2)	$1,303	$1,259	$1,728	$52,200	$56,490
Basic net income per share available to common stockholders(3)	N/A	N/A	N/A	$3.67	$4.80
Diluted net income per share available to common stockholders(3)	N/A	N/A	N/A	$3.56	$4.68
Number of operating days	64	63	63	62	252

(1)
Includes performance improvement, restructuring and other charges of $7.6 million, $9.4 million and $8.5 million in the second, third and fourth quarters of 2002, respectively.

(2)
Includes a deferred tax benefit of $54,169 due to the Reorganization in the fourth quarter.

(3)
Due to the Reorganization and its impact on the financial statements, earnings per share information is not presented as it would not be meaningful.

DJ ORTHOPEDICS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	September 27, 2003	December 31, 2002
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$18,696	$32,085
Accounts receivable, net of provisions for contractual allowances and doubtful accounts of $14,942 and $10,045 at September 27, 2003 and December 31, 2002, respectively	37,236	33,705
Inventories, net	13,586	14,583
Deferred tax asset, current portion	10,247	10,247
Other current assets	3,899	4,970

Total current assets	83,664	95,590
Property, plant and equipment, net	14,268	14,082
Goodwill	57,566	55,120
Intangible assets, net	15,443	13,335
Debt issuance costs, net	2,596	3,787
Deferred tax asset	50,302	55,484
Other assets	1,089	326

Total assets	$224,928	$237,724

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$5,914	$8,490
Accrued compensation	5,934	4,952
Accrued commissions	2,875	1,634
Accrued interest	2,762	395
Accrued performance improvement and restructuring costs	864	5,894
Other accrued liabilities	7,987	5,630
Long-term debt, current portion	4,116	1,274

Total current liabilities	30,452	28,269
12 5/8% Senior Subordinated Notes	74,117	74,002
Long-term debt, less current portion	11,415	34,540
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value; 1,000,000 and 25,000,000 shares authorized, none issued and outstanding at September 27, 2003 and December 31, 2002, respectively	—	—
Common stock, $0.01 par value; 39,000,000 and 100,000,000 shares authorized, 17,956,940 shares and 17,872,956 shares issued and outstanding at September 27, 2003 and December 31, 2002, respectively	180	179
Additional paid-in-capital	65,805	65,478
Notes receivable from stockholders and officers for stock purchases	(2,320)	(2,197)
Accumulated other comprehensive income	864	1,037
Retained earnings	44,415	36,416

Total stockholders' equity	108,944	100,913

Total liabilities and stockholders' equity	$224,928	$237,724

See accompanying Notes.

DJ ORTHOPEDICS, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Nine Months Ended
	September 27, 2003	September 28, 2002
Net revenues	$143,324	$135,976
Costs of goods sold	63,163	70,528

Gross profit	80,161	65,448
Operating expenses:
Sales and marketing	39,108	41,470
General and administrative	16,271	18,651
Research and development	3,133	2,167
Impairment of long-lived assets	—	2,405
Performance improvement, restructuring and other	(497)	6,126

Total operating expenses	58,015	70,819

Income (loss) from operations	22,146	(5,371)
Interest expense, net of interest income	(9,129)	(8,839)
Other income (expense)	305	(201)

Income (loss) before income taxes	13,322	(14,411)
(Provision) benefit for income taxes	(5,332)	5,188

Net income (loss)	$7,990	$(9,223)

Net income (loss) per share:
Basic	$0.45	$(0.52)

Diluted	$0.43	$(0.52)

Weighted average shares outstanding used to calculate per share information:
Basic	17,916	17,873

Diluted	18,408	17,873

See accompanying Notes.

DJ ORTHOPEDICS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine Months Ended
	September 27, 2003	September 28, 2002
Operating activities
Net income (loss)	$7,990	$(9,223)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for contractual allowances and doubtful accounts	16,379	15,637
Provision for excess and obsolete inventories	2,200	4,571
Provision for impairment of long-lived assets	—	2,405
Provision (credit) for performance improvement and restructuring	(497)	6,126
Depreciation and amortization	5,683	5,462
Amortization of debt issuance costs and discount on Senior Subordinated Notes	1,306	702
Other non-cash adjustments	—	91
Changes in operating assets and liabilities, net	(16,854)	(17,080)

Net cash provided by operating activities	16,207	8,691
Investing activities
Purchases of property, plant and equipment	(3,699)	(3,383)
Proceeds from the sale of property, plant and equipment	—	288
Purchase of intangible assets	(3,000)	(2,590)
Purchase of business	(2,502)	—
Change in other assets, net	(266)	56

Net cash used in investing activities	(9,467)	(5,629)
Financing activities
Repayment of long-term debt	(20,284)	(635)
Net proceeds from (costs of) issuance of common stock	328	(196)

Net cash used in financing activities	(19,956)	(831)
Effect of exchange rate changes on cash and cash equivalents	(173)	511

Net increase (decrease) in cash and cash equivalents	(13,389)	2,742
Cash and cash equivalents at beginning of period	32,085	25,814

Cash and cash equivalents at end of period	$18,696	$28,556

See accompanying Notes.

DJ ORTHOPEDICS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share data)

1.     General

Business and Organization

        dj Orthopedics, Inc. (dj Orthopedics), through its subsidiary, dj Orthopedics, LLC (dj Ortho), and dj Ortho's subsidiaries (collectively, the Company), is a global designer, manufacturer and marketer of products for the orthopedic sports medicine market.

Basis of Presentation

        The accompanying unaudited consolidated financial statements as of September 27, 2003 and for the nine months ended September 27, 2003 and September 28, 2002 have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. Accordingly, they do not include all of the information and disclosures required by accounting principles generally accepted in the United States for complete financial statements. These consolidated financial statements should be read in conjunction with the audited consolidated financial statements of dj Orthopedics and the notes thereto included in dj Orthopedics' Annual Report on Form 10-K for the year ended December 31, 2002. The accompanying unaudited consolidated financial statements as of September 27, 2003 and for the nine months ended September 27, 2003 and September 28, 2002 have been prepared on the same basis as the audited consolidated financial statements and include all adjustments (consisting of normal recurring adjustments and the adjustments discussed in Note 3 of the notes to the Company's December 31, 2002 consolidated financial statements) which, in the opinion of management, are necessary for a fair presentation of the financial position, operating results and cash flows for the interim date and interim periods presented. Results for the interim period ended September 27, 2003 are not necessarily indicative of the results to be achieved for the entire year or future periods.

        The accompanying unaudited consolidated financial statements present the historical financial position and results of operations of dj Orthopedics and include the accounts of dj Ortho, the accounts of dj Ortho's wholly owned subsidiaries, dj Orthopedics Development Corporation (dj Development) and DJ Orthopedics Capital Corporation (DJ Capital), the accounts of dj Ortho's wholly owned Mexican subsidiary that manufactures a majority of dj Ortho's products under Mexico's maquiladora program, the accounts of dj Ortho's wholly owned subsidiaries in Germany, the United Kingdom, Canada, and France (established September 2003) and for periods or dates prior to December 31, 2002, the accounts of dj Ortho's majority owned subsidiary in Australia (divested in December 2002). All intercompany accounts and transactions have been eliminated in consolidation.

        The preparation of these financial statements requires that the Company make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. On an ongoing basis, the Company evaluates its estimates, including those related to contractual allowances, doubtful accounts, inventories, rebates, product returns, warranty obligations, income taxes, intangibles and investments. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

        The Company's fiscal year ends on December 31. Each quarter consists of one five-week and two four-week periods.

Per Share Information

        Earnings per share are computed in accordance with Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 128, Earnings Per Share. Basic earnings per share are computed using the weighted average number of common shares outstanding during each period. Diluted earnings per share include the dilutive effect of weighted average common share equivalents potentially issuable upon the exercise of stock options. For purposes of computing diluted earnings per share, weighted average common share equivalents (computed using the treasury stock method) do not include stock options with an exercise price that exceeds the average fair market value of the Company's common stock during the periods presented.

        The weighted average shares outstanding used to calculate basic and diluted share information consist of the following (in thousands):

	Nine months ended
	September 27, 2003	September 28, 2002
Shares used in basic computations of net income (loss) per share—weighted average common shares outstanding	17,916	17,873
Net effect of dilutive common share equivalents based on treasury stock method	492	—

Shares used in computations of diluted net income (loss) per share	18,408	17,873

Stock-Based Compensation

        The Company accounts for its employee stock option plans and employee stock purchase plan under recognition and measurement principles of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees and its related interpretations, and has adopted the disclosure only provisions of SFAS No. 123, Accounting for Stock-Based Compensation and its related interpretations. Accordingly, no compensation cost has been recognized for the fixed stock option plans or stock purchase plan. The following table illustrates the effect on net income (loss) and earnings

(loss) per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation (in thousands, except per share amounts):

	Nine months ended
	September 27, 2003	September 28, 2002
Net income (loss), as reported	$7,990	$(9,223)
Total stock-based employee compensation expense determined under fair value method for all options, net of related tax effects	(1,228)	(1,362)

Pro forma net income (loss)	$6,762	$(10,585)

Basic net income (loss) per share:
As reported	$0.44	$(0.52)

Pro forma	$0.38	$(0.59)

Diluted net income (loss) per share:
As reported	$0.43	$(0.52)

Pro forma	$0.37	$(0.59)

Foreign Currency Translation

        The financial statements of the Company's international subsidiaries, for which the local currency is the functional currency, are translated into U.S. dollars using period-end exchange rates for assets and liabilities and average exchange rates during the period for revenues and expenses. Cumulative translation gains and losses are excluded from results of operations and recorded as a separate component of consolidated stockholders' equity. Gains and losses resulting from foreign currency transactions (transactions denominated in a currency other than the entity's local currency) are included in the consolidated statements of operations as either a component of costs of goods sold or other income or expense.

Reclassifications

        Effective in its Annual Report on Form 10-K for the year ended December 31, 2002, the Company reclassified certain amounts within its consolidated statements of operations. All statement of operations information included herein has been presented in accordance with the new classifications and all historical information has been reclassified for a consistent presentation.

Recent Accounting Pronouncements

        In November 2002, the FASB issued FASB Interpretation No. 45 ("FIN 45"), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN 45 clarifies the requirements of SFAS No. 5, "Accounting for Contingencies," relating to the guarantor's accounting for, and disclosure of, the issuance of certain types of guarantees. The disclosure provisions of FIN 45 are effective for annual periods ending after December 15, 2002. However, the provisions for initial recognition and measurement are effective on a prospective basis for guarantees issued or modified after December 31, 2002. The adoption of FIN 45 did not have an impact on the Company's consolidated financial statements.

        In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure. SFAS No. 148 amended SFAS No. 123 Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amended the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 was effective for fiscal years ending after December 15, 2002. The interim disclosure provisions were effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. The Company has currently chosen not to adopt the voluntary change to the fair value based method of accounting for stock-based employee compensation. If the Company should choose to adopt such a method, its implementation pursuant to SFAS No. 148 could have a material effect on the Company's consolidated results of operations.

2.     Financial Statement Information

        Inventories consist of the following (in thousands):

	September 27, 2003	December 31, 2002
Raw materials	$6,737	$5,774
Work-in-progress	1,287	1,090
Finished goods	11,073	12,283

	19,097	19,147
Less reserves, primarily for excess and obsolete inventories	(5,511)	(4,564)

	$13,586	$14,583

3.     Comprehensive Income (Loss)

        Comprehensive income (loss) consists of the following components (in thousands):

	Nine months ended
	September 27, 2003	September 28, 2002
Comprehensive income (loss):
Reported net income (loss)	$7,990	$(9,223)
Foreign currency translation adjustment	(173)	511
Unearned compensation expense	—	14

Comprehensive income (loss)	$7,817	$(8,698)

4.     Accrued Performance Improvement and Restructuring Costs

        In August 2002, the Company commenced a company-wide performance improvement program with the objective of reducing both costs of goods sold and operating expenses as a percentage of net revenues beginning in 2003. Performance improvement and restructuring costs accrued in 2002 are reflected in the accompanying unaudited consolidated balance sheet at September 27, 2003, as follows (in thousands):

	Accrual at December 31, 2002	Cash payments in 2003	Reversals af operating results	Accrual at September 27, 2003
Employee severance costs	$1,830	$(1,754)	$—	$76
Consulting fees	2,021	(2,021)	—	—
Lease termination and other exit costs	1,926	(641)	(497)	788
Other	117	(117)	—	—

Total	$5,894	$(4,533)	$(497)	$864

        As part of the performance improvement program, a portion of the Company's United States manufacturing facilities were vacated. In 2002, the Company estimated the future net rent that would be paid for the facilities, in excess of estimated sublease income. In the third quarter of 2003, the Company decided to retain the vacant space for future expansion and discontinued its efforts to sublease the vacant space. Accordingly, the remaining accrual for rent for the vacant space ($0.5 million) was reversed and credited to operating expenses.

5.     Purchase of Business

        In June 2003, the Company completed the purchase of specified assets and assumed certain liabilities of Dura*Kold Corporation (DuraKold) for an aggregate purchase price of $3.0 million, of which approximately $2.5 million was paid upon closing and the remainder will be paid in December 2003 subject to certain conditions. The assets acquired from DuraKold included tangible and intangible assets related to a line of proprietary cold wrap products for orthopedic and medical applications. The Company has sold the products manufactured by DuraKold since July 2001 under a distribution agreement. The DuraKold acquisition has been accounted for using the purchase method of accounting whereby the total purchase price has been allocated to tangible and intangible assets acquired and liabilities assumed based on their estimated fair market values, as follows:

Goodwill	$2,446
Other intangible assets	368
Tangible assets	186

Net assets acquired	$3,000

        The other intangible assets include a covenant not to compete and the acquired customer base, which are being amortized over their estimated useful lives.

6.     Segment and Related Information

        The Company has four reportable segments, as defined by SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. The reportable segments reflect the Company's sales channels and are as follows:

  •
  DonJoy®, in which the Company's products are sold by approximately 40 independent sales agents, who employ or contract with over 250 sales representatives, to orthopedic surgeons, orthotic and prosthetic centers, hospitals and other sports medicine outlets. After a product order is received by a sales representative, the Company generally ships the product directly to the orthopedic professional and pays a sales commission to the agent based on sales of such products, which commissions are reflected in sales and marketing expense in the consolidated financial statements;

  •
  ProCare®, in which products are sold primarily to national third party distributors, regional medical supply dealers and medical product buying groups, generally at a discount from list prices. These distributors then resell these products to large hospital chains, hospital buying groups, primary care networks and orthopedic physicians for use by the patients;

  •
  OfficeCare®, in which the Company maintains an inventory of product on hand at orthopedic practices for immediate delivery to the patient and arranges billing to the patient or third party payer. Substantially all of these billings are performed for the Company by an independent third party contractor. As of September 27, 2003, the OfficeCare program was located at over 500 physician offices throughout the United States; and

  •
  International, in which the Company's products are sold in foreign countries through wholly owned subsidiaries or independent distributors. The Company markets its products in over 40 countries primarily in Europe, Canada and Japan.

        Information regarding the Company's reportable segments is as follows (in thousands):

	Nine Months Ended
	September 27, 2003	September 28, 2002
Net revenues:
DonJoy	$70,286	$67,455
ProCare	35,308	34,714
OfficeCare	18,464	17,116
International	19,266	16,691

Consolidated net revenues	143,324	135,976

Gross profit:
DonJoy	39,490	39,847
ProCare	14,767	8,906
OfficeCare	14,322	12,465
International	11,582	8,308

Gross profit from reportable segments	80,161	69,526
Costs not allocated to segments	—	(4,078)

Consolidated gross profit	80,161	65,448

Income (loss) from operations:
DonJoy	16,201	17,110
ProCare	7,652	2,196
OfficeCare	896	(2,847)
International	5,254	1,423

Income from operations of reportable segments	30,003	17,882
Expenses not allocated to segments	(7,857)	(23,253)

Consolidated income (loss) from operations	$22,146	$(5,371)

        The accounting policies of the reportable segments are the same as the accounting policies of the Company. The Company allocates resources and evaluates the performance of segments based on income from operations and therefore has not disclosed certain other items, such as interest, depreciation and amortization by segment as permitted by SFAS No. 131. The Company does not allocate assets to reportable segments because a significant portion of assets are shared by the segments.

        For the nine months ended September 27, 2003 and September 28, 2002, the Company had no individual customer or distributor within a segment that accounted for 10% or more of total annual revenues.

        Net revenues, attributed to countries based on the location of the customer, were as follows (in thousands):

	Nine Months Ended
	September 27, 2003	September 28, 2002
United States	$124,058	$119,285
Europe	13,264	9,600
Other countries	6,002	7,091

Total consolidated net revenues	$143,324	$135,976

        Total assets by region were as follows (in thousands):

	September 27, 2003	December 31, 2002
United States	$222,438	$237,319
International	2,490	405

Total consolidated assets	$224,928	$237,724

7.     Contingencies

        Several class action complaints were filed in the United States District Courts for the Southern District of New York and for the Southern District of California on behalf of purchasers of the Company's common stock alleging violations of the federal securities laws in connection with the Company's initial public offering in November 2001. These actions were later consolidated into a single action, In re DJ Orthopedics, Inc. Securities Litigation, Case No. 01-CV-2238-K (RBB) (S.D. Cal.). The Company is named as a defendant along with Leslie H. Cross, the Company's President and Chief Executive Officer, Cyril Talbot III, the Company's former Senior Vice President, Finance, Chief Financial Officer, and Secretary, Charles T. Orsatti, former Chairman of the Company's Board of Directors, the Company's outside directors Mitchell J. Blutt, M.D. and Kirby L. Cramer and the Company's former director Damion E. Wicker, M.D and the underwriters of the Company's initial public offering. The complaint seeks unspecified damages and following the filing of a motion to dismiss that eliminated all but one alleged omission, continues to assert that defendants violated Sections 11, 12, and 15 of the Securities Act of 1933 by failing to disclose allegedly material intra-quarterly sales data in the registration statement and prospectus. On July 22, 2003, the Court appointed Louisiana School Employees' Retirement System as substitute lead plaintiff following the withdrawal of Oracle Partners L.P. who was the original lead plaintiff, and on November 17, 2003, the Court certified the class. The parties have reached a tentative settlement of the case and on February 2, 2004 entered into a Memorandum of Understanding confirming the settlement and the terms thereof. The amount of the settlement is within the coverage limits of the Company's directors' and officers' liability insurance policies. The settlement will become final upon court approval, provided that, if class members who purchased more than a specified number of shares exclude themselves from the class, the defendants may terminate the settlement.

        From time to time, the Company is involved in lawsuits arising in the ordinary course of business. This includes patent and other intellectual property disputes between the Company and its various competitors. With respect to these matters, management believes that it has adequate legal defense, insurance and/or have provided adequate accruals for related costs. The Company is not aware of any pending lawsuits not mentioned above that could have a material adverse effect on the Company's business, financial condition and results of operations.

8.     Condensed Consolidating Financial Information

        dj Orthopedics and dj Development guarantee dj Ortho's bank borrowings and its obligations under the 12 5/8% Senior Subordinated Notes (the Notes). DJ Capital was formed solely to act as a co-issuer (and as a joint and several obligor) with dj Ortho with respect to the Notes. dj Development was formed to conduct the Company's research and development activities and its principal assets consist of the Company's intellectual property.

        dj Ortho represents substantially all of the revenues, operating results and operating assets of dj Orthopedics. The guarantees of the Notes by dj Orthopedics and dj Development and any guarantee of the Notes by a future parent or wholly owned subsidiary guarantor are full and unconditional. dj Ortho, DJ Capital and dj Development comprise all the direct and indirect subsidiary guarantors of dj Orthopedics. dj Ortho's foreign subsidiaries are not guarantors of the Notes. The indenture governing the Notes (Indenture) and the Company's bank credit facility, as amended, contain certain covenants restricting the ability of dj Ortho and DJ Capital to, among other things, pay dividends or make other distributions (other than certain tax distributions) or loans or advances to dj Orthopedics unless certain financial tests are satisfied in the case of the Indenture or the consent of the lenders is obtained in the case of the bank credit facility, as amended. The Indenture and the bank credit facility, as amended, permit dj Ortho to make distributions to dj Orthopedics in amounts required by dj Orthopedics to pay federal, state and local income taxes to the extent such income taxes are attributable to the income of dj Ortho and its subsidiaries.

        The following supplemental condensed consolidating financial information presents the consolidating balance sheet as of September 27, 2003 and December 31, 2002, the consolidating statements of operations for the nine months ended September 27, 2003 and September 28, 2002 and consolidating statements of cash flows for the nine months ended September 27, 2003 and September 28, 2002. For purposes of the financial information below, "DJO, Inc." represents dj Orthopedics, "DJO, LLC" represents dj Ortho, "DJODC" represents dj Development (subsidiary guarantor), "Non-Guarantors" represents the Company's subsidiaries in Mexico, Germany, the United Kingdom, Canada, France (established September 2003) and Australia (divested in December 2002) (non-guarantor subsidiaries) and "Elims" represents the consolidating elimination entries recorded by the Company. No separate financial information has been provided herein for DJ Capital because management believes such information would not be meaningful as DJ Capital has no financial or other data to report. The accompanying unaudited condensed consolidating financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. They have been prepared using the same basis as the Company's audited consolidated financial statements and include all adjustments (consisting of normal recurring accruals)

which, in the opinion of management, are necessary for a fair presentation of the financial position, operating results and cash flows for the interim date and interim periods presented.

Unaudited Condensed Consolidating Balance Sheet
September 27, 2003
(In thousands)

	DJO, Inc.	DJO, LLC	DJODC	Non- Guarantors	Elims	Consolidated
Assets:
Current assets:
Cash and cash equivalents	$—	$17,409	$(9)	$1,296	$—	$18,696
Accounts receivable, net	—	35,197	—	2,039	—	37,236
Inventories, net	—	11,994	—	3,564	(1,972)	13,586
Deferred tax asset, current portion	10,247	—	—	—	—	10,247
Intercompany receivable (payable), net	46,261	(57,895)	13,765	(2,131)	—	—
Other current assets	152	3,408	—	339	—	3,899

Total current assets	56,660	10,113	13,756	5,107	(1,972)	83,664
Property, plant and equipment, net	—	13,024	7	1,237	—	14,268
Goodwill, intangible assets and other, net	—	74,108	2,485	101	—	76,694
Intercompany loans	—	1,983	—	(1,983)	—	—
Investment in subsidiaries	2,009	14,927	—	—	(16,936)	—
Deferred tax asset	50,302	—	—	—	—	50,302

Total assets	$108,971	$114,155	$16,248	$4,462	$(18,908)	$224,928

Liabilities and stockholders' equity:
Current liabilities:
Accounts payable and other	$27	$24,883	$29	$1,397	$—	$26,336
Long-term debt, current portion	—	4,116	—	—	—	4,116

Total current liabilities	27	28,999	29	1,397	—	30,452
Long-term debt, less current portion	—	85,532	—	—	—	85,532
Total stockholders' equity	108,944	(376)	16,219	3,065	(18,908)	108,944

Total liabilities and stockholders' equity	$108,971	$114,155	$16,248	$4,462	$(18,908)	$224,928

Unaudited Condensed Consolidating Balance Sheet
December 31, 2002
(In thousands)

	DJO, Inc.	DJO, LLC	DJODC	Non- Guarantors	Elims	Consolidated
Assets:
Current assets:
Cash and cash equivalents	$25,211	$5,424	$—	$1,450	$—	$32,085
Accounts receivable, net	—	31,860	—	1,845	—	33,705
Inventories, net	—	13,074	—	4,070	(2,561)	14,583
Deferred tax asset, current portion	10,247	—	—	—	—	10,247
Intercompany receivable (payable), net	20,296	(23,029)	6,701	(4,190)	222	—
Other current assets	607	4,039	—	324	—	4,970

Total current assets	56,361	31,368	6,701	3,499	(2,339)	95,590
Property, plant and equipment, net	—	12,915	10	1,157	—	14,082
Goodwill, intangible assets and other, net	—	69,511	2,986	71	—	72,568
Intercompany loans	—	1,983	—	(1,983)	—	—
Investment in subsidiaries	(10,903)	11,615	—	—	(712)	—
Deferred tax asset	55,484	—	—	—	—	55,484

Total assets	$100,942	$127,392	$9,697	$2,744	$(3,051)	$237,724

Liabilities and stockholders' equity:
Current liabilities:
Accounts payable and other	$29	$26,143	$20	$803	$—	$26,995
Long-term debt, current portion	—	1,274	—	—	—	1,274

Total current liabilities	29	27,417	20	803	—	28,269
Long-term debt, less current portion	—	108,542	—	—	—	108,542
Total stockholders' equity	100,913	(8,567)	9,677	1,941	(3,051)	100,913

Total liabilities and stockholders' equity	$100,942	$127,392	$9,697	$2,744	$(3,051)	$237,724

Unaudited Condensed Consolidating Statement of Operations
For the Nine Months Ended September 27, 2003
(In thousands)

	DJO, Inc.	DJO, LLC	DJODC	Non- Guarantors	Elims	Consolidated
Net revenues	$—	$137,689	$7,338	$19,070	$(20,773)	$143,324
Cost of goods sold	—	70,178	—	13,559	(20,574)	63,163

Gross profit	—	67,511	7,338	5,511	(199)	80,161
Operating expenses:
Sales and marketing	—	34,358	—	4,750	—	39,108
General and administrative	—	16,130	929	—	(788)	16,271
Research and development	—	2,063	1,070	—	—	3,133
Performance improvement, restructuring and other costs	—	(497)	—	—	—	(497)

Total operating expenses	—	52,054	1,999	4,750	(788)	58,015

Income from operations	—	15,457	5,339	761	589	22,146
Equity in income of subsidiaries	13,230	6,909	—	—	(20,139)	—
Interest income (expense) and other, net	92	(9,136)	—	220	—	(8,824)

Income before income taxes	13,322	13,230	5,339	981	(19,550)	13,322
(Provision) benefit for income taxes	(5,332)	(151)	—	(151)	302	(5,332)

Net income	$7,990	$13,079	$5,339	$830	$(19,248)	$7,990

Unaudited Condensed Consolidating Statement of Operations
For the Nine Months Ended September 28, 2002
(In thousands)

	DJO, Inc.	DJO, LLC	DJODC	Non- Guarantors	Elims	Consolidated
Net revenues	$—	$132,625	$4,663	$16,750	$(18,062)	$135,976
Costs of goods sold	—	74,678	—	11,795	(15,945)	70,528

Gross profit	—	57,947	4,663	4,955	(2,117)	65,448
Operating expenses:
Sales and marketing	—	36,003	35	5,432	—	41,470
General and administrative	47	18,246	886	—	(528)	18,651
Research and development	—	1,624	543	—	—	2,167
Impairment of long-lived assets	—	2,405	—	—	—	2,405
Performance improvement, restructuring, and other costs	—	6,126	—	—	—	6,126

Total operating expenses	47	64,404	1,464	5,432	(528)	70,819

Income (loss) from operations	(47)	(6,457)	3,199	(477)	(1,589)	(5,371)
Equity in income (loss) of subsidiaries	(14,452)	1,108	—	—	13,344	—
Interest income (expense) and other, net	88	(9,103)	—	10	(35)	(9,040)

Income (loss) before income taxes	(14,411)	(14,452)	3,199	(467)	11,720	(14,411)
(Provision) benefit for income taxes	5,188	(47)	—	(47)	94	5,188

Net income (loss)	$(9,223)	$(14,499)	$3,199	$(514)	$11,814	$(9,223)

Unaudited Condensed Consolidating Statement of Cash Flows
For the Nine Months Ended September 27, 2003
(In thousands)

	DJO, Inc.	DJO, LLC	DJODC	Non- Guarantors	Consolidated
Operating activities
Net cash provided by (used in) operating activities	$13,515	$1,589	$609	$494	$16,207
Investing activities
Purchases of property, plant and equipment	—	(3,420)	—	(279)	(3,699)
Purchase of intangible assets	—	(3,000)	—	—	(3,000)
Purchase of business	—	(2,405)	(97)	—	(2,502)
Other assets	—	(244)	—	(22)	(266)

Net cash used in investing activities	—	(9,069)	(97)	(301)	(9,467)
Financing activities
Repayment of long-term debt	—	(20,284)	—	—	(20,284)
Net proceeds from issuance of common stock	328	—	—	—	328
Payments (made) received for intercompany obligations	(39,054)	39,749	(521)	(174)	—

Net cash (used in) provided by financing activities	(38,726)	19,465	(521)	(174)	(19,956)
Effect of exchange rate changes on cash	—	—	—	(173)	(173)

Net increase (decrease) in cash and cash equivalents	(25,211)	11,985	(9)	(154)	(13,389)
Cash and cash equivalents at beginning of period	25,211	5,424	—	1,450	32,085

Cash and cash equivalents at end of period	$—	$17,409	$(9)	$1,296	$18,696

Unaudited Condensed Consolidating Statement of Cash Flows
For the Nine Months Ended September 28, 2002
(In thousands)

	DJO, Inc.	DJO, LLC	DJODC	Non- Guarantors	Consolidated
Operating activities
Net cash provided by (used in) operating activities	$(918)	$7,074	$3,798	$(1,263)	$8,691
Investing activities
Purchases of property, plant and equipment	—	(2,263)	(14)	(1,106)	(3,383)
Proceeds from the sale of property, plant and equipment	—	1	—	287	288
Purchase of intangible assets	—	797	(3,387)	—	(2,590)
Other assets, net	—	106	—	(50)	56

Net cash used in investing activities	—	(1,359)	(3,401)	(869)	(5,629)
Financing activities
Repayment of long-term debt	—	(635)		—	(635)
Net proceeds from (costs of) issuance of equity securities	—	(3,641)	3,580	61	—
Net costs from issuance of common stock	(196)	—	—	—	(196)
Payments (made) received for intercompany obligations	18,234	(18,506)	(3,982)	4,254	—

Net cash (used in) provided by financing activities	18,038	(22,782)	(402)	4,315	(831)
Effect of exchange rate changes on cash	—	(25)	—	536	511

Net increase (decrease) in cash and cash equivalents	17,120	(17,092)	(5)	2,719	2,742
Cash and cash equivalents at beginning of period	—	25,572	—	242	25,814

Cash and cash equivalents at end of period	$17,120	$8,480	$(5)	$2,961	$28,556

PROSPECTUS

DJ ORTHOPEDICS, INC.

$85,000,000

Common Stock Offered by
dj Orthopedics, Inc.

5,000,000 Shares

Common Stock Offered by
Selling Stockholders

        We may sell from time to time shares of our common stock in amounts, at prices and on terms that we will determine at the time of the offering, with an aggregate initial offering price of up to $85,000,000.

        The selling stockholders identified in this prospectus may sell up to 5,000,000 shares of our common stock from time to time under this prospectus and any prospectus supplement. In the prospectus supplement relating to any sales by these selling stockholders, we will identify each selling stockholder that is selling shares of our common stock and the number of shares that such selling stockholder will be selling under that prospectus supplement. We will not receive any of the proceeds from the sale of our common stock by the selling stockholders.

        Our common stock is listed on the New York Stock Exchange under the symbol "DJO."

        When we offer shares of our common stock, we will provide specific terms of the offering in supplements to this prospectus. The securities offered by this prospectus and any prospectus supplement may be offered directly to investors or to or through underwriters, dealers or other agents. If any underwriters or dealers are involved in the sale of any securities offered by this prospectus and any prospectus supplement, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

        You should read this prospectus and any prospectus supplement carefully before you invest in any of our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense

The date of this prospectus is January 30, 2004

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have subsequently changed.

        Whenever we refer to "dj Orthopedics," "we," "our" or "us" in this prospectus, we mean dj Orthopedics, Inc. and its consolidated subsidiaries, unless the context suggests otherwise.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration process. Under this shelf registration process, we may sell shares of our common stock in one or more offerings up to a total dollar amount of $85,000,000. In addition, the selling stockholders identified in this prospectus may sell up to 5,000,000 shares of our common stock under our shelf registration statement. This prospectus provides you with a general description of the securities we or the selling stockholders may offer. Each time we or any selling stockholders offer to sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in a prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the next heading, "Where You Can Find More Information."

WHERE YOU CAN FIND MORE INFORMATION

        dj Orthopedics is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements and other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also access filed documents at the SEC's web site at www.sec.gov.

        We are incorporating by reference some information about us that we file with the SEC. We are disclosing important information to you by referencing those filed documents. Any information that we reference this way is considered part of this prospectus. The information in this prospectus supersedes information incorporated by reference that we have filed with the SEC prior to the date of this prospectus, while information that we file with the SEC after the date of this prospectus that is incorporated by reference will automatically update and supersede this information.

        We incorporate by reference the following documents we have filed, or may file, with the SEC:

  •
  dj Orthopedics' Annual Report on Form 10-K for its fiscal year ended December 31, 2002;

  •
  dj Orthopedics' Quarterly Reports on Form 10-Q for its quarterly periods ended March 29, 2003, June 28, 2003 and September 27, 2003;

  •
  dj Orthopedics' Current Reports on Form 8-K filed on October 9, 2003 and December 3, 2003;

  •
  the description of dj Orthopedics' common stock contained in its Registration Statement on Form 8-A filed on October 29, 2001, including any amendments or reports filed for the purpose of updating the description; and

  •
  all documents filed by dj Orthopedics with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before termination of this offering.

        You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

dj Orthopedics, Inc.
2985 Scott Street
Vista, California 92081
(800) 336-5690

FORWARD-LOOKING STATEMENTS

        This prospectus, including the documents that we incorporate by reference herein, contains, in addition to historical information, statements by us with respect to our expectations regarding financial results and other aspects of our business that involve risks and uncertainties and may constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements reflect our current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including, in particular, risks and uncertainties associated with our acquisition of the bone growth stimulation device business from OrthoLogic Corp., the growth of the bone growth stimulation market, our high level of indebtedness and other material risks discussed under the heading "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2002 and in any accompanying prospectus supplements and in other documents we may file with the SEC and which are incorporated by reference herein. You may obtain copies of these documents as described under "Where You Can Find More Information" in this prospectus.

        We assume no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required under federal securities laws. Investors are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this prospectus or, in the case of any document we incorporate by reference, the date of such document.

        Investors also should understand that it is not possible to predict or identify all factors and should not consider the risks set forth above to be a complete statement of all potential risks and uncertainties. If the expectations or assumptions underlying our forward-looking statements prove inaccurate or if risks or uncertainties arise, actual results could differ materially from those predicted in any forward-looking statement.

DJ ORTHOPEDICS, INC.

        dj Orthopedics is a global orthopedic sports medicine company focused on the design, manufacture and marketing of products and services that regenerate and rehabilitate soft tissue and bone after trauma, help protect against injury and treat osteoarthritis of the knee. We have a broad range of over 600 rehabilitation products, many of which are based on proprietary technologies, including rigid knee braces, soft goods, specialty and other complementary orthopedic products such as cold therapy and pain management systems. Our regeneration products consist of two bone growth stimulation devices, the OL1000, approved by the Food and Drug Administration, or FDA, in 1994, which utilizes patented combined magnetic field technology to deliver a highly specific, low-energy signal for the non-invasive treatment of an established nonunion fracture acquired secondary to trauma, excluding vertebrae and all flat bones, and SpinaLogic®, a state-of-the-art device used as an adjunct to primary lumbar spinal fusion surgery for one or two levels, approved by the FDA in late 1999. Our products provide solutions for orthopedic professionals and their patients throughout the patient's continuum of care.

        Our headquarters are located at 2985 Scott Street, Vista, California 92081. Our telephone number is (800) 336-5690. Our web site address is www.djortho.com. The information contained or incorporated in our web site is not a part of this prospectus.

USE OF PROCEEDS

        Unless otherwise indicated in the prospectus supplement, we intend to use the net proceeds from the sale of the securities by us under this prospectus for general corporate purposes, including repaying or refinancing debt or other corporate obligations, acquisitions, working capital, capital expenditures, repurchases and redemptions of securities, general and administrative expenses and/or any other purpose permitted under our senior secured credit facility. We will set forth in the particular prospectus supplement our intended use for the net proceeds we receive from the sale of any securities. Pending the application of the net proceeds, we expect to invest the proceeds in short-term, interest-bearing instruments or other investment-grade securities.

        We will not receive any of the proceeds from the sale of shares by the selling stockholders.

DESCRIPTION OF CAPITAL STOCK

        This prospectus describes the general terms of our capital stock. For a more detailed description of these securities, you should read the applicable provisions of Delaware law and our certificate of incorporation and bylaws.

        Under our certificate of incorporation, the total number of shares of all classes of stock that we have authority to issue is 40,000,000, consisting of 1,000,000 shares of preferred stock, par value $0.01 per share, and 39,000,000 shares of common stock, par value $0.01 per share.

Common Stock

        As of December 31, 2003, we had 18,304,269 shares of our common stock outstanding held of record by approximately 13 stockholders.

        The holders of our common stock are entitled to any dividends that our board of directors may declare from time to time from funds legally available for that purpose, subject to the preferential rights of the holders of our preferred stock, if any, that we may issue in the future. The holders of our common stock are entitled to one vote per share on any matter to be voted upon by stockholders. Our certificate of incorporation does not provide for cumulative voting in connection with the election of directors, and, accordingly, holders of more than 50% of the shares voting will be able to elect all of the directors. No holder of our common stock has any preemptive right to subscribe for any shares of capital stock issued in the future.

        Upon any voluntary or involuntary liquidation, dissolution, or winding up of our affairs, the holders of our common stock are entitled to share ratably in all assets remaining after payment to creditors and subject to prior distribution rights of any shares of preferred stock that we may issue in the future. All the outstanding shares of our common stock are, and the shares offered by this prospectus, when issued and paid for, will be, validly issued, fully paid and nonassessable.

Preferred Stock

        As of December 31, 2003, no shares of our preferred stock were outstanding. Under our certificate of incorporation, our board of directors, without further action by our stockholders, is authorized to issue shares of preferred stock in one or more classes or series. The board may fix the rights, preferences and privileges of the preferred stock, along with any limitations or restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each class or series of preferred stock. The preferred stock could have voting or conversion rights that could adversely affect the voting power or other rights of holders of our common stock. The issuance of preferred stock could also have the effect, in some circumstances, of delaying, deferring or preventing a change of control of our company.

Section 203 of the Delaware General Corporation Law

        We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless the business combination is approved in a prescribed manner. A "business combination" under the statute includes specified types of mergers, asset sales and other transactions resulting in a financial benefit to the "interested stockholder." Subject to exceptions, an "interested stockholder" under the statute is a person who, together with affiliates and associates, owns, or within the past three years did own, 15% of the corporation's voting stock.

Anti-Takeover Provisions of Our Charter and Bylaws

        Some of the provisions of our certificate of incorporation and bylaws could have anti-takeover effects. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the corporate policies formulated by our board of directors. In addition, these provisions also are intended to ensure that our board of directors will have sufficient time to act in what the board of directors believes to be in the best interests of us and our stockholders. These provisions also are designed to reduce our vulnerability to an unsolicited proposal for our takeover that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of dj Orthopedics, Inc. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, these provisions could delay or frustrate the removal of incumbent directors or the assumption of control of us by the holder of a large block of common stock, and could also discourage or make more difficult a merger, tender offer or proxy contest, even if such event would be favorable to the interests of our stockholders.

Classified Board of Directors

        Our certificate of incorporation provides for a board comprised of three classes of directors, with each class as nearly equal in number as possible, serving staggered three-year terms, other than directors who may be elected by holders of any preferred stock that we may issue in the future. As a result, approximately one-third of our board of directors will be elected each year. The classified board provision will help us to assure the continuity and stability of our board of directors and our business strategies and policies as determined by our board of directors. The classified board provision could have the effect of discouraging a third party from making an unsolicited tender offer or otherwise attempting to obtain control of us without the approval of our board of directors. In addition, the classified board provision could delay stockholders who do not like the policies of our board of directors from electing a majority of our board of directors for two years.

No Stockholder Action By Written Consent; Special Meetings

        Our certificate of incorporation provides that stockholder action can only be taken at an annual or special meeting of stockholders and prohibits stockholder action by written consent in lieu of a meeting. Our bylaws provide that special meetings of stockholders may be called only by our board of directors or our Chairman, Chief Executive Officer or President. Our stockholders are not permitted to call a special meeting of stockholders or to require that our board of directors call a special meeting.

Advance Stockholder Proposals and Director Nominees

        Our bylaws establish an advance notice procedure for our stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders. This stockholder notice procedure provides that only persons who are nominated by, or at the direction of, our board of directors or by a stockholder who has given timely written notice to our Secretary prior to the meeting at which directors are to be elected will be eligible for election as our directors. The stockholder notice procedure also provides that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, our board of directors or by a stockholder who has given timely written notice of such stockholder's intention to bring such business before the meeting. Under the stockholder notice procedure, if a stockholder desires to submit a proposal or nominate persons for election as directors at an annual meeting, the stockholder must submit written notice not less than 90 days nor more than 120 days prior to the first anniversary of the previous year's annual meeting. In addition, under the stockholder notice procedure, a stockholder's notice proposing to nominate a person for election as a director or relating to the conduct of business other than the nomination of directors must contain specified types of information. If the chairman of a meeting determines that business was not properly brought before the meeting in accordance with the stockholder notice procedure, that business shall not be discussed or transacted.

Number of Directors; Removal; Filling Vacancies

        Our certificate of incorporation and bylaws provide that our board of directors will consist of not less than three nor more than 15 directors, other than directors elected by holders of any preferred stock that we may issue in the future, with the exact number to be fixed from time to time by resolution adopted by our board of directors. In addition, subject to the rights of the holders of any series of our preferred stock, if any, our certificate of incorporation and bylaws authorize our board of directors to elect additional directors under specified circumstances and fill any vacancies that occur in our board of directors by reason of death, resignation, removal or otherwise. A director so elected by our board of directors to fill a vacancy or a newly created directorship will hold office until the next election of the class for which the director has been chosen and until his successor is elected and qualified. Subject to the rights of the holders of any series of our preferred stock, if any, our certificate of incorporation and bylaws also provide that, subject to the right of holders of preferred stock to elect additional directors under specified circumstances, directors may be removed only for cause and only by the affirmative vote of holders of 66 2/3% of the voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. The effect of these provisions preclude a stockholder from removing incumbent directors without cause and simultaneously gaining control of our board of directors by filling the vacancies created by that removal with its own nominees.

Certificate of Incorporation

        The provisions of our certificate of incorporation that would have anti-takeover effects as described above are subject to amendment, alteration or repeal by the affirmative vote of the holders of not less than two-thirds (66 2/3%) of the outstanding shares of voting securities. This requirement makes it more difficult for stockholders to make changes to the provisions in our certificate of incorporation which could have anti-takeover effects by allowing the holders of a minority of the voting securities to prevent the holders of a majority of voting securities from amending these provisions of our certificate of incorporation.

Restated Bylaws

        Our certificate of incorporation provides that our bylaws are subject to adoption, amendment, alteration or repeal either by our board of directors without the assent or vote of our stockholders, or by the affirmative vote of the holders of not less than two-thirds (66 2/3%) of the outstanding shares of voting securities. This provision makes it more difficult for stockholders to make changes in our bylaws by allowing the holders of a minority of the voting securities to prevent the holders of a majority of voting securities from amending our bylaws.

Limitations on Liability and Indemnification of Officers and Directors

        Our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except, as provided under Delaware law, for liability:

  •
  for any breach of the director's duty of loyalty to us or to our stockholders;

  •
  for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  •
  under section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

  •
  for any transaction from which the director derived an improper personal benefit.

        These provisions are permitted under Delaware law.

        We have obtained directors' and officers' insurance for our directors, officers and some employees for specified liabilities.

        The limitation of liability and indemnification provisions in our certificate of incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though an action of this kind, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. However, we believe that these indemnification provisions are necessary to attract and retain qualified directors and officers.

Transfer Agent and Registrar

        The Transfer Agent and Registrar for our common stock is Mellon Investor Services, LLC.

SELLING STOCKHOLDERS

        The following table sets forth information about the selling stockholders' beneficial ownership of our common stock as of December 31, 2003 (such information has been provided by the selling stockholders) and after the sale of the common stock offered by each selling stockholder, assuming all such shares are sold. None of the selling stockholders has committed to sell any shares under this prospectus. The percentage of outstanding shares beneficially owned is based on 18,304,269 shares of common stock outstanding as of December 31, 2003. The numbers presented under "Shares Beneficially Owned After the Offering" assume that all of the shares offered by the selling stockholders are sold and that the selling stockholders acquire no additional shares of our common stock before the completion of this offering and do not take into account the shares offered by us under this prospectus. The selling stockholders may offer all, some or none of the shares of our common stock beneficially owned by them. We will pay all expenses incurred with respect to the registration and sale of the shares of common stock owned by the selling stockholders, other than underwriting fees, discounts or commissions, which will be borne by the selling stockholders. The shares offered by this prospectus may be offered from time to time by the selling stockholders named below.

        The term "selling stockholders," as used in this prospectus, includes the persons listed below and any transferees, pledges, donees, heirs or other successors receiving shares from the persons listed below after the date of this prospectus.

	Shares Beneficially Owned Prior to the Offering		Shares Being Sold in the Offering	Shares Beneficially Owned After the Offering
Name	Number	Percentage	Number	Number	Percentage
J.P. Morgan DJ Partners, LLC (1)(2)	8,167,512	44.6%	4,632,632	3,534,880	19.3%
J.P. Morgan Partners (23A SBIC), L.P. (2)(3)	8,381,652	45.8	214,140	3,534,880	19.3
DJ Investment, LLC (2)(4)	60,353	*	60,353	—	—
Wachovia Capital Partners, LLC (2)(5)	6,337	*	6,337	—	—
Michael R. McBrayer (6)	115,560	*	43,269	68,291	*
Cyril Talbot III	43,269	*	43,269	—	—

			5,000,000

*
Less than 1%.

(1)
J.P. Morgan Partners (23A SBIC), L.P. (formerly J.P. Morgan Partners (23A SBIC), LLC), or JPMP (23A SBIC), owns approximately 86.9%, Wachovia Capital Partners, LLC and certain of its affiliates own approximately 9.6%, affiliates of Trust Company of the West own approximately 3.1% and Orsatti and Partners, LLC (formerly J.P. Morgan Fairfield Partners, LLC) owns approximately 0.4% of the membership interests in J.P. Morgan DJ Partners, LLC, or JPMDJ Partners. The managing member of JPMDJ Partners is JPMP (23A SBIC).

(2)
This selling stockholder is an affiliate of a broker-dealer and purchased the shares being registered for resale in the ordinary course of business. At the time of the purchase of such shares, this selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

(3)
Includes 214,140 shares owned directly by JPMP (23A SBIC). The remaining 8,167,512 shares are owned by JPMDJ Partners of which JPMP (23A SBIC) may be deemed the beneficial owner given its status as the managing member of JPMDJ Partners and the owner of approximately 86.9% of JPMDJ Partners' membership interests. The general partner of JPMP (23A SBIC) is J.P. Morgan Partners (23A SBIC Manager), Inc., or JPMP (23A SBIC Manager), a wholly owned subsidiary of J.P. Morgan Chase Bank, or JPM Chase Bank, a wholly-owned subsidiary of J.P. Morgan Chase & Co., or JPM Chase, a publicly traded company. Each of JPMP (23A SBIC Manager), JPM Chase Bank and JPM Chase may be deemed beneficial owners of the shares held by JPMP (23A SBIC), however, each disclaim beneficial ownership except to the extent of its pecuniary interest. Additionally, Jeffrey C. Walker, as President of JPMP (23A SBIC Manager), may be deemed to have beneficial ownership of the shares held by JPMP (23A SBIC) and JPMDJ Partners since pursuant to policies and procedures adopted by JPMP (23A SBIC), Mr. Walker has dispositive power over such shares. However, the foregoing shall not be construed as an admission that Mr. Walker is the beneficial owner of the shares held by JPMP (23A SBIC) and JPMDJ Partners.

(4)
DJ Investment, LLC is a manager-managed limited liability company, the sole manager of which is Wachovia Investors, Inc., or WII. WII is a wholly-owned subsidiary of Wachovia Corporation, a publicly traded company. Scott B. Perper, a Senior Vice President of Wachovia Investors, Inc. and the head of Principal Investing for Wachovia's Corporate and Investment Banking Group, may be deemed to have beneficial ownership of the shares held by DJ Investment, LLC, since pursuant to policies and procedures adopted by Wachovia's Corporate and Investment Banking Group,

  Mr. Perper has dispositive power over such shares. However, the foregoing shall not be construed as an admission that Mr. Perper is the beneficial owner of the shares held by DJ Investment, LLC.

(5)
Wachovia Capital Partners, LLC, or WCP, is a manager-managed limited liability company, the sole manager of which is FUCP Management Company 2000, LLC, or FUCPMC 2000. FUCPMC 2000 is a manager-managed limited liability company, the managing members of which are Scott B. Perper and Ted A. Gardner. Mr. Perper and Mr. Gardner may be deemed to have beneficial ownership of the shares held by WCP since, as the managing members of FUCPMC 2000, they share dispositive power over such shares. However, the foregoing shall not be construed as an admission that either Mr. Perper or Mr. Gardner is a beneficial owner of the shares held by WCP.

(6)
Also includes 64,298 shares issuable upon the exercise of options exercisable within 60 days of December 31, 2003.

        Mitchell J. Blutt, M.D., Benjamin B. Edmands and Charles T. Orsatti are members of our board of directors. Dr. Blutt is an Executive Advisor to J.P. Morgan Partners, LLC and was an Executive Partner of J.P. Morgan Partners, LLC, or its predecessor, from 1992 through 2003. J.P. Morgan Partners, LLC is the private equity organization within JPM Chase Bank. Mr. Edmands is a Principal at J.P. Morgan Partners, LLC. Mr. Orsatti is the Managing Member of Orsatti & Partners, LLC (formerly, J.P. Morgan Fairfield Partners, LLC), which owns approximately 0.4% of the membership interests in JPMDJ.

        Mr. McBrayer is our Senior Vice President, Professional Relations. Mr. Talbot was, until July 2002, our Senior Vice President-Finance, Chief Financial Officer and Secretary.

Other Arrangements

        We entered into a registration rights agreement in November 2001 with certain of our stockholders, including the selling stockholders. Under the registration rights agreement, JPMDJ Partners may demand that we file a registration statement under the Securities Act covering some or all of its registrable shares, as defined in the registration rights agreement. In addition, if we propose to register any of our equity securities under the Securities Act, other than pursuant to certain excluded registration statements, the stockholders party to the agreement, including the selling stockholders, may require that we include all or a portion of their registrable securities in the registration and in any related underwriting. In an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of registrable securities included in the offering. In general, we will bear all fees, costs and expenses of registrations under the registration rights agreement, other than underwriting discounts and commissions.

        In addition, in November 2001, we entered into a letter agreement with Wachovia Capital Partners, LLC, pursuant to which Wachovia Capital Partners, LLC and its affiliates have the right to appoint one observer to our board of directors. Wachovia Capital Partners' right to a board observer will terminate in the event that JPMDJ Partners ceases to own more than 5% of our outstanding common stock or Wachovia Capital Partners and its affiliates own less than a specified percentage of their membership interests in JPMDJ Partners.

        We previously entered into an arrangement with J.P. Morgan Fairfield Partners, LLC, an entity controlled by Mr. Orsatti, under which we were obligated to pay an annual fee of $250,000 for ongoing financial advisory services. We made three payments of $250,000 under this arrangement, which terminated in July 2002.

        JPM Chase Bank, an affiliate of JMPDJ Partners and JPMP (23A SBIC), was the syndication agent and was a lender under our bank credit facility that was repaid in November 2003. In addition, Wachovia Bank, National Association, an affiliate of Wachovia Capital Partners, LLC and DJ Investment, LLC, acted as the administrative agent and collateral agent under this credit facility. The amount outstanding under this credit facility was approximately $15.5 million prior to repayment. JPM

Chase Bank received its pro rata portion of the amount used to repay borrowings under the bank credit facility. In addition, J.P. Morgan Securities Inc., an affiliate of JMPDJ Partners and JPMP (23A SBIC), was an underwriter in our initial public offering.

        Chase Securities Inc. (the predecessor of J.P. Morgan Securities Inc.), an affiliate of JMPDJ Partners and JPMP (23A SBIC), acted as the initial purchaser of the 12 5/8% senior subordinated notes due 2009 issued by our subsidiaries dj Orthopedics, LLC and DJ Orthopedics Capital Corporation. As of December 31, 2003, $75.0 million in principal amount of these notes were outstanding. J.P. Morgan Securities Inc. also serves as a market maker with respect to these notes.

        Wachovia Capital Partners, LLC and DJ Investment, LLC are affiliates of Wachovia Capital Markets, LLC (successor to Wachovia Securities, Inc.). Wachovia Securities, Inc. was an underwriter in our initial public offering. In addition, Wachovia Bank, National Association, an affiliate of Wachovia Capital Partners, LLC and DJ Investment, LLC, acted as the administrative agent and collateral agent and is a lender in our credit agreement entered into in November 2003, under which $100.0 million was outstanding at December 31, 2003. Wachovia Bank, National Association also acted as agent and a lender in our $30.0 million revolving credit facility. No amount was outstanding under the revolving credit facility as of December 31, 2003.

PLAN OF DISTRIBUTION

        We may sell the securities to one or more underwriters for public offering and sale by them and may also sell the securities to investors directly or through agents. In addition, the selling stockholders identified in this prospectus may sell shares of our common stock under this prospectus in any of these ways. We will name any underwriter or agent involved in the offer and sale of securities in the applicable prospectus supplement. We and any selling stockholders have reserved the right to sell or exchange securities directly to investors on our or their own behalf in those jurisdictions where we are authorized to do so.

        We or any selling stockholders may distribute the securities from time to time in one or more transactions:

  •
  at a fixed price or prices, which may be changed;

  •
  at market prices prevailing at the time of sale;

  •
  at prices related to such prevailing market prices; or

  •
  at negotiated prices.

        We or any selling stockholders may also, from time to time, authorize dealers, acting as our agents, to offer and sell securities upon the terms and conditions set forth in the applicable prospectus supplement. In connection with the sale of securities, we or any selling stockholders, or the purchasers of securities for whom the underwriters may act as agents, may compensate underwriters in the form of underwriting discounts or commissions. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

        We will describe in the applicable prospectus supplement any compensation we or any selling stockholders pay to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Dealers and agents participating in the distribution of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. The maximum compensation that we will pay to any member of the National Association of Securities Dealers in connection with any underwritten public offering will not exceed 8% of the gross proceeds of the offering. We or any selling stockholders may enter into agreements to indemnify underwriters, dealers and agents against certain civil liabilities, including liabilities under the Securities Act, and to reimburse these persons for certain expenses.

        To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

        Certain of the underwriters, dealers or agents and their associates may engage in transactions with and perform services for us in the ordinary course of their business for which they receive compensation.

        JPMDJ Partners and JPMP (23A SBIC) are affiliated with the following members of the National Association of Securities Dealers: J.P. Morgan Securities Inc.; J.P. Morgan Invest, LLC; Chase Investment Services Corp.; and J.P. Morgan Institutional Investors Inc. In the event that any of these NASD members participate in a distribution of securities under this prospectus, the NASD has informed us that the sale of such securities must be made in accordance with the applicable provisions of NASD Conduct Rule 2720.

LEGAL MATTERS

        The validity of the securities offered hereby will be passed upon for us by Latham & Watkins LLP, San Diego, California.

EXPERTS

        Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2002, as set forth in their report, which is incorporated by reference into this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

        The consolidated financial statements of Orthologic Corp. and subsidiaries as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, incorporated by reference in this prospectus from dj Orthopedics, Inc.'s Current Report on Form 8-K, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report incorporated herein, which expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for goodwill and other intangible assets with indefinite lives as required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

6,000,000 Shares

Common Stock

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TABLE OF CONTENTS Prospectus Supplement
Prospectus
About This Prospectus Supplement
Industry and Market Data
SUMMARY
dj Orthopedics, Inc.
The Offering
Summary Historical Consolidated and Pro Forma Combined Financial Information
RISK FACTORS
Risks Related to Our Business
Risks Related to our Debt Level
Risks Related to Government Regulation
Risks Related to this Offering
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK
DIVIDEND POLICY
CAPITALIZATION
SELECTED CONSOLIDATED FINANCIAL DATA
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
UNAUDITED PRO FORMA COMBINED BALANCE SHEET SEPTEMBER 27, 2003 (In thousands)
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS NINE MONTHS ENDED SEPTEMBER 27, 2003 (In thousands, except per share data)
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS YEAR ENDED DECEMBER 31, 2002 (In thousands, except per share data)
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
SELLING STOCKHOLDERS
UNDERWRITING
LEGAL MATTERS
EXPERTS
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS
DJ ORTHOPEDICS, INC. CONSOLIDATED BALANCE SHEETS (In thousands, except share and per share data)
DJ ORTHOPEDICS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data)
DJ ORTHOPEDICS, INC. CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS'/MEMBERS' EQUITY (DEFICIT) (In thousands, except unit/share and per unit/share data)
DJ ORTHOPEDICS, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)
DJ ORTHOPEDICS, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (In thousands)
DJ ORTHOPEDICS, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (In thousands)
DJ ORTHOPEDICS, INC. CONSOLIDATED BALANCE SHEETS (In thousands, except share and per share data)
DJ ORTHOPEDICS, INC. UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data)
DJ ORTHOPEDICS, INC. UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)
DJ ORTHOPEDICS, INC. NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (In thousands, except share and per share data)
TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
FORWARD-LOOKING STATEMENTS
DJ ORTHOPEDICS, INC.
USE OF PROCEEDS
DESCRIPTION OF CAPITAL STOCK
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS